EXHIBIT 10.1
EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE
EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE
REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED
INFORMATION IS INDICATED BY [***].

PURCHASE AND SALE AGREEMENT
by and among
LEEWARD RENEWABLE ENERGY DEVELOPMENT, LLC,
FIRST SOLAR ELECTRIC, LLC
and
FIRST SOLAR, INC.

Dated as of January 24, 2021

TABLE OF CONTENTS
    i

Exhibits
Exhibit A        Form of Module Purchase Orders
Exhibit B        Form of Assignment Agreement
Exhibit C        Form of IP License Agreement
Exhibit D        Form of Transition Services Agreement
Exhibit E        Form of Development Services Agreement
Exhibit F        FIRPTA Certificate
Exhibit G        O&M Option Agreement

Schedules
Schedule 1.1        Project Ownership Chart
Schedule 1.2        Reorganization Steps Plan
Schedule 1.3        Acquired Companies; Company Assets and Liabilities
Schedule 1.4        Accounting Principles
Schedule 1.5        Project Expenditures Budget
Schedule 1.6        Retained Business; Excluded Projects
Schedule 1.7        Seller’s Knowledge Parties
Schedule 1.8        Key Employees
Schedule 1.9(a)        Certain Liability Matters
Schedule 1.9(b)        Certain Liability Matters
Schedule 2.3(a)(i)    Module Purchase Orders
Schedule 2.6        Earnouts
Schedule 5.2(h)        Third-Party Consents
Schedule 5.3(e)        Commercially Available Software
Schedule 5.5        Certain Data and Information
Schedule 5.7(j)        Retention Bonus Recipients
Schedule 5.8        Permitted Activities
Schedule 6.1(b)        FERC Approval

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, dated as of January 24, 2021 (this “Agreement”), is by and among Leeward Renewable Energy Development, LLC, a Delaware limited liability company (“Buyer”), First Solar Electric, LLC, a Delaware limited liability company (“Seller”), and, solely with respect to Section 5.17, First Solar, Inc., a Delaware corporation (“Seller Parent”).
RECITALS
WHEREAS, First Solar Development, LLC, a Delaware limited liability company (“FSD”), is an indirect, wholly-owned subsidiary of Seller;
WHEREAS, FSD is in the business of developing and selling photovoltaic solar power projects and related assets, which projects are currently under development (other than the projects set forth on Schedule 1.6) and are set forth on Schedule 1.1 (such projects, the “Projects,” and such schedule, the “Project Ownership Chart”), directly and through entities formed for the purpose of developing such Projects (such entities as set forth on the Project Ownership Chart, the “Project Companies”);
WHEREAS, FS Saguaro, LLC, a Delaware limited liability company (the “Company”), is a wholly-owned subsidiary of Seller;
WHEREAS, subject to Section 5.3, pursuant to the steps plan set forth on Schedule 1.2 (the consummation of such steps, the “Reorganization”), Seller, FSD and certain of their Affiliates (as defined below) have or will have prior to the Closing (i) contributed and assigned to the applicable Project Companies certain assets and liabilities related to the Projects, and (ii) contributed and assigned to the Company (A) all of the outstanding Equity Interests (as defined below) of the Project Companies and certain other Entities set forth on Schedule 1.3 (such other Entities, the “Other Subsidiaries”), and (B) certain other assets and liabilities related to the FS Development Platform (as defined below) as set forth on Schedule 1.3;
WHEREAS, the Key Employees (as defined below) have each entered into Employment Agreements with Buyer that are effective and contingent upon the consummation of the Transactions; and
WHEREAS, on the terms and subject to the conditions hereof, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding limited liability company interests of the Company (the “Company Interests”), as a result of which, Buyer will directly or indirectly own all of the issued and outstanding Equity Interests (as defined below) of each of the Acquired Companies (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereunder, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

DEFINITIONS
As used herein, each of the following capitalized terms has the meaning specified in this Article I:
“Accelerated Equity Awards” shall have the meaning set forth in Section 5.7(g).
“Acceleration Date” shall have the meaning set forth in Section 5.7(g).
“Accounting Principles” means the accounting principles, methods and policies applied by Seller and its Affiliates in respect of the Acquired Companies and the FS Development Platform, as set forth on Schedule 1.4, which shall be in accordance with GAAP unless otherwise specified on Schedule 1.4.
“Acquired Companies” means the Company, the Project Companies and the Other Subsidiaries.
“Acquisition” shall have the meaning set forth in Section 2.1.
“Additional RWI Policy” shall have the meaning set forth in Section 5.15(a).
“Adjustment Statement” shall have the meaning set forth in Section 2.5(b).
“Affiliate” means, for any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person; provided, that, for purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), for any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that, in no event shall Buyer or any of its Subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with OMERS, nor shall any portfolio company or investment fund affiliated with OMERS be considered an Affiliate of Buyer or any of its Subsidiaries. For the avoidance of doubt, the Acquired Companies are Affiliates of Seller prior to the Closing and Affiliates of Buyer from and after the Closing.
“Affiliate Contract” shall have the meaning set forth in Section 3.19.
“Agreement” shall have the meaning set forth in the Preamble.
“Allocation Statement” shall have the meaning set forth in Section 9.1.

“Ancillary Agreements” means (a) the Assignment Agreement, (b) the IP License Agreement, (c) the Transition Services Agreement and (d) the Development Services Agreement.
“Assignment Agreement” shall have the meaning set forth in Section 2.3(a)(ii).
“Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.13(t).
“Assumed 2020 Incentive Amount” shall have the meaning set forth in Section 5.7(f).
“Assumed 2021 Incentive Amount” shall have the meaning set forth in Section 5.7(f).
“Assumed Incentive Amount” shall have the meaning set forth in Section 5.7(f).
“Balance Sheet” shall have the meaning set forth in Section 3.5(a).
“Balance Sheet Date” shall have the meaning set forth in Section 3.5(a).
“Bankruptcy and Equity Exceptions” shall have the meaning set forth in Section 3.3.
“Barilla Net Working Capital” means an amount equal to the difference of (a) the aggregate value of the current assets of the Barilla Project Company, minus (b) the aggregate value of the current liabilities of the Barilla Project Company, in each case, determined in accordance with the Accounting Principles.
“Barilla Project” means a 30 MWAC solar photovoltaic power project in Pecos County, Texas, owned by the Barilla Project Company.
“Barilla Project Company” means Barilla Solar, LLC, a Delaware limited liability company.
“Business Day” means a day, except for a Saturday, a Sunday or other day on which commercial banks in New York, New York or Toronto, Canada are authorized or required by Law to close.
“Business Service Provider” means any FS Development Platform Employee and any other individual service provider to the FS Development Platform.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Closing Failure” shall have the meaning set forth in Section 8.1(d).
“Buyer Fundamental Representations” means the representations and warranties in Section 4.1 and Section 4.2.
“Buyer Indemnified Party” shall have the meaning set forth in Section 7.2.

“Buyer Material Adverse Effect” means any event or change that is materially adverse to the ability of Buyer to consummate, or that would reasonably be expected to prevent, materially impair or materially delay the ability of Buyer to consummate, the Transactions or the transactions contemplated by the Ancillary Agreements.
“Buyer Plans” shall have the meaning set forth in Section 5.7(c).
“Buyer Released Parties” shall have the meaning set forth in Section 10.2(b).
“Buyer Releasing Parties” shall have the meaning set forth in Section 10.2(a).
“Buyer Savings Plan” shall have the meaning set forth in Section 5.7(e).
“CARES” means the Coronavirus Aid, Relief, and Economic Security Act.
“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.
“CFIUS Clearance” means the Parties shall have received (a) a written notice issued by CFIUS stating that CFIUS has concluded that the Transaction is not a “covered transaction” and not subject to review under the DPA; (b) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the Transaction, and has concluded all action under the DPA; or (c) if CFIUS has sent a report to the President of the United States requesting the President’s decision and either (i) the President shall have announced a decision not to use his powers pursuant to the DPA to unwind, suspend, condition or prohibit the consummation of the Transaction; or (ii) having received a report from CFIUS requesting the President’s decision the period allotted for presidential action under the DPA shall have passed without any determination by the President.
“Claim” means any notice or allegation of any obligation or liability, demand, demand letter, arbitration, third-party audit, charge, claim, complaint, assessment, action, lawsuit, cause of action, litigation, investigation, inquiry, administrative enforcement proceeding or other proceeding (whether at law or in equity, whether civil or criminal).
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“Closing Overpayment” shall have the meaning set forth in Section 2.5(e)(ii).
“Closing Underpayment” shall have the meaning set forth in Section 2.5(e)(i).
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, trade union or labor organization, including labor-related agreements associated with the Principal Projects.

“Commercially Available Software” means Contracts pursuant to which rights to use IP Rights are granted or obtained concerning generally commercially available Software that has not been customized specifically for the FS Development Platform (other than reasonably standard implementation and integration activities that would be reasonably anticipated to be required in the ordinary course with respect to any such Commercially Available Software), including those that are subject to “shrink-wrap” or “click-through” license agreements or that are pre-installed as a standard part of purchased hardware.
“Company” shall have the meaning set forth in the Recitals.
“Company Interests” shall have the meaning set forth in the Recitals.
“Company IP Agreements” means all Contracts pursuant to which rights to use IP Rights are granted or obtained, including all (a) licenses of IP Rights to any Person and (b) licenses of IP Rights from any Person (and, in each case, excluding Contracts (i) in which grants of rights to use IP Rights are incidental and not material to such Contracts, (ii) for Commercially Available Software and (iii) comprising non-exclusive licenses of Seller’s or its Affiliates’ proprietary Software to third parties).
“Company IT Assets” means all of the IT Assets that are used or held for use in the operation of the FS Development Platform.
“Company Software” means all of the Software that is, or shall be after giving effect to the Reorganization, owned or purported to be owned by an Acquired Company and all other Software owned by Seller or its Affiliates that is used or held for use in the operation of the FS Development Platform.
“Company Support Obligations” means the letters of credit, cash collateral, parent company guaranties, indemnities, bonds, and other credit support that the Acquired Companies have provided, or are required by any Permit or Contract to provide, to any Person.
“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of July 22, 2020, by and between OMERS Infrastructure Management Inc. and Seller Parent, as amended by Amendment No. 1 to Non-Disclosure Agreement, dated as of August 29, 2020, by and between such parties.
“Consent” shall have the meaning set forth in Section 3.4(a).
“Contract” means any written or oral legally binding agreement, deed, mortgage, lease, license, sublicense, instrument, note, commitment, undertaking, arrangement, contract, subcontract, loan, trust, indenture or sales or purchase order, including any amendments, supplements or modifications thereto, in each case, excluding any Employee Plan.
“COVID-19” means SARS-CoV-2 or COVID-19 (novel coronavirus), and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, shut down, closure, sequester or any other Law or Order by any Governmental Authority in connection with or in response to COVID-19, including CARES.
“Delayed Transfer Employee” means any FS Development Platform Employee who accepts an Offer from Buyer and is not actively employed by Seller or an Affiliate thereof as of the Closing Date, including any FS Development Platform Employee who is on an approved leave of absence.
“Development Business” means the business of developing, contracting for the construction of, and selling utility-scale photovoltaic solar power generating facilities in the Territory, and shall not include the Retained Business.
“Development Services Agreement” shall have the meaning set forth in Section 2.3(a)(v).
“Dispute Notice” shall have the meaning set forth in Section 2.5(c).
“Disputed Items” shall have the meaning set forth in Section 2.5(c).
“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, including the amendments under the Omnibus Trade and Competitiveness Act of 1988, the Foreign Investment and National Security Act of 2007 (codified at 50 U.S.C. App. 2170) and The Foreign Investment Risk Review Modernization Act, including the regulations of CFIUS issued and effective thereunder, codified at 31 C.F.R. Part 800 and 802, et seq.
“Earnout Payments” means collectively, the Earnout Project 1 Earnout Payment and the Earnout Project 2 Earnout Payment.
“Earnout Project 1” shall have the meaning set forth in Schedule 2.6.
“Earnout Project 1 Earnout Event” shall have the meaning set forth in Schedule 2.6.
“Earnout Project 1 Earnout Payment” has the meaning set forth in Section 2.6(a).
“Earnout Project 1 Earnout Period” means the period beginning from and after the date hereof and ending on the [***] anniversary of the date hereof, provided, that such period may be extended one time by an additional [***] if, notwithstanding that the agreements referenced in Schedule 2.6 regarding Earnout Project 1 have not been executed and delivered, prior to the expiration of such initial [***] period, Buyer or one of its Affiliates is in active negotiations (determined in good faith) with a third party with respect to such agreements at the time of the [***] anniversary of the date hereof.
“Earnout Project 2” shall have the meaning set forth in Schedule 2.6.
“Earnout Project 2 Earnout Event” shall have the meaning set forth in Schedule 2.6.

“Earnout Project 2 Earnout Payment” shall have the meaning set forth in Section 2.6(b)(i).
“Earnout Project 2 Earnout Period” means the period beginning from and after the date hereof and ending on the [***] anniversary of the Closing Date.
“Emergency Situation Response” means, with respect to a property relating to the Barilla Project, reasonable actions, in light of the circumstances, taken on short notice for the prevention or mitigation of danger or damage in response to an event occurring after the date of this Agreement that causes or poses an imminent and substantial risk of causing (a) damage to all or any portion of the assets, facilities or properties related to the Barilla Project or any third-party properties or damage to the environment or (b) imminent illness, death or injury to any Person.
“Employee List” shall have the meaning set forth in Section 3.15(c).
“Employee Plan” means each (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (b) other benefit and compensation plan, policy, program, practice, arrangement or agreement, including pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life, employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement; and (c) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, or arrangement.
“Employment Agreements” shall mean those Contracts for employment between Buyer, on the one hand, and each Key Employee, on the other hand, entered into on or prior to the date hereof, each effective as of, and subject to the occurrence of, the Closing, as disclosed to Seller prior to the date hereof.
“Employment Laws” shall have the meaning set forth in Section 3.15(b).
“End Date” shall have the meaning set forth in Section 8.1(b)(i).
“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Authority).
“Environmental Claim” means any Claim relating to liability (i) under any Environmental Law or Environmental Permit or (ii) with respect to actual or alleged Release of, or exposure to, any Hazardous Materials.
“Environmental Laws” means all Laws relating to occupational or community health or safety, pollution, natural resources, habitats or species, wetlands, sustainability, noise, protection of the environment, resource or energy efficiency or Releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, soil, soil vapor, sediments, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, sale or handling of Hazardous Materials.

“Environmental Permit” means any Permit required under or issued, granted, given or made pursuant to Environmental Law.
“Environmental Reports” means all final third-party written reports of environmental investigations, studies, audits and tests in the possession, control or custody of Seller or its Affiliates and delivered to Buyer, in each case relating to the Release or threatened Release of Hazardous Materials, Environmental Law or any Environmental Permit in connection with the Projects.
“Equity Commitment Letter” shall have the meaning set forth in Section 4.5.
“Equity Financing” shall have the meaning set forth in Section 4.5.
“Equity Interests” means, for any Person, any (a) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person; (b) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person; (c) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (a) and (b); or (d) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (a) through (c).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“[***]” shall have the meaning set forth in [***]
“[***]” shall have the meaning set forth in [***].
“[***]” shall have the meaning set forth in [***].
“Estimated Purchase Price” means the Purchase Price, as adjusted pursuant to [***].
“[***]” shall have the meaning set forth in [***].
“EWG” means an “exempt wholesale generator” as defined in Section 1252 of PUHCA and 18 C.F.R. § 366.1.
“Excess Excluded Taxes” shall have the meaning set forth in Section 9.2(d).
“Exchange Act” means the Securities Exchange Act of 1934.
“[***]” means [***].
“Excluded Software” shall have the meaning set forth in Section 5.3(e).

“Excluded Taxes” means (a) any Taxes imposed on or payable by any of the Acquired Companies or with respect to any assets of the Acquired Companies for a Pre-Closing Tax Period (including any unpaid employer payroll Taxes for a Pre-Closing Tax Period that have been deferred pursuant to CARES or any other corresponding or similar provision of applicable Law with respect to Taxes) (determined in the case of the portion of a Straddle Period ending on the Closing Date in accordance with Section 9.3); (b) any Taxes of another Person imposed on any of the Acquired Companies (i) as a result of having been a member of an affiliated, consolidated, combined or unitary Tax group prior to the Closing, (ii) by operation of Law, (iii) as a transferee or successor as a result of a transaction occurring prior to the Closing or (iv) pursuant to a Tax sharing, allocation, reimbursement, indemnification or similar agreement (whether or not written) entered into prior to the Closing (other than customary Tax indemnification provisions in commercial agreements not primarily relating to Taxes); (c) any Taxes imposed on any of the Acquired Companies, or with respect to any of the assets of the Acquired Companies, in each case, arising out of or resulting from any inaccuracy or breach of a representation or warranty contained in Section 3.13(d); and (d) any Losses associated with Taxes (or the non-payment thereof) described in clauses (a) through (c) of this definition.
“FERC” means the Federal Energy Regulatory Commission.
“FERC Approval” shall have the meaning set forth in Section 6.1(b).
“FICA” means the Federal Insurance Contributions Act.
“Filing” shall have the meaning set forth in Section 3.4(a).
“Final Adjustment Statement” means (a) the Adjustment Statement, if Seller delivers (or is deemed to deliver) a Notice of Acceptance, or (b) the Adjustment Statement, as modified in accordance with Section 2.5(d), if Seller delivers a Dispute Notice.
“Final Purchase Price” shall have the meaning set forth in Section 2.5(e)(i).
“First Solar Vietnam” means First Solar Vietnam Manufacturing Company Limited.
“Forfeited Retention Bonus Amount” means the aggregate amount, if any, of the Retention Bonuses that are forfeited or not otherwise paid pursuant to the Retention Award Agreements on account of the recipient’s termination of employment for Cause or voluntary resignation without Good Reason (as such terms are defined in the recipient’s employment agreement) or termination of employment due to death or disability.
“FPA” means the Federal Power Act, and FERC’s regulations and orders thereunder.
“Fraud” means a willful and deliberate misrepresentation by a Person in the making of any representation or warranty contained in Article III or Article IV or any certificate delivered pursuant to this Agreement, and shall exclude equitable fraud or any tort (including any claim for fraud) to the extent based on negligence or recklessness.

“FS Development Platform” means (a) the Development Business of Seller and its Affiliates, as conducted as of the date of this Agreement, and (b) the Barilla Project; provided, that, for the avoidance of doubt, the FS Development Platform shall not include the Retained Business.
“FS Development Platform Employees” means all persons employed by Seller or its Affiliates set forth on the Employee List (including active employees and employees who are on leave of absence or sick leave), or any replacement personnel or additional hires by Seller or its Affiliates after the date hereof and included in an update to the Employee List in accordance with this Agreement.
“[***]” means [***].
“FS Malaysia” shall have the meaning set forth in Section 3.13(h).
“FSD” shall have the meaning set forth in the Recitals.
“GAAP” means U.S. generally accepted accounting principles in effect as of the date hereof.
“GE Prolec” means GE Prolec Transformers, Inc., a Delaware corporation.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, or any contractor acting on behalf of such agency, commission, authority or governmental instrumentality.
“Guaranteed Obligations” shall have the meaning set forth in Section 5.17.
“Hazardous Materials” means (a) any petrochemical or petroleum products, oil, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, radon gas, solvent, mold or per- and polyfluoroalkyl substances; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated pursuant to any applicable Environmental Law or Environmental Permit.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“HSR Clearance” shall have the meaning set forth in Section 6.1(a).
“Indebtedness” means, with respect to any Person, as of any particular time, without duplication, in each case, calculated in accordance with the Accounting Principles: (a) the unpaid principal amount of all indebtedness for borrowed money of such Person; (b) any indebtedness which is incurred under a loan agreement or evidenced by any note, bond, debenture or other debt security; (c) all obligations upon which interest is customarily paid, including factoring or similar agreements; (d) all obligations for purchase money financing, assumed in respect of deferred purchase price relating to assets, businesses or properties purchased (excluding, for the avoidance of doubt, any holdback, earn-out, performance bonus, seller note or other contingent payment arrangements relating to or arising out of any prior acquisition, business combination or similar transaction); (e) all obligations under any interest rate protection, foreign currency exchange or other interest or exchange rate hedging agreements or arrangements or under any other out-of-the-money hedging agreements or arrangements; (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise secured by) any Liens on property owned or acquired by such Person; (g) all distributions or loans payable to any of such Person’s Affiliates or shareholders as of the Closing; (h) all obligations as an account party in respect of letters of credit and bankers’ acceptances; (i) all obligations of the type referred to in the foregoing clauses of any other Person, the payment of which such Person is or may become responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, either severally or jointly with any other Person, whether contingent or otherwise; and (j) any and all accrued and unpaid interest, prepayment penalties, change of control payments, premiums, costs, breakage, make-whole payments, penalties, charges, expenses, fees or equivalents thereof and other amounts necessary to pay any indebtedness, obligations or liabilities in the foregoing clauses; provided, however, that Indebtedness of any Acquired Company shall not include any liabilities or obligations solely between or among any of the Acquired Companies.
“Indemnified Party” means the Buyer Indemnified Party or the Seller Indemnified Party, as the case may be.
“Indemnifying Party” means Buyer or Seller, as the case may be.
“Independent Accountant” shall have the meaning set forth in Section 2.5(d)(ii).
“Insurance Policies” shall have the meaning set forth in Section 3.18.
“Interconnection Contract” means a Contract for electrical interconnection of a Principal Project to the electrical grid.
“IP License Agreement” shall have the meaning set forth in Section 2.3(a)(iii).
“IP Rights” means any and all rights in intellectual property throughout the world, including all U.S. and foreign rights in (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) trademarks, service marks, corporate names, trade names, Internet domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (c) copyrights (including copyrights in unpublished works and Software) and copyrightable subject matter; (d) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models, and methodologies; (e) proprietary rights in Software (in source code and object code); and (f) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.
“IRS” means the U.S. Internal Revenue Service or any successor agency.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, workstations, tablets, phones, peripheral devices, networks, data communications lines, quality assurance and customer delivery equipment, routers, hubs, switches and all other information technology equipment, and all associated documentation.
“Key Employees” means those individuals set forth in Schedule 1.8.
“Laws” means any laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, Orders or other similar requirements enacted, adopted, promulgated or applied by a Governmental Authority.
“Leased Real Property” shall have the meaning set forth in Section 3.9(b)(ii).
“Legal Restraint” shall have the meaning set forth in Section 6.1(d).
“Liability” means any liability, debt, obligation, claim, demand, judgment, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, and whether due or become due and regardless of when asserted.
“Lien” means any right of first or last refusal, right of first or last offer, pre-emptive right, encumbrance, hypothecation, mortgage, lien, pledge, charge, security interest or other security agreement; provided, however, that Lien does not include any restriction on transfer arising under an applicable securities Law.
“Losses” shall have the meaning set forth in Section 7.2.
“Material Adverse Effect” means any effect, change, condition, circumstance, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, circumstances, facts, developments, occurrences and events that:  (i) is materially adverse to the ability of Seller to consummate, or that would reasonably be expected to prevent, materially impair or materially delay the ability of Seller to consummate, the Transactions or (ii) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets or financial condition of the FS Development Platform and the Acquired Companies, taken as a whole; provided, however, that no effect, change, condition, circumstance, fact, development, occurrence or event arising from or related to any of the following shall constitute a “Material Adverse Effect” or be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur:
(a)changes in general economic conditions, including changes in exchange rates, interest rates or monetary policy, or the credit, financial, currency, securities or capital markets;
(b)economic changes generally affecting the international, national or regional (i) electric generating industry, (ii) solar photovoltaic electric generating industry or (iii) wholesale, retail, or distributed energy markets for electric power or photovoltaic electric power in each case;

(c)any natural (including weather-related) or man-made disaster, epidemic, pandemic (including COVID-19), act of terrorism, sabotage, cyberattack, military action or war, or any escalation or worsening thereof;
(d)changes in general legal, regulatory or political conditions after the date hereof;
(e)changes in GAAP, applicable Laws or any accounting requirements applicable to any industry in which the FS Development Platform operates or the interpretation of any of the foregoing after the date hereof;
(f)changes in the composition, number or identity of the FS Development Platform Employees or independent contractors servicing the FS Development Platform;
(g)changes directly arising out of or resulting from the announcement, pendency or anticipated consummation of the Transactions or the transactions contemplated by the Ancillary Agreements or the Module Purchase Orders, the negotiation, execution or performance hereof, the identity of Buyer or the announcement or other disclosure of Buyer’s plans or intentions for the conduct of the FS Development Platform after the Closing as expressly disclosed by Buyer, including the effect of any of the foregoing on the relationships, contractual or otherwise, with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities related to the FS Development Platform (provided, that this exception shall not apply to any representation or warranty that specifically addresses the consequences of the announcement of the execution of this Agreement, the pendency or anticipated consummation of the Transactions);
(h)any action or omission required or contemplated to be taken by Seller or its Affiliates pursuant hereto or which is otherwise taken or omitted with the prior written consent, or at the prior written request, of Buyer, or any action omitted as a result of requesting a consent from Buyer under Section 5.1(b)(xvii) to amend the Project Expenditures Budget for a payment required by a Material Contract if Buyer denies such request; or
(i)any failure by the FS Development Platform to meet any internal or published Projection for any period (provided, that, to the extent not subject of any of the foregoing clauses (a) through (h) above, the underlying cause of any such failure may be taken into account or considered in determining whether a Material Adverse Effect has occurred), except in the case of the foregoing clauses (a), (b), (c), (d) and (e), to the extent that any item has had or would reasonably be expected to have a disproportionate effect on the FS Development Platform and the Acquired Companies taken as a whole, as compared to other Persons operating in the industry in which the FS Development Platform and the Acquired Companies operate.
“Material Contract” shall have the meaning set forth in Section 3.10(a).

"Misplaced Assets” shall have the meaning set forth in Section 5.4.
“Module Purchase Orders” shall have the meaning set forth in Section 2.3(a)(i).
“Neutral Accounting Firm” shall have the meaning set forth in Section 9.1.
“NEXTracker” shall have the meaning set forth in Section 3.13(l).
“Notice of Acceptance” shall have the meaning set forth in Section 2.5(c).
“O&M Closing” means the closing of the sale by Seller Parent of its solar operations and maintenance business.
“O&M Option Agreement” means the Operating and Maintenance Option Agreement contemplated to be entered into in connection with the O&M Closing, in the form attached hereto as Exhibit G.
“Offer” shall have the meaning set forth in Section 5.7(a).
“Offer Employee” shall have the meaning set forth in Section 5.7(a).
“Office Lease” shall have the meaning set forth in Section 3.9(f).
“Office Leased Real Property” shall have the meaning set forth in Section 3.9(f).
“Offtake Agreement” means any agreement providing for the sale and purchase, proxy revenue swap, proxy generation swap, virtual power purchase agreement, contract for differences or hedge, of energy, capacity, ancillary services, renewable energy credits, or related attributes produced by any Project, and any build-transfer agreement with respect to a Project.
“Off-taker” means a Person that is a party to an Offtake Agreement.
“OMERS” shall have the meaning set forth in Section 4.5.
“Open Source Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models.
“Order” means any judgment, decree, injunction, rule, order, decision, decree, ruling or assessment of any arbitrator or Governmental Authority.
“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreements and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.
“Other Assets” shall have the meaning set forth in Section 5.4.

“Other Subsidiaries” shall have the meaning set forth in the Recitals.
“Outstanding Project Companies” shall mean the Project Companies that do not receive all Third-Party Consents listed on Schedule 5.2(h) with respect to the applicable Project by the Closing.
“Owned Company IT Assets” means all of the Company IT Assets that are, or shall be after giving effect to the Reorganization, owned or purported to be owned by an Acquired Company.
“Owned IP Rights” means all of the IP Rights that are, or shall be after giving effect to the Reorganization, owned or purported to be owned by, or under obligation of assignment to, an Acquired Company (including the items set forth, or required to be set forth, on Section 3.7(a) of the Seller Disclosure Schedule).
“Owned Real Property” shall have the meaning set forth in Section 3.9(b)(i).
“Parent Support Obligations” means the letters of credit, cash collateral, parent company guaranties, indemnities, bonds, and other credit support that Seller or its Affiliates (other than the Acquired Companies) have provided, or are required by any Permit or Contract to provide, to, on behalf of, or for the benefit of any Acquired Company, as set forth on Section 3.10(d) of the Seller Disclosure Schedule (and any additional Parent Support Obligations incurred after the date hereof, subject to receipt of the prior written consent of Buyer if required in accordance with Section 5.1(b)(xviii)).
“Parties” means Buyer and Seller.
“Permit” means any permit, approval, license, registration, certificate, franchise, waiver, or formal authorization granted or obtained by or from any Governmental Authority.
“Permitted Liens” means (a) mechanics’, carriers’, materialmens’, workers’, repairers’, landlords’ and similar Liens incurred in the ordinary course of business and related to any amounts not yet delinquent or that are being contested in good faith; (b) Liens for Taxes not yet delinquent or that are being contested in good faith; (c) Liens securing rental payments not yet delinquent or that did not arise due to such delinquency, in each case, under capital lease agreements; (d) non-monetary Liens on real property (including recorded or unrecorded easements, rights of way, covenants, conditions, licenses, reservations, zoning ordinances and similar restrictions affecting real property) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, or (iii) are otherwise set forth in the title commitments made available to Buyer on or prior to the date hereof and do not materially detract from the suitability of such real property for operation of the applicable Project or materially detract from the value of such real property; (e) zoning, building codes, environmental and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property that do not materially detract from the suitability of such real property for operation of the applicable Project or materially detract from the value of such real property; (f) any right, interest, Lien or title of a lessor in the Leased Real Property; (g) licenses of, or other grants of rights to use or obligations related to, IP Rights granted, in each case, on a non-exclusive basis and in the ordinary course of business; (h) pledges or deposits to secure obligations arising under worker’s compensation, unemployment insurance, social security, retirement or similar laws; (i) purchase money Liens securing an amount less than $100,000 in the aggregate; (j) Liens created by or pursuant to a Material Contract in effect as of the date hereof or any other Material Contract permitted in accordance with Section 5.1(b) (other than Liens created due to a breach of, or non-compliance with, such Material Contract); (k) Liens arising under any Company Support Obligation; (l) Liens created by or pursuant to the O&M Option Agreement; and (m) other Liens, if any, that do not materially detract from the use of any property or assets of any of the FS Development Platform or any of the Acquired Companies and are otherwise not material to the FS Development Platform or any of the Acquired Companies.
“Person” means any individual or Entity.
“POM 2019 ITC Components” shall have the meaning set forth in Section 3.13(j).
“POM1 2019 ITC Components” shall have the meaning set forth in Section 3.13(h).
“POM2 2019 ITC Components” shall have the meaning set forth in Section 3.13(i).
“POM3 2019 ITC Components” shall have the meaning set forth in Section 3.13(j).
“Post-Closing OPC Period” shall have the meaning set forth in Section 5.1(d).
“POT1 2019 ITC Components” shall have the meaning set forth in Section 3.13(l).
“POT2 2019 ITC Components” shall have the meaning set forth in Section 3.13(m).
“POT3 2019 ITC Components” shall have the meaning set forth in Section 3.13(n).
“Power Generation Company” shall have the meaning set forth in Section 31.002(10) of the Public Utility Regulatory Act (Title II of the Texas Utilities Code).
“Pre-Closing Indemnified Person” shall have the meaning set forth in Section 5.11(e).
“Pre-Closing Statement” shall have the meaning set forth in Section 2.5(a).
“Pre-Closing Tax Period” means any Tax period ending (or the portion of any Straddle Period) ending on or before the Closing Date.
“Principal Project Permits” shall have the meaning set forth in Section 3.11(c)(i).
“Principal Project Sites” means the real property related to the Principal Projects as described in the Real Property Documents.
“Principal Projects” means the Projects identified as “Principal Projects” on Schedule 1.1.
“Project Companies” shall have the meaning set forth in the Recitals.

“Project Expenditures” means the actual amount of third-party expenditures actually paid in cash in respect of the Projects (excluding, for the avoidance of doubt, refundable cash deposits made pursuant to Contracts that have been entered into prior to the date hereof or permitted to be entered into pursuant to this Agreement) from and after the date hereof and prior to the Closing Date in accordance with the Project Expenditures Budget, calculated in accordance with the Accounting Principles.
“Project Expenditures Budget” means the budget for Project expenditures set forth on Schedule 1.5 with respect to the twelve (12)-month period beginning January 1, 2021, as may be amended by Seller from time to time in accordance with Section 5.1(b)(xvii).
“Project Ownership Chart” shall have the meaning set forth in the Recitals.
“Projections” shall have the meaning set forth in Section 10.1(a).
“Projects” shall have the meaning set forth in the Recitals.
“Protected Communications” means, at any time prior to the Closing, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of Seller or its Representatives (including BofA Securities, Inc. and CohnReznick Capital) and attorneys (including Skadden, Arps, Slate, Meagher & Flom LLP) relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, any of the Transactions or any other potential sale transaction involving the FS Development Platform.
“PTO Amount” shall have the meaning set forth in Section 5.7(h).
“PUHCA” means the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451 et seq., and FERC’s regulations and orders thereunder.
“Purchase Order GE1” shall have the meaning set forth in Section 3.13(u).
“Purchase Order GE2” shall have the meaning set forth in Section 3.13(v).
“Purchase Order GE3” shall have the meaning set forth in Section 3.13(w).
“Purchase Order GE4” shall have the meaning set forth in Section 3.13(x).
“Purchase Order KMT1” shall have the meaning set forth in Section 3.13(q).
“Purchase Order KMT2” shall have the meaning set forth in Section 3.13(r).
“Purchase Order KMT3” shall have the meaning set forth in Section 3.13(s).
“Purchase Order M1” shall have the meaning set forth in Section 3.13(h).
“Purchase Order M2” shall have the meaning set forth in Section 3.13(i).
“Purchase Order M3” shall have the meaning set forth in Section 3.13(j).

“Purchase Order T1” shall have the meaning set forth in Section 3.13(l).
“Purchase Order T2” shall have the meaning set forth in Section 3.13(m).
“Purchase Order T3” shall have the meaning set forth in Section 3.13(n).
“Purchase Orders GE1-4” shall have the meaning set forth in Section 3.13(x).
“Purchase Orders M1-3” shall have the meaning set forth in Section 3.13(k).
“Purchase Orders T1-3” shall have the meaning set forth in Section 3.13(o).
“Purchase Price” shall have the meaning set forth in Section 2.4.
“PURPA” means the Public Utility Regulatory Policies Act of 1978, and FERC’s regulations and orders thereunder.
“QF” means a “small power production facility” and a “qualifying small power production facility” under PURPA.
“R&D Sponsor” shall have the meaning set forth in Section 3.7(h).
“R&W Insurance Policy” shall have the meaning set forth in Section 5.15(a).
“Real Property” shall have the meaning set forth in Section 3.9(b)(ii).
“Real Property Documents” shall have the meaning set forth in Section 3.9(a).
“Regulatory Concession” shall have the meaning set forth in Section 5.2(f).
“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, soil, soil vapor, sediments, land surface or subsurface strata).
“Reorganization” shall have the meaning set forth in the Recitals.
“Reorganization Asset” shall have the meaning set forth in Section 5.3(b).
“Reorganization Assignee” shall have the meaning set forth in Section 5.3(b).
“Reorganization Assignor” shall have the meaning set forth in Section 5.3(b).
“Reorganization Documents” shall have the meaning set forth in Section 5.3(a).
“Representatives” means, for any Person, such Person’s officers, directors, managers, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

“Resolution Period” shall have the meaning set forth in Section 2.5(d)(ii).
“Restricted Group” shall have the meaning set forth in Section 5.2(f).
“Retained Business” means any business other than the Development Business, including (a) the business of developing and selling (i) the photovoltaic solar power generating facilities set forth on Schedule 1.6 (including the Outstanding Project Companies until such time, if applicable, such Outstanding Project Company is assigned to Buyer or its designee in accordance with this Agreement) and (ii) [***]; (b) the business of developing and selling [***]; (c) the business of operating or maintaining [***]; (d) the business of designing, manufacturing, marketing or selling [***]; and (e) the business of providing financing in connection with any of the foregoing, including [***].
“Retained Company” means Seller and any of its Affiliates (other than the Acquired Companies).
“Retention Award Agreement” means the retention award agreement entered into between Seller and each of the individuals listed on Schedule 5.7(j), dated January 10, 2021 and effective upon the Closing.
“Retention Bonuses” shall have the meaning set forth in Section 5.7(j).
“Review Period” shall have the meaning set forth in Section 2.5(b).
“Sale of Earnout Project 1” shall have the meaning set forth in Section 2.6(a)(iv).
“Sale of Earnout Project 2” shall have the meaning set forth in Section 2.6(b)(iv).
“Section 1542” shall have the meaning set forth in Section 10.2(a).
“Securities Act” means the Securities Act of 1933.
“Seller” shall have the meaning set forth in the Preamble.
“Seller 401(k) Plan” shall have the meaning set forth in Section 5.7(e).
“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Seller to Buyer in connection with this Agreement.
“Seller Employee Plan” means each Employee Plan that is sponsored or maintained by Seller or any of its Affiliates (other than the Acquired Companies) that covers or otherwise provides for the payment or provision of compensation or benefits to any Business Service Provider.
“Seller Fundamental Representations” means the representations and warranties in Section 3.1, Section 3.2, Section 3.3, and Section 3.20.
“Seller Indemnified Party” shall have the meaning set forth in Section 7.3.

“Seller Names” shall have the meaning set forth in Section 5.10.
“Seller Parent” shall have the meaning set forth in the Preamble.
“Seller Released Parties” shall have the meaning set forth in Section 10.2(a).
“Seller Releasing Parties” shall have the meaning set forth in Section 10.2(b).
“Seller Representations” shall have the meaning set forth in Section 10.1(a).
“Seller’s Knowledge” or “Knowledge of Seller” means the actual knowledge of each individual set forth on Schedule 1.7.
“Shared Reorganization Contract” shall have the meaning set forth in Section 5.3(d).
“Significant Interest” means at least 30% of the voting or economic interest in any Person.
“Software” means all (a) computer programs, software, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code; (b) databases and compilations, including data, data management code, and collections of data, whether machinereadable or otherwise, and operating systems and specifications; (c) development and design tools, library functions and compilers; (d) technology supporting websites; (e) documentation and other works of authorship relating to or embodying any of the foregoing or on which any of the foregoing is recorded (including programmer notes, user manuals and training materials); and (f) in each case of (a) – (e), all versions, updates, corrections, enhancements and modifications thereof.
“Specified Amount” means, with respect to each Project on Schedule 5.2(h), the “Specified Amount” with respect to such Project set forth on Schedule 5.2(h).
“Specified Post-Closing Amount” means, with respect to each Project on Schedule 5.2(h), the “Specified Post-Closing Amount” with respect to such Project set forth on Schedule 5.2(h).
“Storage Agreement” shall have the meaning set forth in Section 3.13(p).
“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.
“Subsidiary” of any Person means any Entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person; (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such Entity; or (c) if such Entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.

“Supply Agreement” shall have the meaning set forth in Section 3.13(t).
“Surviving Affiliate Contract” shall have the meaning set forth in Section 5.12.
“Tax Arbitrator” shall have the meaning set forth in Section 9.1.
“Tax Claim” shall have the meaning set forth in Section 9.6.
“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement or other written information filed or required to be filed with any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.
“Taxes” means any and all U.S. federal, state, local or non-U.S. taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes, fees, duties, customs, tariffs or assessments related to income, franchises, premiums or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation or unemployment compensation, and taxes or other similar charges in the nature of excise, withholding, ad valorem, unclaimed property or value added.
“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration or collection of any Tax.
“Terminated Adger Projects” has the meaning assigned to such term in Schedule 1.2.
“Terminated Employee” shall have the meaning set forth in Section 5.7(a).
“Territory” means the United States of America.
“Third-Party Claim” shall have the meaning set forth in Section 7.5(b).
“Third-Party Consents” shall have the meaning set forth in Section 5.2(h).
“Transaction Expenses” means, without duplication, all out-of-pocket costs, fees and expenses incurred, due or otherwise payable but unpaid as of immediately prior to the Closing by any of the Acquired Companies (or for which any of the Acquired Companies is or shall be liable), in each case that arise in connection with or relate to the negotiation or documentation of this Agreement, the Ancillary Agreements or the Module Purchase Orders or the consummation of the Transactions or the transactions contemplated by the Ancillary Agreements, whether payable prior to or after the Closing, including (a) any brokerage fees, commissions, finders’ fees or financial advisory fees; (b) the fees and expenses of any counsel; (c) the fees and expenses payable by any of the Acquired Companies to outside accountants or other advisors or consultants; (d) any fees and expenses of the electronic data room or otherwise relating to due diligence; (e) any fees and expenses associated with the repayment of Indebtedness or obtaining release or termination of any Lien on any asset of any of the Acquired Companies; (f) any fees and expenses associated with obtaining the Third-Party Consents or any other third-party Consent

(including from a tax equity investor); (g) any amounts required to be paid to, or for the benefit of, any current or former Business Service Provider, which arises as a result of or in connection with the consummation of the Transactions, including pursuant to any sale, retention, termination, change of control or similar bonuses, payments or benefits (including payments with either “single trigger” or “double trigger” provisions), including all related payroll withholding Taxes (including FICA) payable by any of the Acquired Companies (excluding, for the avoidance of doubt, any amounts payable under the Employment Agreements or the Retention Award Agreements); (h) wages, commissions, unpaid but earned time off, or severance, in each case which remain unpaid as of Closing, inclusive of payroll Taxes (including FICA) and other employer expenses incurred in relation to the payment of such amounts; and (i) an amount equal to fifty percent (50%) of all costs and expenses related to the R&W Insurance Policy. For the avoidance of doubt, Transaction Expenses shall not include any such costs, fees and expenses that have been fully paid immediately prior to the Closing.
“Transaction Expenses Amount” means the aggregate amount of Transaction Expenses.
“Transactions” means the transactions contemplated by this Agreement (including the Reorganization).
“Transfer Taxes” means any and all transfer Taxes imposed on or assessed or payable in connection with the Transactions , including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
“Transferred Employee” shall have the meaning set forth in Section 5.7(a).
“Transition Services Agreement” shall have the meaning set forth in Section 2.3(a)(iv).
“Treasury Regulations” means the regulations issued under the Code.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, and any comparable or analogous state and local Laws requiring notice to employees in the event of a plant closing or mass layoff.
“White Wing Ranch Project” means the Project owned and operated by White Wing Ranch North, LLC.
“Wire Confirmation M1-3” shall have the meaning set forth in Section 3.13(k).
“Wire Confirmation T1” shall have the meaning set forth in Section 3.13(o).
“Wire Confirmation T1-3” shall have the meaning set forth in Section 3.13(o).
“Wire Confirmation T2” shall have the meaning set forth in Section 3.13(o).

ARTICLE II

PURCHASE AND SALE
SECTION 2.1    Acquisition. On the terms and subject to the conditions hereof, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the right, title and interest in and to the Company Interests, free and clear of all Liens (the “Acquisition”).
SECTION 2.2    Closing. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the Acquisition (the “Closing”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, NW, Washington, DC 20005 or electronically (including by email) by the exchange of required closing deliveries, at 9:00 a.m., New York City time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Section 6.1, Section 6.2 and Section 6.3 (except for any such condition that by its terms is to be satisfied at the Closing, but subject to the satisfaction or waiver of such condition at the Closing), unless Seller and Buyer otherwise agree in writing to another place, manner, time or date. As used herein, the “Closing Date” means the date on which the Closing occurs.
SECTION 2.3    Certain Closing Deliveries.
(a)At the Closing, Seller shall deliver to Buyer the following:
(i)module purchase orders, in the form of Exhibit A and as set forth on Schedule 2.3(a)(i) (the “Module Purchase Orders”), duly executed by Seller or one of its Affiliates;
(ii)an assignment and assumption agreement, in the form of Exhibit B (the “Assignment Agreement”), duly executed by Seller;
(iii)an intellectual property license agreement, in the form of Exhibit C (the “IP License Agreement”), duly executed by Seller or one of its Affiliates;
(iv)a transition services agreement, in the form of Exhibit D (the “Transition Services Agreement”), duly executed by Seller or one of its Affiliates;
(v)a development services agreement, in the form of Exhibit E (the “Development Services Agreement”), duly executed by Seller or one of its Affiliates;
(vi)an executed certificate issued by Seller, in the form of Exhibit F, that satisfies the requirements that Seller is not a “foreign person” for purposes of Section 1445 of the Code and Treasury Regulations thereunder;
(vii)a certificate of a duly authorized officer of Seller certifying as to the matters set forth in Section 6.2(c); and
(viii)duly executed copies of the Reorganization Documents.

(b)At the Closing, Buyer shall deliver to Seller the following:
(i)the Module Purchase Orders, duly executed by Buyer or one of its Affiliates, together with any “Down Payment” and “letter of credit” required to be paid or provided on the “Purchase Order Effective Date” or “Purchase Order Signing Date,” as applicable (as each such term is defined in each Module Purchase Order) as provided in each Module Purchase Order;
(ii)the Assignment Agreement, duly executed by Buyer;
(iii)the IP License Agreement, duly executed by Buyer or one of its Affiliates;
(iv)the Transition Services Agreement, duly executed by Buyer or one of its Affiliates;
(v)the Development Services Agreement, duly executed by Buyer or one of its Affiliates; and
(vi)a certificate of a duly authorized officer of Buyer certifying as to the matters set forth in Section 6.3(c).
SECTION 2.4    Purchase Price. Subject to Section 2.6, the purchase price for the Company Interests purchased and sold under Section 2.1 shall be an amount equal to Two Hundred Sixty-One Million, Two Hundred Eighty Thousand Dollars ($261,280,000.00) (the “Purchase Price”), which shall be adjusted in accordance with Section 2.5. At the Closing, Buyer shall pay to Seller the Estimated Purchase Price by wire transfer of immediately available funds in U.S. Dollars to such account or accounts as specified by Seller to Buyer in writing at least two (2) Business Days prior to the Closing.
SECTION 2.5    Purchase Price Adjustment.
(a)Not later than three (3) Business Days prior to the scheduled Closing Date, Seller will deliver to Buyer a written statement setting forth Seller’s good-faith estimate, applying the Accounting Principles, of the following items and the components thereof (collectively, the “Pre-Closing Statement”): [***].
(b)Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Adjustment Statement”) setting forth, in reasonable detail and with reasonable supporting information, Buyer’s good-faith calculations of the actual amount of [***]. Buyer shall prepare the Adjustment Statement in a manner consistent with the terms of (including the definitions in) this Agreement. Seller shall have thirty (30) days from the date on which the Adjustment Statement is delivered to Seller (the “Review Period”) to review the Adjustment Statement. During such Review Period, Buyer shall (i) provide Seller and its Representatives with reasonable access during normal business hours upon reasonable prior notice to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of Buyer and its Affiliates for purposes of their review of the Adjustment Statement; and (ii) reasonably cooperate with the requests of Seller and its Representatives in connection with such review.

(c)Seller shall deliver to Buyer a written notice prior to 5:00 p.m., New York City time on the last day of the Review Period stating that it either accepts the Adjustment Statement (the “Notice of Acceptance”) or that it objects to an item or items shown or reflected in the Adjustment Statement by describing each of its objections (such item or items, the “Disputed Items” and, such notice, the “Dispute Notice”). Seller shall have been deemed to deliver the Notice of Acceptance if it fails to deliver the Notice of Acceptance or the Dispute Notice by the deadline set forth above. The Dispute Notice shall specify what Seller reasonably believes is the correct amount for each Disputed Item, which shall be based only on (x) mathematical or clerical errors or (y) that the calculation of the amounts included in the Adjustment Statement were not determined in accordance with the Accounting Principles or otherwise were not determined in a manner consistent with the terms of (including the definitions in) this Agreement. Any component of the calculations set forth in the Adjustment Statement that is not the subject of a delivered Dispute Notice by Seller shall be final and binding upon Seller and Buyer, unless the resolution of any Disputed Item affects an undisputed component of the Adjustment Statement, in which case such undisputed component shall, notwithstanding the failure to object to such component in the Dispute Notice, be considered a “Disputed Item” to the extent affected by such resolved Disputed Item.
(d)The Disputed Items shall be resolved as follows:
(i)In the event Seller delivers the Dispute Notice, Seller and Buyer shall attempt in good faith to resolve each Disputed Item. Any resolution agreed by Buyer and Seller in writing shall be final, binding and conclusive for all purposes of determining the payments in Section 2.5(e) with respect to the subject matter of such Disputed Item so resolved.
(ii)In the event that, for any reason, Seller and Buyer are unable to resolve in writing all of the Disputed Items within twenty (20) Business Days (or such other period as Buyer and Seller may agree in writing) after the delivery of the Dispute Notice (the “Resolution Period”), each unresolved Disputed Item shall be referred to Grant Thornton LLP. If Grant Thornton LLP is unwilling or unable to serve as the Independent Accountant, Seller and Buyer shall jointly select and retain a nationally recognized accounting firm that is not the auditor or independent accounting firm of Buyer or any of its Affiliates, on the one hand, nor of Seller or any of its Affiliates, on the other hand, and impartial to serve as the Independent Accountant (Grant Thornton LLP or such other accounting firm engaged in accordance with this Section 2.5(d), the “Independent Accountant”).
(iii)If, (i) within ten (10) Business Days after the date Grant Thornton LLP informs Seller and Buyer that it is unable or unwilling to serve as the Independent Accountant and (ii) Seller and Buyer cannot mutually agree on an alternate Person to serve as the Independent Accountant, either Seller or Buyer may request the American Arbitration Association to appoint as the Independent Accountant, within fifteen (15) days from the date of such request or as soon as practicable thereafter, a partner in a nationally recognized accounting firm that is not the auditor or independent accounting firm of Buyer or any of its Affiliates, one the one hand, nor of Seller or any of its Affiliates, on the other hand, who is a certified public accountant and who is independent of Seller and Buyer and impartial to serve as the Independent Accountant.
(iv)If any Disputed Item is referred to the Independent Accountant, Buyer and Seller shall prepare separate written reports of each such Disputed Item and deliver such reports to the Independent Accountant and each other within fifteen (15) Business Days after the date the Independent Accountant is retained. Each of Buyer and Seller shall use commercially reasonable efforts to cause the Independent Accountant, acting as an expert and not as an arbitrator, as soon as reasonably practicable and in any event within thirty (30) days after receiving such written reports, to determine the manner in which the Disputed Items shall be treated in the Adjustment Statement; provided, however, that the dollar amount of each Disputed Item shall be determined within the range of dollar amounts proposed by Seller and Buyer. Buyer and Seller acknowledge and agree that (i) the review by and determination of the Independent Accountant shall be limited only to the Disputed Items in the reports prepared and submitted to the Independent Accountant by Buyer and Seller and (ii) the determinations by the Independent Accountant shall be based solely on (1) such reports submitted by Buyer and Seller and the basis for Buyer’s and Seller’s respective positions and (2) the terms of (including the definitions in) this Agreement, and not on the basis of an independent review. If requested by the Independent Accountant, each of Buyer and Seller shall enter into an engagement letter with the Independent Accountant containing customary terms and conditions for this type of engagement. The Independent Accountant shall be bound by the applicable provisions of this Agreement and shall be instructed to resolve only the Disputed Items and shall be instructed not to investigate any other matter independently.
(v)Each of Buyer and Seller shall use commercially reasonable efforts to cooperate with and provide information and documentation, including work papers, to assist the Independent Accountant. Any such information or documentation provided by any Party to the Independent Accountant shall be concurrently delivered to the other Party, subject, in the case of independent accountant work papers, to such other Party entering into a customary confidentiality agreement with respect thereto. Neither Buyer nor Seller shall disclose to the Independent Accountant, and the Independent Accountant shall not consider for any purposes, any settlement discussions or settlement offers made by any of the Parties related to any Disputed Item.
(vi)At any time, including following the Resolution Period, Buyer and Seller may agree to settle any Disputed Item, including any Disputed Item submitted to the Independent Accountant, which agreement shall be in writing and final and binding on the Parties with respect to the subject matter of the Disputed Item so resolved; provided, that, if an Independent Accountant has been engaged, the Parties shall promptly provide a copy of such agreement to the Independent Accountant and instruct the Independent Accountant not to resolve such Disputed Item, it being agreed that if the Independent Accountant nonetheless resolves such Disputed Item for any reason, the agreement of the Parties shall control.

(vii)The determinations by the Independent Accountant as to the Disputed Items shall be in writing and shall, absent fraud, intentional misconduct or manifest error, be an expert determination that is final, binding and conclusive with respect to the subject matter of the Disputed Items so resolved (subject to clause (vi) above), if any, and such determination may be entered and enforced in any court of competent jurisdiction. The fees and expenses of the Independent Accountant will be allocated between Buyer or Seller, as applicable, in the same proportion that the aggregate amount of the disputed items so submitted to the Independent Accountant that is unsuccessfully disputed by each such party (as finally determined by the Independent Accountant) bears to the total disputed amount of such items so submitted. Subject to Section 7.2 with respect to Transaction Expenses and absent intentional fraud, the process in this Section 2.5 shall be the exclusive remedy for the Parties for any disputes arising from the calculation of the Purchase Price, including [***].
(e)Post-Closing Adjustment Amount. The Adjustment Statement, including any modifications resulting from the resolution pursuant to Section 2.5(c) and Section 2.5(d) of any Disputed Item set forth in a Dispute Notice, shall be the Final Adjustment Statement and be final and binding upon Seller and Buyer for the purposes of this Agreement upon the earliest to occur of (x) the delivery (or deemed delivery) by Seller of the Notice of Acceptance and (y) the resolution of all Disputed Items by Seller and Buyer pursuant to Section 2.5(d). Within five (5) Business Days after the Final Adjustment Statement becomes final and binding upon the Parties, an adjustment to the Estimated Purchase Price and a payment by wire transfer of immediately available funds in respect thereof shall be made as follows:
(i)If the Purchase Price, as finally determined under Section 2.5(c) and Section 2.5(d) (the “Final Purchase Price”), exceeds the Estimated Purchase Price (such difference, the “Closing Underpayment”), then Buyer shall pay to Seller an amount equal to such Closing Underpayment to an account or accounts designated in writing by Seller to Buyer at least two (2) Business Days prior to the date such payment is due hereunder.
(ii)If the Estimated Purchase Price exceeds the Final Purchase Price (such difference, the “Closing Overpayment”), then Seller shall pay to Buyer an amount equal to such Closing Overpayment to an account or accounts designated in writing by Buyer to Seller at least two (2) Business Days prior to the date such payment is due hereunder.
(iii)Any payment made under this Section 2.5(e) shall be treated as an adjustment to the applicable purchase price for Tax purposes to the maximum extent permitted by applicable Law.
SECTION 2.6    Earnouts; Specified Post-Closing Amounts.
(a)Earnout Project 1.
(i)If, (A) during the Earnout Project 1 Earnout Period, the Earnout Project 1 Earnout Event occurs and (B) Seller assigns Earnout Project 1 to Buyer or its designee in accordance with this Agreement, Buyer shall pay to Seller [***] (the “Earnout Project 1 Earnout Payment”) in accordance with the terms of this Section 2.6.
(ii)In the event that the Earnout Project 1 Earnout Payment is payable pursuant to Section 2.6(a)(i), such payment shall be made by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer (A) if the Earnout Project 1 Earnout Event occurs after the Closing and Seller has assigned Earnout Project 1 to Buyer or its designee in accordance with this Agreement, no later than thirty (30) days after the date of the Earnout Project 1 Earnout Event, or (B) if the Earnout Project 1 Earnout Event occurs after the date hereof and prior to the Closing and the Third-Party Consent in respect of Earnout Project 1 has been obtained by Closing, the Earnout Project 1 Earnout Payment shall be paid by Buyer at the Closing.
(iii)Buyer acknowledges that the possibility of receiving the Earnout Project 1 Earnout Payment comprises a material inducement for Seller to enter into this Agreement. Accordingly, from and after the Closing until the expiration of the Earnout Project 1 Earnout Period, Buyer shall, and shall cause the Acquired Companies to, (A) use commercially reasonable efforts to cause the Earnout Project 1 Earnout Event to occur, and (B) act in good faith in its pursuit of the development of Earnout Project 1. Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing the Earnout Project 1 Earnout Payment. Upon the request of Seller, Buyer will provide reasonable updates on the progress of the development of Earnout Project 1.
(iv)In the event that Buyer or its Affiliates enters into a Contract with respect to, or consummates, a Sale of Earnout Project 1 during the Earnout Project 1 Earnout Period, the Earnout Project 1 Earnout Payment shall become due and payable no later than thirty (30) days after the date of the consummation of such Sale of Earnout Project 1. As used in this Section 2.6(a)(iv), the term “Sale of Earnout Project 1” means any transaction or series of transactions, whether by merger, consolidation, purchase of equity or assets, or otherwise, pursuant to which any Person (other than Buyer or an Affiliate of Buyer) directly or indirectly acquires (i) all or substantially all of the assets related to Earnout Project 1 or (ii) day-to-day operational control of Earnout Project 1 (other than pursuant to an operations and maintenance agreement, asset management agreement or similar agreement).
(v)The Earnout Project 1 Earnout Payment shall become immediately due and payable upon Buyer’s breach of any of its obligations with respect to Section 2.6(a)(iii).
(b)Earnout Project 2.
(i)If, during the Earnout Project 2 Earnout Period, the Earnout Project 2 Earnout Event occurs, Buyer shall pay to Seller [***] (the “Earnout Project 2 Earnout Payment”) in accordance with the terms of this Section 2.6(b). Seller shall pay [***].

(ii)In the event that the Earnout Project 2 Earnout Payment is payable pursuant to Section 2.6(b)(i), such payment shall be made by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer (A) if the Earnout Project 2 Earnout Event occurs after the Closing, no later than thirty (30) days after the occurrence of the Earnout Project 2 Earnout Event, or (B) if the Earnout Project 2 Earnout Event occurs after the date hereof and prior to the Closing, the Earnout Project 2 Earnout Payment shall be paid by Buyer at the Closing.
(iii)Buyer acknowledges that the possibility of receiving the Earnout Project 2 Earnout Payment comprises a material inducement for Seller to enter into this Agreement. Accordingly, from and after the Closing until the expiration of the Earnout Project 2 Earnout Period, Buyer shall, and shall cause the Acquired Companies to, (A) use commercially reasonable efforts to cause the Earnout Project 2 Earnout Event to occur, and (B) act in good faith in its pursuit of the development of Earnout Project 2. Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing the Earnout Project 2 Earnout Payment. Upon the request of Seller, Buyer will provide reasonable updates on the progress of the achievement of the Earnout Project 2 Earnout Event.
(iv)In the event that Buyer or its Affiliates enters into a Contract with respect to, or consummates, a Sale of Earnout Project 2 during the Earnout Project 2 Earnout Period, the Earnout Project 2 Earnout Payment shall become due and payable no later than thirty (30) days after the date of the consummation of such Sale of Earnout Project 2. As used in this Section 2.6(b)(iv), the term “Sale of Earnout Project 2” means any transaction or series of transactions, whether by merger, consolidation, purchase of equity or assets, or otherwise, pursuant to which any Person (other than Buyer or an Affiliate of Buyer) directly or indirectly acquires (i) all or substantially all of the assets related to Earnout Project 2 or (ii) day-to-day operational control of Earnout Project 2 (other than pursuant to an operations and maintenance agreement, asset management agreement or similar agreement).
(v)The Earnout Project 2 Earnout Payment shall become immediately due and payable upon Buyer’s breach of any of its obligations with respect to Section 2.6(b)(iii).
(vi)If (A) the Earnout 2 Earnout Event does not occur during the Earnout Project 2 Earnout Period, (B) the Purchase Price was adjusted pursuant to Section 2.5(a) for the Specified Amount in respect of Earnout Project 2, and (C) the Specified Post-Closing Amount with respect to Earnout Project 2 has not otherwise been paid during the Earnout Project 2 Earnout Period, then no later than five (5) Business Days after the last day of the Earnout Project 2 Earnout Period, Buyer shall pay to Seller the Specified Post-Closing Amount with respect to Earnout Project 2, such payment to be made by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer.
(c)Specified Post-Closing Amounts. If a Third-Party Consent is not received prior to the Closing, Seller and Buyer, until the [***] anniversary of the Closing Date, shall continue to use their commercially reasonable efforts, and shall reasonably cooperate with each other, to obtain as soon as reasonably practicable following the Closing such remaining Third-Party Consents. If all such Third-Party Consents with respect to a specific Project for which the Purchase Price was adjusted pursuant to Section 2.5(a) for the Specified Amount with respect to such Project are obtained prior to the [***] anniversary of the Closing Date, (i) if direct or indirect ownership of such Project was not transferred to Buyer at Closing as a result of a failure to obtain one or more Third-Party Consents in accordance with Section 5.2(h), then (A) no later than five (5) Business Days after receipt of such final Third-Party Consent with respect to such specific Project, the applicable Outstanding Project Company will be transferred to Buyer or an Acquired Company pursuant to an assignment and assumption agreement in a form reasonably acceptable to Seller and Buyer for no additional consideration other than the applicable Specified Post-Closing Amount; and (B) concurrently (so long as Buyer has been notified with at least five (5) Business Days’ prior notice), Buyer shall pay to Seller the Specified Post-Closing Amount related to such Project, and (ii) with respect to the receipt of the Third-Party Consent for Earnout Project 2, Buyer shall pay to Seller the Specified Post-Closing Amount related to Earnout Project 2 no later than five (5) Business Days after receipt of such Third-Party Consent, in any case, such payment to be made by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as specifically set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer, as of the date hereof and on the Closing Date (except to the extent any such representation or warranty is made as of a specific date, in which case Seller makes such representation or warranty of such specified date), as follows:
SECTION 3.1    Due Organization and Good Standing.
(a)Seller is duly organized and validly existing and in good standing in accordance with the Laws of the jurisdiction of its formation and has all necessary power and authority to own, lease and operate the properties and assets now owned, operated or leased by the FS Development Platform and to conduct and carry on the FS Development Platform in the manner in which it has been and is currently being conducted. Except as would not result in a Material Adverse Effect, Seller is duly licensed or qualified to do business in, and is in good standing in accordance with the Laws of, the jurisdictions where the nature of its businesses or the character of its owned and leased properties and assets makes such licensing or qualification necessary.
(b)Each Acquired Company is duly organized and validly existing and in good standing in accordance with the Laws of the jurisdiction of its formation and has all necessary power and authority to own, lease and operate the properties and assets now owned, operated or leased by it and to conduct and carry on its business in the manner in which it has been and is currently being conducted. Except as would not result in a Material Adverse Effect, each Acquired Company is duly licensed or qualified to do business in, and is in good standing in accordance with the Laws of, the jurisdictions where the nature of its businesses or the character of its owned and leased properties and assets makes such licensing or qualification necessary. Seller has made available to Buyer true and complete copies of the Organizational Documents of the Acquired Companies, in each case, as in effect as of the date hereof. Such Organizational Documents are in full force and effect, and none of Seller or the Acquired Companies is in violation of any such Organizational Documents.
SECTION 3.2    Capitalization; Title to Interests.
(a)Seller owns of record and beneficially all of the Company Interests, free and clear of all Liens. All of the Company Interests (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) were not issued in violation of, and are not subject to, any preemptive or similar rights. Seller owns all of the issued and outstanding Equity Interests of First Solar Electric (California), Inc., which owns all of the outstanding Equity Interests of FSD. As of the date hereof, except for the Barilla Project Company (which is owned by First Solar Asset Management, LLC, a wholly-owned subsidiary of Seller Parent), FSD owns, directly or indirectly, all of the issued and outstanding Equity Interests of the Project Companies and the Other Subsidiaries. Following the Reorganization, as of immediately prior to the Closing, the Company will own all of the outstanding Equity Interests of the Project Companies and Other Subsidiaries, free and clear of all Liens. The Company Interests constitute all of the issued and outstanding Equity Interests of the Company and are not certificated. All of the issued and outstanding Company Interests and all of the issued and outstanding Equity Interests in the Project Companies and Other Subsidiaries have been duly authorized and validly issued and are free of preemptive rights. Except for the Equity Interests in the Project Companies and Other Subsidiaries, the Company does not and will not, after giving effect to the Reorganization, beneficially own any Equity Interests in any Person. Except for the Organizational Documents of the Acquired Companies, there are no voting trusts, stockholder agreements, proxies or other agreements, arrangements or undertakings with respect to the voting or transfer of any Equity Interests of any Acquired Company. After giving effect to the Reorganization, the Company will have no other Subsidiaries other than the Acquired Companies.
(b)There are no options, warrants, convertible securities, puts, calls, subscription rights, redemption or repurchase rights, restricted units, performance units, unit appreciation, phantom units, profit participation or other rights, agreements, arrangements or commitments of any character relating to the Company Interests or other Equity Interests in the Company or obligating either Seller or any of its Affiliates or the Company to issue or sell or otherwise dispose of or redeem or otherwise acquire any Company Interests or other Equity Interests in the Company. There are no declared or accrued but unpaid dividends with respect to the Company Interests.
(c)The Project Ownership Chart sets forth, for each Acquired Company, (i) its jurisdiction of formation and (ii) the holders of its Equity Interests and their respective percentage ownership of such Equity Interests.
SECTION 3.3    Authority; Binding Nature of Agreement. Seller and each of its Affiliates, as applicable, has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and the Module Purchase Orders to which it is a party, perform its covenants and agreements hereunder and thereunder, and consummate the Transactions and the transactions contemplated by the Ancillary Agreements and the Module Purchase Orders. The execution and delivery of this Agreement, the Ancillary Agreements and the

Module Purchase Orders by Seller or its Affiliates, as applicable, and the performance by Seller or its Affiliates, as applicable, of its respective covenants and agreements hereunder and thereunder, and the consummation by Seller or its Affiliates of the Transactions and the transactions contemplated by the Ancillary Agreements and the Module Purchase Orders, as applicable, have been duly and validly authorized by all necessary action on the part of Seller and its Affiliates, as applicable. This Agreement has been, and each Ancillary Agreement and Module Purchase Order to which Seller or its Affiliates is a party will be as of the Closing Date, duly and validly authorized, executed and delivered by Seller or its Affiliates, as applicable. Assuming the due authorization, execution and delivery hereof and thereof by Buyer, this Agreement is, and each of the Ancillary Agreements and Module Purchase Orders will be as of the Closing Date, a legal, valid and binding obligation of Seller or its Affiliates, as applicable, enforceable against Seller or its Affiliates, as applicable, in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency (including Laws relating to fraudulent transfer), reorganization, moratorium and other Laws affecting creditors’ rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (such Laws and rules of law, the “Bankruptcy and Equity Exceptions”).
SECTION 3.4    Noncontravention; Consents.
(a)None of the execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance by Seller and its Affiliates of the Ancillary Agreements or the Module Purchase Orders to which it is or will be a party, or the consummation of the Transactions or the transactions contemplated by the Ancillary Agreements or the Module Purchase Orders by Seller, does or will, (i) violate, conflict with or result in the breach of the Organizational Documents of Seller or any Acquired Company; (ii) subject to making or obtaining, as applicable, the Consents and Filings referenced in Section 3.4(b) and Section 4.3(b), violate, conflict with or result in the breach of any applicable Law or Order applicable to Seller or any of its Affiliates, FS Development Platform or any of the Acquired Companies; or (iii) (A) other than Third-Party Consents, require any consent, approval, exemption, waiver, authorization or other material action (each, a “Consent”) under, or any notice or filing (each, a “Filing”) to or with, any Person that is not a Governmental Authority; or (B) violate, result in any breach of or, with or without notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation, suspension, revocation, amendment or acceleration of, or result in the creation of a Lien on any asset, property, or business of Seller or any Acquired Company under, any Contract, Permit or other instrument or arrangement of Seller or any Acquired Company, or which will be a Contract, Permit or other instrument or arrangement of any Acquired Company after giving effect to the Reorganization, except, in the case of the foregoing clauses (ii) and (iii), as have not been or would not, individually or in the aggregate, reasonably be expected to be material to the FS Development Platform and the Acquired Companies, taken as a whole.
(b)None of the execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance by Seller and its Affiliates of the Ancillary Agreements or the Module Purchase Orders to which it is or will be a party, or the consummation of the Transactions or the transactions contemplated by the Ancillary Agreements or the Module Purchase Orders by Seller, does or will, require any Filing with or to, or to obtain any Consent from, any Governmental Authority, except:

(i)as set forth on Section 3.4(b)(i) of the Seller Disclosure Schedule;
(ii)the HSR Clearance and compliance with, and Filings under, the HSR Act;
(iii)those Filings in respect of the FERC Approval;
(iv)those Filings in respect of the CFIUS Clearance;
(v)any Filing required by the Securities Act or the Exchange Act; and
(vi)any Filing or Consent, the failure of which to make or obtain would not reasonably be expected to be, individually or in the aggregate, material to the FS Development Platform and the Acquired Companies, taken as a whole.
SECTION 3.5    Balance Sheet; Undisclosed Liabilities.
(a)Section 3.5(a) of the Seller Disclosure Schedule sets forth a true and complete copy of the consolidated, unaudited, pro forma balance sheet (the “Balance Sheet”) of the Acquired Companies as of December 31, 2020 (the “Balance Sheet Date”). The Balance Sheet has been prepared in accordance with the Accounting Principles.
(b)The Balance Sheet was prepared in accordance with the books and records of Seller and the Acquired Companies as of the Balance Sheet Date and presents fairly in all material respects the financial condition of the FS Development Platform and the Acquired Companies as of the Balance Sheet Date.
(c)After giving effect to the Reorganization, the Acquired Companies do not, and as of the Closing will not, have any other liabilities, and there are not, and as of the Closing there will not be, any other liabilities related to the FS Development Platform, in each case other than liabilities (i) reflected in, or reserved or disclosed on, the Balance Sheet, (ii) that have been incurred in the ordinary course of business permitted under Section 5.1 since the Balance Sheet Date, (iii) related to the obligations for future performance under existing Permits or Contracts made available to Buyer, (iv) that are de minimis to the FS Development Platform and the Acquired Companies, taken as a whole, or (v) that are [***].
(d)The Acquired Companies have not applied for or accepted (i) any loan pursuant to the Paycheck Protection Program in Section 1102 and Section 1106 of CARES, respectively, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of CARES or (iii) any loan or funds pursuant to any similar programs in any foreign jurisdictions.
SECTION 3.6    Absence of Certain Changes. Since the Balance Sheet Date, (a) the FS Development Platform has been conducted and the Acquired Companies have operated in the ordinary course of business, (b) no Material Adverse Effect has occurred, and (c) none of Seller or its Affiliates has taken any action that, if taken between the date hereof and the Closing Date, would require the prior written consent of Buyer pursuant to Section 5.1(b), which consent has not been obtained (solely for purposes of this Section 3.6).

SECTION 3.7    IP Rights.
(a)Section 3.7(a) of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of all (i) patents and patent applications (published or unpublished), (ii) trademark registrations and applications, (iii) domain names, and (iv) copyright registrations and applications, in each case, that are, or will be after giving effect to the Reorganization, owned or purported to be owned by an Acquired Company in any jurisdiction in the world. An Acquired Company is, or will be after giving effect to the Reorganization, the sole and exclusive beneficial and, to the extent applicable, record owner of all of the Owned IP Rights set forth on or required to be set forth on Section 3.7(a) or Section 3.7(e)(i) of the Seller Disclosure Schedule (for clarity, excluding (i) any Software that is owned, as between an Acquired Company and a third party, exclusively by a third party and incorporated or embedded in any such Company Software, (ii) PlantPredict and (iii) PlantDesign, which are not Owned IP Rights), free and clear of all Liens (other than Permitted Liens) and, as of the date hereof, all Owned IP Rights set forth on or required to be set forth on Section 3.7(a) of the Seller Disclosure Schedule are in effect and subsisting, and to Seller’s Knowledge, valid in each case, except as would not be material to the FS Development Platform and the Acquired Companies, taken as a whole.
(b)Except as would not be material to the FS Development Platform and the Acquired Companies, taken as a whole, (i) neither the conduct of the business of the Acquired Companies as currently conducted nor the conduct of the FS Development Platform as currently conducted infringes, misappropriates or otherwise violates, and has not in the last three (3) years infringed, misappropriated or otherwise violated, any IP Rights owned by any other Person; (ii) to Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating, or in the last three (3) years has infringed, misappropriated or otherwise violated, any Owned IP Rights; (iii) there is no Claim initiated by any other Person pending or, to Seller’s Knowledge, threatened in writing concerning the foregoing matters (including any invitation to license or demand to refrain from using any IP Rights of any Person); and (iv) no Owned IP Rights are subject to any outstanding challenge with any Governmental Authority or any outstanding written challenge from any other Person regarding the validity or enforceability thereof, or any Order restricting the use thereof, or that will restrict the use thereof after giving effect to the Reorganization, by the Acquired Companies, or restricting the licensing thereof, or that will restrict the licensing thereof after giving effect to the Reorganization, by the Acquired Companies to any Person.
(c)Seller and its Affiliates have taken reasonable measures to protect and maintain the confidentiality of all trade secrets and confidential information used or held for use in, and material to, the FS Development Platform, including any such personally identifiable information and the source code for all Company Software. To Seller’s Knowledge, no trade secret or confidential information included in the Owned IP Rights has been disclosed to or accessed by any third party, except pursuant to written and valid non-disclosure obligations (or other valid non-disclosure obligations or fiduciary duties of attorneys, accountants, or other advisors) that, to Seller’s Knowledge, have not been breached, in each case, except as would not be material to the FS Development Platform and the Acquired Companies, taken as a whole.
(d)Each Person who has participated in the conception, creation, or development of any IP Rights on behalf of Seller or its Affiliates with respect to any Owned IP Rights or IP Rights owned or purported to be owned by Seller or its Affiliates, in each case, which are material to the FS Development Platform has executed a valid and enforceable written agreement transferring (or has otherwise transferred, by operation of law or otherwise) the entire right, title and interest of such Person therein to Seller or the applicable Affiliate. To Seller’s Knowledge, no such Person is in material breach under any such agreement.
(e)Section 3.7(e) of the Seller Disclosure Schedule sets forth, as of the date hereof, a true and complete list of (i) Company Software material to the FS Development Platform and (ii) material Software that is owned by any third party and is incorporated or embedded in such Company Software (excluding PlantPredict). Seller and its Affiliates have in their possession all source code and documentation related to the Company Software owned or purported to be owned by Seller or its Affiliates that is material to the FS Development Platform to enable a Software developer of reasonable skill and experience (together with the services, knowledge-transfer and assistance to be provided by Seller and its Affiliates pursuant to the Transition Services Agreement or otherwise prior to or on Closing) to modify, debug, enhance, compile and support such Company Software as reasonably required for the FS Development Platform as currently conducted. None of the Company Software (excluding PlantPredict) that is material to the FS Development Platform is subject to any condition or other requirement that such Company Software be licensed pursuant to an Open Source Software license or that the source code for any such Company Software be delivered, disclosed, licensed or otherwise made available to any other Person. No escrow agents or other Persons other than the Acquired Companies possess any current or contingent rights of any kind to receive or obtain a license to any source code included in the Company Software (excluding PlantPredict).
(f)Seller and its Affiliates have taken the reasonable security, disaster recovery and backup measures necessary to protect the security and integrity of the Company IT Assets and the sensitive data stored or contained therein or transmitted thereby, except as would not be material to the FS Development Platform and the Acquired Companies, taken as a whole. The Owned Company IT Assets are, to Seller’s Knowledge, free from material bugs, viruses, malicious code or similar contaminants. The PlantDesign Software is, to Seller’s Knowledge, free from material viruses, malicious code or similar contaminants. In the past three (3) years, there has not been a material disruption to the operations of the FS Development Platform due to the inadequacy of, or unsatisfactory operation or performance of, the Company IT Assets, other than any such inadequacy or unsatisfactory operation or performance that has been resolved in all material respects. In the past three (3) years, (i) the Company IT Assets have not suffered a material malfunction or failure that has caused a material disruption to the operations of the FS Development Platform, or (ii) to Seller’s Knowledge, suffered a security breach or other unauthorized access that is (or that otherwise exposed any unresolved security vulnerability that would reasonably be expected to be) material to the FS Development Platform.
(g)Except as would not be material to the FS Development Platform and the Acquired Companies, taken as a whole, Seller and its Affiliates have, with respect to the FS Development Platform, maintained and complied with its internal and external privacy and data security policies and with all applicable Laws related to privacy and data security.
(h)No university, military, educational institution, research center, Governmental Authority or other similar organization (each, an “R&D Sponsor”) has funded or sponsored research and development (whether directly or through performance of such research and development by a student or employee of any R&D

Sponsor) in connection with the FS Development Platform conducted by Seller or its Affiliates (including any Acquired Company) or, to Seller’s Knowledge, by any other Person (with respect to any Owned IP Rights acquired by Seller or its Affiliates from such Person), which has resulted in any valid claim of right to, ownership of or other Lien (other than any Permitted Lien) on any Owned IP Rights, in each case, except as would not be materially adverse to the FS Development Platform. Seller and its Affiliates have not participated in any standards-setting activities or joined or been a member of any standards setting, IP Rights sharing or Open Source Software projects or organizations that would adversely affect the proprietary nature of any Owned IP Rights material to the FS Development Platform, or restrict the ability of the Acquired Companies to enforce, license or exclude others from using any Owned IP Rights material to the FS Development Platform.
SECTION 3.8    Personal Property; Assets.
(a)Except as would not be material to the FS Development Platform and the Acquired Companies, taken as a whole, each of the Acquired Companies owns and has good title to, or has valid and subsisting leases for (or will own, have good title to or have valid and subsisting leases for after giving effect to the Reorganization) all tangible personal property used or held for use in the FS Development Platform, free and clear of any Lien (except for any Permitted Lien).
(b)After giving effect to the Reorganization and taking into account the terms of this Agreement, the Ancillary Agreements (including the license to the PlantPredict Software as contemplated in the IP License Agreement), the Module Purchase Orders, and the services similar to those that are included in the Transition Services Agreement which are expected to be provided by Buyer or its Affiliates after the Closing and any Excluded Services (as defined in the Transition Services Agreement), the Acquired Companies will own or have the legal right to use all of the material assets, properties and rights (including IP Rights and Software but excluding insurance, IT Assets (except Software), Excluded Software, banking services, third-party consulting and other professional services, personnel and Seller Names) that are reasonably necessary in all material respects to conduct the FS Development Platform immediately following the Closing in substantially the same manner as conducted as of the date hereof. For purposes of this Agreement, “Excluded Software” means the Commercially Available Software set forth on Schedule 5.3(e) or that is otherwise not material to the FS Development Platform, and Software in the aggregate having an annual license fee of less than $200,000 in respect of use of such Software in the FS Development Platform.
SECTION 3.9    Real Property.
(a)Section 3.9(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each of the Contracts pursuant to which the Acquired Companies hold, or will hold after giving effect to the Reorganization, any right, title, estate, interest or Lien (other than a Permitted Lien) in or to any real property used for, or related to, a Project, including any lease or sublease rights, or any rights granted pursuant to a purchase and sale agreement or option agreement (collectively, the “Real Property Documents”). The Acquired Companies do not hold any right, title, estate, interest or Lien (other than a Permitted Lien) in or to any real property used for, or related to, a Project other than pursuant to the Real Property Documents.

(b)
(i)The Company or the Project Companies or Other Subsidiaries, as applicable, have, or will have after giving effect to the Reorganization, good and marketable fee simple title to the real property owned, or which will be owned after giving effect to the Reorganization, by the Company or the Project Companies or Other Subsidiaries, as applicable, pursuant to the Real Property Documents in connection with the Projects (the “Owned Real Property”), free and clear of any Liens other than Permitted Liens. The Company or the Project Companies or Other Subsidiaries, as applicable, do not own any other real property other than the Owned Real Property.
(ii)The Company or the Project Companies or Other Subsidiaries, as applicable, have, or will have after giving effect to the Reorganization, valid leasehold, easement, or right of way interests, as applicable, in and to the real property leased or subleased or granted pursuant to an easement or right of way, or which will be leased, subleased, or granted pursuant to an easement or right of way, after giving effect to the Reorganization, by the Company or the Project Companies or Other Subsidiaries, as applicable, in connection with the Projects pursuant to the Real Property Documents (collectively, the “Leased Real Property”), free and clear of any Liens other than Permitted Liens. The Company or the Project Companies or Other Subsidiaries, as applicable, do not lease, sublease or have rights pursuant to an easement for, any other real property other than the Leased Real Property. There are no leases, subleases, licenses, occupancy agreements, options, rights or other agreements or arrangements to which the Company or any Project Company or Other Subsidiary is a party, or will be a party after giving effect to the Reorganization, granting to any Person the right to use, occupy or otherwise obtain a real property interest in all or any portion of the Leased Real Property, other than Permitted Liens. The Company or the Project Companies or Other Subsidiaries, as applicable, have, or will have after giving effect to the Reorganization, valid contractual interests with respect to the real property to which the Company or the Project Companies or Other Subsidiaries, as applicable, has, or after giving effect to the Reorganization will have, an option to acquire pursuant to the Real Property Documents or is under contract to acquire in connection with the Projects, free and clear of any Liens other than Permitted Liens (such optioned real property, together with the Owned Real Property and the Leased Real Property, the “Real Property”).
(c)
(i)There are no pending appropriation, condemnation or like proceedings affecting all or any portion of the Real Property or any interest therein.
(ii)None of Seller or its Affiliates has received any written notice of any threatened appropriation, condemnation or like proceedings relating thereto.
(iii)None of Seller or its Affiliates has (A) granted any options or rights of first offer or first refusal to purchase or lease any of the Real Property, or any portion thereof or interest therein, to any third party, or (B) except as provided in or pursuant to the Material Contracts or any Principal Project Permit, conveyed or transferred any right, title, estate, interest or Lien (other than a Permitted Lien) in or to the Real Property to any third party.

(iv)The uses at the Owned Real Property and the Leased Real Property by the Company, Seller or its Affiliates, as applicable, do not violate any applicable zoning, subdivision, land use or other similar Laws or any restrictive covenant of record.
(d)Seller has delivered or made available to Buyer true and complete copies of all Real Property Documents and copies of all title insurance policies obtained by or on behalf of Seller or its Affiliates in respect of the Real Property. Each Real Property Document constitutes a valid and binding obligation of the Company or the Project Companies or Other Subsidiaries, as applicable, and to Seller’s Knowledge, each other party thereto, in each case, in accordance with its terms. Neither the Company nor the Project Companies nor Other Subsidiaries is in breach or default under any Real Property Document. To Seller’s Knowledge, no other party to a Real Property Document is in material breach or default under any such Real Property Document.
(e)As of the date hereof, none of Seller or its Affiliates has delivered to or received from any party to a Real Property Document any notice pursuant to such Real Property Document requesting any amendment, alteration or modification thereto, or declaring any force majeure event thereunder, except in the ordinary course of business or where such request or event no longer remains pending.
(f)(i) An Acquired Company has, or will have after giving effect to the Reorganization, a valid leasehold interest in, and enjoys, or will enjoy after giving effect to the Reorganization, actual, exclusive, peaceful and undisturbed possession of, the leased real property set forth on Section 3.9(f)(i) of the Seller Disclosure Schedule (such lease, the “Office Lease” and such leased real property, the “Office Leased Real Property”), free and clear of any Lien (except for Permitted Liens) and (ii) there are no leases, subleases, licenses, occupancy agreements, options, rights or other agreements or arrangements to which an Acquired Company is a party, or will be a party after giving effect to the Reorganization, granting to any Person the right to use, occupy or otherwise obtain a real property interest in all or any portion of the Office Leased Real Property. None of the Acquired Companies is in breach or default under the Office Lease. To Seller’s Knowledge, no other party to the Office Lease is in breach or default under the Office Lease.
SECTION 3.10    Material Contracts.
(a)Section 3.10(a) of the Seller Disclosure Schedule sets forth each Contract (other than any Employee Plan) to which (i) as of the date hereof, any Acquired Company is a party, (ii) after giving effect to the Reorganization, any Acquired Company will be a party or (iii) Seller or any of its Affiliates (to the extent used in the FS Development Platform) is a party, in each case, that falls within the following categories and is existing as of the date hereof (each, whether or not set forth on Section 3.10(a) of the Seller Disclosure Schedule, a “Material Contract”):
(i)any Offtake Agreement;
(ii)any Contract for the transmission of electric power;

(iii)any Contract for energy services, including storage of electric power;
(iv)any Interconnection Contract;
(v)any Contract for construction (including engineering, procurement and construction) or design-build of any Project;
(vi)any Contract related to procurement, transportation or storage of the 26% safe harbor inventory;
(vii)any equipment supply Contract in respect of photovoltaic modules, inverters, solar trackers or step-up transformers;
(viii)any Contract for the operation and maintenance of any Project;
(ix)any Contract for shared transmission or interconnection facilities relating to Principal Projects, for other shared facilities, or for the operation or management thereof;
(x)any Contract for abatement of taxes, or payments in lieu of taxes, for the Principal Projects;
(xi)any Contract to sell, transfer or otherwise dispose of all or a portion of any Project;
(xii)all Company IP Agreements material to the FS Development Platform (excluding the IP License Agreement);
(xiii)any Contract that (A) relates to Indebtedness of any of the Acquired Companies, (B) grants any Lien upon the assets or properties of any of the Acquired Companies, other than a Permitted Lien, or (C) relates to tax equity investments of the Acquired Companies;
(xiv)any Contract concerning the establishment or operation of a partnership, joint venture, strategic alliance or other similar arrangement;
(xv)any Contract relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any material business, corporation, partnership, association, joint venture or other business organization, or any division, operating unit or product line of the FS Development Platform with respect to which there remain outstanding obligations (whether or not contingent) on the part of Seller or its Affiliates (including any Acquired Company);
(xvi)any Contract evidencing Company Support Obligations;
(xvii)any Contract that provides the Acquired Companies the right to acquire directly or indirectly any Equity Interest in, or all or any portion of the assets (in an amount material to the FS

Development Platform) of, or subjecting the Acquired Companies to any obligation or requirement to provide for or to make any investment in, any Person;
(xviii)any Contract that (A) grants or conveys rights of refusal, (B) contains “most favored nation,” “most favored customer” or similar pricing provisions or (C) restricts any Acquired Company from competing or contains other covenants restricting or purporting to restrict the right of the Acquired Companies or their Affiliates to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, in any market, field or territory;
(xix)any Real Property Document;
(xx)any Contract with any Governmental Authority excluding, for avoidance of doubt, any Permit or application for a Permit;
(xxi)any Contract that is a settlement, conciliation or similar agreement pursuant to which the Acquired Companies or their Affiliates may have any material obligation after the date of this Agreement;
(xxii)any Contract pursuant to which an Acquired Company is obligated to make a capital expenditure in excess of $250,000;
(xxiii)any Collective Bargaining Agreement;
(xxiv)any Affiliate Contract;
(xxv)any Contract by which an Acquired Company or its assets may be bound pursuant to which any of the Acquired Companies would be reasonably expected to (A) provide annual payments of $500,000 or more, or involve annual receipts reasonably anticipated as of the date of this Agreement to be in excess of $500,000 during the year ending December 31, 2021 and (B) that is not cancelable by Seller or one of its Affiliates without liability on ninety (90) or fewer days’ notice to the other party or parties thereto; and
(xxvi)any Contract that contains any holdback, earn-out, performance bonus, seller note or other contingent payment arrangements relating to or arising out of any prior acquisition, business combination or similar transaction.
(b)Section 3.10(b) of the Seller Disclosure Schedule contains a list of all Contracts described in clauses (i) through (xxv) of Section 3.10(a) used in the FS Development Platform to which an Affiliate of the Acquired Companies is a party and the Acquired Companies are not a party (other than Contracts relating to insurance policies set forth in Section 3.18 of the Seller Disclosure Schedule) as of the date hereof. True and complete copies of the written Contracts required to be set forth on Section 3.10(b) of the Seller Disclosure Schedule have been made available to Buyer.

(c)Seller has made available to Buyer true, complete and correct copies of all Material Contracts. Each Material Contract is, or will be after giving effect to the Reorganization, legally valid, binding and enforceable against Seller or its applicable Affiliate party thereto and, to the Knowledge of Seller, the counterparties thereto, in accordance with its terms. Seller or its applicable Affiliate is in compliance in all material respects with, has made all material payments under and is not in material breach of, or material default under, any Material Contract to which it is a party, and, to Seller’s Knowledge, nor is the counterparty thereto. To Seller’s Knowledge, no material event has occurred that would, with or without notice or lapse of time or both, be an event of a default or give rise to a termination right under any Material Contract. As of the date hereof, neither Seller nor any of its Affiliates has received any written or, to Seller’s Knowledge, oral notice or communication of the counterparty’s intention to cancel, terminate, adversely modify, refuse to perform or renew such Material Contract.
(d)Section 3.10(d) of the Seller Disclosure Schedule contains a complete list of all Parent Support Obligations. Seller has made available to Buyer an accurate and complete copy of each Parent Support Obligation.
SECTION 3.11    Compliance With Laws; Permits.
(a)Except as would not be material to the FS Development Platform and the Acquired Companies, taken as a whole, (i) Seller and its Affiliates (solely with respect to the FS Development Platform) and each Acquired Company is in compliance with all applicable Laws and (ii) to the Knowledge of Seller, each of the Acquired Companies’ material suppliers (in each case, solely with respect to the FS Development Platform) is in compliance with all applicable Laws in all material respects.
(b)The Acquired Companies hold, or will hold after giving effect to the Reorganization, all material Permits necessary for the lawful conduct of the FS Development Platform (other than Permits with respect to the Projects) as it is currently being conducted, and all such Permits are valid and in full force and effect. The Barilla Project Company holds all Permits necessary for the lawful conduct of the Barilla Project as it is currently being conducted, except as would not be material to the FS Development Platform. No Acquired Company is required to be registered under the Investment Company Act of 1940, as amended, and the regulations promulgated thereunder.
(c)
(i)Section 3.11(c)(i) of the Seller Disclosure Schedule sets forth all material Permits that are required for the development, construction and commencement of operations of the Principal Projects, including the transmission or sale of electricity from the Principal Projects (the “Principal Project Permits”); provided, for the avoidance of doubt, the Principal Project Permits shall not include any Permit required (or typically required) to be obtained in respect of a similar project by a construction contractor or operations and maintenance service provider pursuant to a construction contract or operations and maintenance agreement.

(ii)Section 3.11(c)(ii) of the Seller Disclosure Schedule sets forth all Principal Project Permits that, as of the date of this Agreement have been obtained by Seller or its Affiliates for the development, construction and commencement of operations of the Principal Projects, including the transmission or sale of electricity from the Principal Projects. Each Project Company is in material compliance with the applicable Principal Project Permits. Each Principal Project Permit is in full force and effect, and any applicable appeals period in respect of each such Principal Project Permit has expired.
(iii)Each Project Company has obtained all Permits required for the current conduct of its business taking into consideration the current stage of development of its Project.
(d)Section 3.11(d) of the Seller Disclosure Schedule sets forth all Permits for the development, construction and commencement of operations of the Principal Projects, including the transmission or sale of electricity from the Principal Projects, that have been applied for by Seller or its Affiliates but have not yet been obtained thereby.
(e)None of Seller or its Affiliates has received any written notice from, nor, to Seller’s Knowledge, has Seller or any of its Affiliates been threatened in writing by, any Governmental Authority (i) regarding any material violation, termination, revocation or cancellation of any material Permit for a Project (a “Project Permit”); provided, that, for the avoidance of doubt, the Project Permits shall not include any Permit required (or typically required) to be obtained in respect of a similar project by a construction contractor or operations and maintenance service provider pursuant to a construction contract or operations and maintenance agreement or (ii) regarding any administrative appeal or judicial proceeding with respect to any such Project Permit.
(f)Seller has made available to Buyer all final third-party written reports, site assessments, and studies prepared on behalf of Seller or any of its Affiliates, or otherwise in the possession or control of any such Person, to evaluate biological resources, wildlife habitat, vegetation, air, aviation, cultural or historic resources, visual impacts of developing the Principal Projects and traffic impacts covering the Principal Projects, in each case, in respect of the Principal Projects produced in the past five (5) years and in its possession, which are each set forth on Section 3.11(f) of the Seller Disclosure Schedule.
(g)As of the date hereof, none of Seller or its Affiliates has delivered to or received from any Governmental Authority any written notice expressly requesting any amendment, alteration or modification to any Principal Project Permit, except where such request no longer remains pending.
(h)None of the Acquired Companies holds or owns any Permit issued or provided by the Federal Communications Commission or any bureau or subdivision thereof that (i) is used or otherwise necessary to conduct the FS Development Platform and (ii) would need to be transferred or require an application seeking consent from the Federal Communications Commission in connection with the Transactions or the transactions contemplated by the Ancillary Agreements.

Notwithstanding anything herein to the contrary, the representations and warranties that relate to Permits in this Section 3.11 (other than Permits relating to environmental matters, which are expressly addressed in Section 3.16, and energy regulatory matters, which are expressly addressed in Section 3.17) are Seller’s sole and exclusive representations and warranties hereunder related to Permits, and no other representations or warranties herein shall relate or apply to Permits.
SECTION 3.12    Claims; Orders. Except as would not result in a Material Adverse Effect, (a) there is no Claim pending or, to Seller’s Knowledge, threatened in writing against Seller or its Affiliates with respect to the FS Development Platform or the Acquired Companies, and (b) none of the FS Development Platform or any Acquired Company is subject to any Order.
SECTION 3.13    Tax Matters.
(a)All income Tax Returns and material Tax Returns required to be filed by or on behalf of the Acquired Companies or with respect to any assets of the Acquired Companies prior to the date hereof have been timely filed (taking into account applicable extensions), and all such filed Tax Returns were true, complete and accurate.
(b)All material Taxes due and payable by any of the Acquired Companies or with respect to any assets of the Acquired Companies prior to the date hereof have been timely paid (regardless of whether or not such Taxes are shown as due and owing on a Tax Return) except to the extent being contested in good faith by appropriate proceedings.
(c)There is no claim, audit, action, suit or proceeding pending or, to Seller’s Knowledge, threatened in writing related to any material Taxes or Tax Returns of each Acquired Company or with respect to any assets of the Acquired Companies prior to the date hereof. No material unpaid or unresolved deficiencies or additions to Taxes have been assessed with respect to the Acquired Companies or with respect to any assets of the Acquired Companies prior to the date hereof.
(d)Each of the Acquired Companies is, and has been at all times for the period from its formation, treated as a disregarded entity for U.S. federal income tax purposes. No elections have been filed with any Taxing Authority, including on IRS Form 8832, to treat any of the Acquired Companies as an association taxable as a corporation.
(e)None of the Acquired Companies have executed, requested, or granted any waiver of or agreed to any extension with respect to any statute of limitations on the assessment or collection of any Tax.
(f)There are no Liens relating to Taxes upon the assets of the Acquired Companies (except for any Permitted Lien).
(g)Seller has elected to be classified as a corporation for U.S. federal income tax purposes uses, and has always used, the accrual method of accounting and its method of accounting is consistent, and has always been consistent, with Treasury Regulations Section 1.461-4(d)(6)(ii). For purposes of Section 461(h) of the Code, under Seller’s method of accounting, property is provided to Seller when (i) property is delivered to and accepted by Seller and (ii) title to such property is transferred to Seller. Seller has adopted the 3½ month rule, as set forth in Treasury Regulations Section 1.461-4(d)(6)(ii).
(h)On November 23, 2019, Seller entered into Module Purchase Order 1 (collectively, together with that certain Change Order, dated March 3, 2020, “Purchase Order M1”) with First Solar Malaysia Sdn. Bhd. (“FS Malaysia”). The First Solar Series 4 Modules, as more fully described in Purchase Order M1 (the “POM1 2019 ITC Components”), were delivered and title thereto was transferred to Seller on or prior to the Delivery Deadline (as defined in Purchase Order M1), and Seller has had title to the POM1 2019 ITC Components since such components were delivered to Seller.
(i)On November 23, 2019, Seller entered into Module Purchase Order 2 (“Purchase Order M2”) with FS Malaysia. The First Solar Series 4 Modules, as more fully described in Purchase Order M2 (the “POM2 2019 ITC Components”), were delivered and title thereto was transferred to Seller on or prior to the Delivery Deadline (as defined in Purchase Order M2), and Seller has had title to the POM2 2019 ITC Components since such components were delivered to Seller.
(j)On November 23, 2019, Seller entered into Module Purchase Order 3 (collectively, together with that certain Change Order, dated March 3, 2020, “Purchase Order M3”) with FS Malaysia. The First Solar Series 4 Modules, as more fully described in Purchase Order M3 (the “POM3 2019 ITC Components” and together with the POM1 2019 ITC Components and the POM2 2019 ITC Components, collectively, the “POM 2019 ITC Components”), were delivered and title thereto was transferred to Seller on or prior to the Delivery Deadline (as defined in Purchase Order M3), and Seller has had title to the POM3 2019 ITC Components since such components were delivered to Seller.
(k)Pursuant to payment terms set forth in each of Purchase Order M1, Purchase Order M2 and Purchase Order M3 (collectively, the “Purchase Orders M1-3”), and as reflected in the JP Morgan Chase Bank wire confirmation (the “Wire Confirmation M1-3”), Seller transmitted a $[***] payment to FS Malaysia on December 23, 2019. On December 23, 2019, Seller reasonably expected FS Malaysia to provide the POM 2019 ITC Components within 3½ months and incurred the cost of the POM 2019 ITC Components under its method of accounting.
(l)On September 4, 2019, Seller entered into Purchase Order 4800052179 pursuant to the Supply Agreement, dated September 3, 2019, with NEXTracker, Inc., a Delaware corporation (“NEXTracker”) (collectively, together with Revision No. 1, dated November 26, 2019, and Revision No. 2, dated December 16, 2019, “Purchase Order T1”). The components of the NEXTracker Horizontal 1-axis Tracking Systems, as more fully described in Purchase Order T1 (the “POT1 2019 ITC Components”), were delivered and title thereto was transferred to Seller on or prior to the Guaranteed Title Transfer Date (as defined in Purchase Order T1), and Seller has had title to the POT1 2019 ITC Components since such components were delivered to Seller.
(m)On September 4, 2019, Seller entered into Purchase Order 4800052180 pursuant to the Supply Agreement, dated September 3, 2019, with NEXTracker (collectively, together with Revision No. 1, dated November 26, 2019, “Purchase Order T2”). The components of the NEXTracker Horizontal 1-axis Tracking Systems, as more fully described in Purchase Order T2 (the “POT2 2019 ITC Components”), were delivered and title thereto was transferred to Seller on or prior to the Guaranteed Title Transfer Date (as defined in Purchase Order T2), and Seller has had title to the POT2 2019 ITC Components since such components were delivered to Seller.
(n)On September 4, 2019, Seller entered into Purchase Order 4800052181 pursuant to the Supply Agreement, dated September 3, 2019, with NEXTracker (collectively, together with Revision No. 1, dated November 26, 2019, “Purchase Order T3”). The components of the NEXTracker Horizontal 1-axis Tracking Systems, as more fully described in Purchase Order T3 (the “POT3 2019 ITC Components”), were delivered and title thereto was transferred to Seller on or prior to the Guaranteed Title Transfer Date (as defined in Purchase Order T3), and Seller has had title to the POT3 2019 ITC Components since such components were delivered to Seller.
(o)Pursuant to payment terms set forth in Purchase Order T1, and as reflected in the Bank of America wire confirmation (the “Wire Confirmation T1”), Seller transmitted a $[***] payment to NEXTracker on September 19, 2019. Pursuant to payment terms set forth in Purchase Order T2, and as reflected in the Bank of America wire confirmation (the “Wire Confirmation T2”), Seller transmitted a $[***] payment to NEXTracker on November 22, 2019. Pursuant to payment terms set forth in each of Purchase Order T1, Purchase Order T2 and Purchase Order T3 (collectively, the “Purchase Orders T1-3”), and as reflected in the Bank of America wire confirmation (the “Wire Confirmation T1-3”), Seller transmitted a $[***] payment to NEXTracker on December 16, 2019. On September 19, 2019, Seller reasonably expected NEXTracker to provide the POT1 2019 ITC Components within 3½ months and incurred the cost of the POT1 2019 ITC Components under its method of accounting. On November 22, 2019, Seller reasonably expected NEXTracker to provide the POT2 2019 ITC Components within 3½ months and incurred the cost of the POT2 2019 ITC Components under its method of accounting. On December 16, 2019, Seller reasonably expected NEXTracker to provide the POT3 2019 ITC Components within 3½ months and incurred the cost of the POT3 2019 ITC Components under its method of accounting.
(p)On October 31, 2019, Seller entered into a Storage Agreement with ThyssenKrupp Supply Chain Services NA, Inc., a Michigan corporation, as amended by the First Amendment thereto dated November 13, 2019 and the Second Amendment thereto dated February 5, 2020 (the “Storage Agreement”).
(q)On December 18, 2020, the Company entered into a Purchase Order (P.O. Number KMT1) (“Purchase Order KMT1”), with First Solar Malaysia Sdn. Bhd.
(r)On December 18, 2020, the Company entered into a Purchase Order (P.O. Number KMT2) (“Purchase Order KMT2”), with First Solar Malaysia Sdn. Bhd.
(s)On December 18, 2020, the Company entered into a Purchase Order (P.O. Number KMT3) (“Purchase Order KMT3”), with First Solar Malaysia Sdn. Bhd.
(t)On March 26, 2019, Seller Parent entered into that Master Supply Agreement (“Supply Agreement”), dated March 21, 2019, with GE Prolec and assigned to the Company all of its rights, title, interest, obligations and duties in, to and under, and was released from all of its obligations under, the Supply Agreement pursuant to the Assignment and Assumption Agreement (“Assignment and Assumption Agreement”), dated October 21, 2020, entered into between Seller Parent, the Company and GE Prolec.
(u)On September 28, 2020, Seller Parent entered into Purchase Order Shellman (“Purchase Order GE1”) with GE Prolec and assigned to the Company all of its rights, title, interest, obligations and duties in, to and under, and was released from all of its obligations under, Purchase Order GE1 pursuant to the Assignment and Assumption Agreement.
(v)On September 28, 2020, Seller Parent entered into Purchase Order Jeffrey’s Crossroads (“Purchase Order GE2”) with GE Prolec and assigned all of its rights, title, interest, obligations and duties in, to and under, and was released from all of its obligations under, Purchase Order GE2 to the Company pursuant to the Assignment and Assumption Agreement.
(w)On September 28, 2020, Seller Parent entered into Purchase Order Chaparral Springs (“Purchase Order GE3”) with GE Prolec and assigned to the Company all of its rights, title, interest, obligations and duties in, to and under, and was released from all of its obligations under, Purchase Order GE3 pursuant to the Assignment and Assumption Agreement.
(x)On September 28, 2020, Seller Parent entered into Purchase Order South Carolina 1 (“Purchase Order GE4,” and together with Purchase Order GE1, Purchase Order GE2 and Purchase Order GE3, the “Purchase Orders GE1-4”) with GE Prolec and assigned to the Company all of its rights, title, interest, obligations and duties in, to and under, and was released from all of its obligations under, Purchase Order GE1 pursuant to the Assignment and Assumption Agreement.
(y)Seller has made available to Buyer true, correct and complete copies of (i) each of the Purchase Orders M1-3 and Purchase Orders T1-3, Purchase Order KMT1, Purchase Order KMT2 and Purchase Order KMT3, (ii) the Wire Confirmation M1-3, the Wire Confirmation T1, the Wire Confirmation T2 and the Wire Confirmation T1-3, (iii) the Storage Agreement, and (iv) each of the Supply Agreement and Purchase Orders GE1-4.
Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.13 and the representations and warranties in Section 3.14 (to the extent relating to Taxes or Tax matters) are Seller’s sole and exclusive representations and warranties hereunder related to Taxes or Tax matters, and no other representations or warranties herein shall relate or apply to taxes or Tax matters.
SECTION 3.14    Employee Benefit Plans.
(a)Section 3.14(a) of the Seller Disclosure Schedule sets forth each material Seller Employee Plan. For each material Seller Employee Plan, Seller has provided or made available to Buyer copies of the plan document (including all amendments thereto) with respect to such Seller Employee Plan, or a summary of the material terms of such Seller Employee Plan (including all terms applicable to the Business Service Provider). None of the Acquired Companies sponsors, maintains, or contributes to (or is required to sponsor, maintain or contribute to or has ever sponsored, maintained or contributed to), an Employee Plan.

(b)None of the Acquired Companies or any trade or business, whether or not incorporated, that together with the Acquired Companies would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored): (i) a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA, (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or (iv) an arrangement or plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
(c)To the extent relating to any current or former Business Service Provider, and except as would not be material to the FS Development Platform, (i) each Seller Employee Plan has been maintained, funded, operated and administered in accordance with its terms and applicable Law, including ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority; (ii) there are no Claims (other than routine claims for benefits in the ordinary course of business) that are pending, or to Seller’s Knowledge, threatened against any Seller Employee Plan, the assets of any trust pursuant to any Seller Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Seller Employee Plan with respect to the administration or operation of such plans; and (iii) all required contributions to the Seller Employee Plans have been timely and accurately made on or before their due dates under applicable Law, no Seller Employee Plan has any unfunded liabilities that have not been fully accrued, and all payments required to be made under the Seller Employee Plans have been timely made.
(d)None of the Acquired Companies have any obligation to provide, post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law for which the covered individual pays the entire premium cost.
(e)Except as would not be material to the FS Development Platform, each Seller Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS as to its qualification and, to Seller’s Knowledge, no event has occurred that would reasonably be expected to result in disqualification of such Seller Employee Plan.
(f)Except as may be provided under a Retention Award Agreement, neither the execution of this Agreement and the Ancillary Agreements and the Module Purchase Orders nor the consummation of the Transactions nor the transactions contemplated by the Ancillary Agreements or the Module Purchase Orders (in each case, either alone or together with any other event and whether contingent or otherwise) shall (i) entitle any current or former Business Service Provider to any compensation, benefits or other property, (ii) accelerate the time of payment, vesting or funding of any compensation, equity award, or other benefits to any current or former Business Service Provider, (iii) result in the forfeiture by any current or former Business Service Provider of compensation or benefits under any Seller Employee Plan, or (iv) give rise to any payments or benefits that could, individually or in combination with any other payment, not be deductible under Section 280G of the Code.

(g)Neither Seller nor any of the Acquired Companies has any obligation to gross-up, reimburse or indemnify any current or former Business Service Provider for any Taxes, including those imposed under Sections 4999 and 409A of the Code (or any corresponding provisions of state, local, or other Tax law).
(h)Neither Seller nor any of the Acquired Companies have a plan or commitment to have any of the Acquired Companies establish, sponsor, maintain, or contribute to an Employee Plan.
SECTION 3.15    Labor Matters.
(a)Neither Seller (with respect to the FS Development Platform) nor any of the Acquired Companies is a party to or subject to, or will be a party to or subject to after giving effect to the Reorganization, and none of Seller or its Affiliates is currently negotiating in connection with entering into, nor has any duty to a labor organization to negotiate or enter into any Collective Bargaining Agreement with respect to the FS Development Platform or the Acquired Companies, and to Seller’s Knowledge, there has not been any organizational campaign, petition, demand for recognition, or other unionization activity seeking recognition of a collective bargaining unit relating to any FS Development Platform Employee. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Seller’s Knowledge, threatened against Seller or its Affiliates with respect to the FS Development Platform and the Acquired Companies.
(b)Except as would not be material to the FS Development Platform, Seller and the Acquired Companies have complied with all applicable Laws and orders with respect to the employment of the Business Service Providers (including applicable Laws, rules and regulations regarding wage and hour requirements, worker classification (including the proper classification of workers as independent contractors and the proper classification of employees as exempt or non-exempt), immigration status, workplace conduct and discrimination, employee health and safety, workers’ compensation and collective bargaining) (collectively, “Employment Laws”). There are no Claims pending or, to Seller’s Knowledge, threatened by any current or former Business Service Provider or Governmental Authority with respect to Employment Laws, nor, to Seller’s Knowledge, is there any reasonable basis for a discrimination or harassment Claim against those individuals set forth on Section 3.15(b) of the Seller Disclosure Schedule. Since December 31, 2019, (i) no current or former Business Service Provider nor any other current or former contractor providing services to FS Development Platform has experienced any workplace injuries; and (ii) there have been no Claims by any Business Service Provider or any other contractor providing services to the FS Development Platform for workers compensation or under the Occupational Safety and Health Act of 1970, as amended.
(c)Seller has, in accordance with applicable Laws, provided to Buyer a list, correct and complete as of the date hereof, showing (to the extent applicable and permitted by applicable Law) each FS Development Platform Employee’s: (i) name or employee identification number; (ii) employing entity; (iii) city and state of employment; (iv) hire date and service date, if different; (v) title; (vi) manager’s name or employee identification number; (vii) annual remuneration (except for employees in California); (viii) bonus opportunity or commissions (except for employees in California); (ix) long-term incentive opportunity (except for employees in California); (x) employment status (i.e., exempt or non-exempt and full-time or part-time); (xi) last compensation date change; (xii) benefits costs; and (xiii) leave status and anticipated date of return to full-service (“Employee List”). Seller shall have provided at least one updated Employee List to Buyer fifteen (15) days prior to Closing.
(d)No material employee layoff, material facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting FS Development Platform Employees has occurred within the three (3) months prior to the date hereof, or as of the date hereof, is contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. To Seller’s Knowledge, (i) the FS Development Platform has not otherwise experienced any material employment-related liability with respect to COVID-19 Measures; and (ii) no material group of FS Development Platform Employees is unable to perform his or her job duties due to COVID-19.
(e)None of the Acquired Companies has any employees (or has ever had any employees), and neither Seller nor any of the Acquired Companies has a plan or commitment to have the Acquired Companies to have any employees.
SECTION 3.16    Environmental Matters. Except as disclosed in the Environmental Reports or as would not result in a Material Adverse Effect, (a) Seller and its Affiliates (solely with respect to the FS Development Platform) and each Acquired Company are in compliance with all applicable Environmental Laws or other Laws related to the Release of Hazardous Materials; (b) all Environmental Permits required for the FS Development Platform and each Acquired Company to operate their respective businesses as currently conducted (but not, for the avoidance of doubt, to construct or commence operation of any Project) have been obtained and are in full force and effect, and each of them is in compliance with the terms and conditions of all such Environmental Permits; (c) there is no Environmental Claim pending or, to Seller’s Knowledge, threatened in writing against Seller related to the FS Development Platform or any of the Acquired Companies; (d) to Seller’s Knowledge, there has been no Release of Hazardous Materials at any of the properties that are currently or formerly owned or leased in connection with the FS Development Platform or by any Acquired Company or at any properties at which the Acquired Companies have, or will have after giving effect to the Reorganization, assumed liability for any Release of Hazardous Materials; (e) to Seller’s Knowledge, there is no fact or circumstance that would materially impede the procurement of any Environmental Permit that is a Principal Project Permit, or (other than such facts or circumstances that normally arise in the course of permitting) any other Environmental Permit for a Project, in each case as required for the construction, development or commencement of operation of any Project, including any concern or opposition of any community, individual, citizen’s group or non-governmental organization; (f) to Seller’s Knowledge, no underground storage tanks, aboveground storage tanks, oil wells, pits, sumps or waste management containment impoundments are currently or were previously located or operated at any Project or real property currently or formerly owned, leased or operated by Seller and its Affiliates (solely with respect to the FS Development Platform) or any Acquired Company, in each case in a condition or manner that would result in liability to any of them under any Environmental Law or Environmental Permit; (g) to Seller’s Knowledge, no Hazardous Material has been transported or migrated from any property currently or formerly owned, leased or operated by Seller and its Affiliates (solely with respect to the FS Development Platform) or any Acquired Company, in each case to any offsite location (including to any facility for treatment or disposal) in a condition or manner that would result in liability to any of them under any Environmental Law or Environmental Permit; and (h) Seller has made available copies of all material Environmental Reports produced in the past five (5) years and in its possession.
Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.16 are Seller’s sole and exclusive representations and warranties hereunder related to Environmental Laws and Environmental Claims involving Releases of Hazardous Materials, and no other representations or warranties hereunder shall relate or apply to Environmental Laws or Environmental Claims involving Releases of Hazardous Materials.
SECTION 3.17    Energy Regulatory Status.
(a)None of the assets owned or controlled by, or that will be owned or controlled by after giving effect to the Reorganization, each of the Acquired Companies has generated or transmitted electric energy or been used to generate or transmit electric energy, and neither Seller nor any of the Acquired Companies is a “public utility” as that term is defined in Section 201 of the FPA. Neither Seller nor any of the Acquired Companies has filed with FERC an application for authorization under Section 205 of the FPA to make wholesale sales of electric capacity, energy and ancillary services at negotiated, “market-based” rates, or any other document which, upon approval or acceptance by FERC would make any of Seller or any of the Acquired Companies a “public utility” under the FPA. Each of R-WS Antelope Valley Gen-Tie, LLC, and Portal Ridge Solar A, LLC is in compliance in all material respects with all requirements applicable to it under the FPA.
(b)The Barilla Project Company is (i) an EWG and (ii) a Power Generation Company. The Barilla Project Company is, or will be at the Closing, in compliance in all material respects with all requirements applicable to it under the Texas Public Utility Regulatory Act and the rules, regulations and orders of the Public Utility Commission of Texas thereunder. No other Acquired Company is a Power Generation Company. Each of R-WS Antelope Valley Gen-Tie, LLC, and Portal Ridge Solar A, LLC is an EWG.
(c)Neither the Company nor any Project Company or Other Subsidiary is a “holding company,” as defined in PUHCA, that is subject to, or not exempt from, regulation under the provisions of 18 C.F.R. §§ 366.21, 366.22, or 366.23. The Company is a “holding company” only with respect to the Project Companies and Other Subsidiaries, and only with respect to EWGs and QFs. No Acquired Company is an “electric utility company” as that term is defined in PUHCA.
(d)Except for the FERC Approval, neither Seller nor any Acquired Company must make a filing with or receive approval from FERC for the Reorganization or the Acquisition.
(e)(i) No Acquired Company is subject to regulation by any state public utility commission, or similar state Governmental Authority, as a “public utility,” “electric utility,” “electric company,” “transmission and distribution utility,” “holding company,” or similar terms; and (ii) no prior authorization, approval, order, filing, notice or any other submittal is required to be received or made by Seller or any Acquired Company for the Reorganization or the Acquisition under any state public utility Laws or regulations. Neither Seller nor any of the

Acquired Companies has made retail sales or deliveries of electricity, or filed with a state public utility commission, or similar state Governmental Authority, an application or any other document which, upon approval or acceptance by a state public utility commission, or similar state Governmental Authority, would make any of Seller or any of the Acquired Companies subject to regulation as a “public utility,” “electric utility,” “electric company,” “transmission and distribution utility,” “holding company,” or similar terms by any state public utility commission or similar state Governmental Authority under any state public utility Laws or regulations.
(f)Except as would not result in a Material Adverse Effect, there are no complaints, investigations, or other similar proceedings (formal or informal, public or non-public) pending, anticipated or, to Seller’s Knowledge, threatened in writing, alleging that any of the Acquired Companies is in violation of, or has failed to satisfy or comply with the requirements of the FPA, PURPA, PUHCA, or the electricity or public utility Laws or regulations of any state.
SECTION 3.18    Insurance. Seller has in place insurance policies providing coverage for the FS Development Platform and the Acquired Companies against all risks of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses (collectively, the “Insurance Policies”). Section 3.18 of the Seller Disclosure Schedule sets forth an accurate and complete list of, as of the date hereof, of all of the Insurance Policies, including for each, the type of coverage (occurrence or claims made), the deductible, the policy limits and the expiration date. Each such Insurance Policy is legal, valid, binding and in full force and effect as of the date hereof. All premiums under such Insurance Policies payable to date have been paid and, to Seller’s Knowledge, no termination of, or material premium increases with respect to, such Insurance Policies had been threatened in writing. As of the date hereof, there are no open claims related to the Acquired Companies or FS Development Platform pending under such Insurance Policies.
SECTION 3.19    Affiliate Contracts. Except for the Surviving Affiliate Contracts, neither Seller nor any of its Affiliates or, to the Knowledge of Seller, any of their respective officers, directors or employees, (a) is, or will be after giving effect to the Reorganization, a party to any Affiliate Contract by which the FS Development Platform or the assets, properties or businesses of the Acquired Companies are bound which will not be terminated or automatically terminate at or prior to the Closing or (b) has a claim against the FS Development Platform or any of the Acquired Companies. As used herein, “Affiliate Contract” means, after giving effect to the Reorganization, any Contract between an Acquired Company, on the one hand, and Seller or any of its Affiliates (except for the Acquired Companies), on the other hand.
SECTION 3.20    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission for which Buyer or its Affiliates would be responsible in connection with the Transactions or the transactions contemplated by the Ancillary Agreements or the Module Purchase Orders based on arrangements made by or on behalf of Seller or its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of a specific date, in which case Buyer makes such representation or warranty of such specified date), as follows:
SECTION 4.1    Due Organization and Good Standing. Buyer is duly organized and validly existing and in good standing in accordance with the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and assets now owned, operated or leased and to conduct its businesses in the manner in which its businesses are currently being conducted.
SECTION 4.2    Authority; Binding Nature of Agreement. Buyer and each of its Affiliates, as applicable, has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements or the Module Purchase Orders to which it is or will be a party, perform its covenants and agreements hereunder and thereunder, and consummate the Transactions and the transactions contemplated by the Ancillary Agreements and the Module Purchase Orders. The execution and delivery of this Agreement and the Ancillary Agreements and the Module Purchase Orders by Buyer or its Affiliates, as applicable, and the performance by Buyer or its Affiliates, as applicable, of its covenants and agreements hereunder and thereunder, and the consummation by Buyer or its Affiliates, as applicable, of the Transactions and the transactions contemplated by the Ancillary Agreements and the Module Purchase Orders have been duly and validly authorized by all necessary action on the part of Buyer and its Affiliates, as applicable. This Agreement has been, and each of the Ancillary Agreements and the Module Purchase Orders will be as of the Closing Date, duly and validly authorized, executed and delivered by Buyer or its Affiliates, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, is or will be as of the Closing Date a legal, valid and binding obligation of Buyer or its Affiliates, as applicable, enforceable against Buyer or its Affiliates, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

SECTION 4.3    Noncontravention; Consents.
(a)None of the execution, delivery and performance of this Agreement by Buyer, the execution, delivery and performance by Buyer or its Affiliates of the Ancillary Agreements and the Module Purchase Orders to which it is a party or will be a party, or the consummation of the Transactions by Buyer and its Affiliates, will (i) violate, conflict with or result in a breach of the Organizational Documents of Buyer; (ii) subject to making or obtaining, as applicable, the Consents and Filings referenced in Section 3.4(b) and Section 4.3(b), violate, conflict with or result in the breach of any applicable Law; or (iii) (A) require any Consent of, or any Filing to or with, any Person that is not a Governmental Authority, or (B) violate, result in any breach of or, with or without notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation, suspension, revocation, amendment or acceleration of, or result in the creation of a Lien on any asset, property or business of Buyer under, any Contract, Permit or other instrument or arrangement to which Buyer is a party or by which Buyer or its properties or assets are bound, except, in the case of the foregoing clauses (ii) and (iii), as would not result in a Buyer Material Adverse Effect.
(b)None of the execution, delivery and performance of this Agreement by Buyer, the execution, delivery and performance by Buyer and its Affiliates of the Ancillary Agreements or the Module Purchase Orders, or the consummation of the Transactions or the transactions contemplated by the Ancillary Agreements or the Module Purchase Orders by Buyer, does or will, require any Filing with or to, or to obtain any Consent from, any Governmental Authority, except for:
(i)the HSR Clearance and compliance with, and Filings under, the HSR Act;
(ii)those Filings in respect of the FERC Approval;
(iii)those Filings in respect of the CFIUS Clearance;
(iv)any Filing required by the Securities Act or the Exchange Act; and
(v)any Filing or Consent, the failure of which to make or obtain would not result in a Buyer Material Adverse Effect.
SECTION 4.4    Claims; Orders. Except as would not result in a Buyer Material Adverse Effect, (a) there is no Claim pending or, to Buyer’s actual knowledge, threatened in writing against Buyer and (b) Buyer is not subject to any Order.
SECTION 4.5    Sufficient Funds. Buyer shall have at the Closing funds immediately available, as and when needed, that are necessary to (a) consummate the Acquisition at the Closing, (b) otherwise perform its covenants and agreements hereunder and (c) pay any fees, expenses or other amounts payable by Buyer in connection with the consummation of the Transactions or the transactions contemplated by the Ancillary Agreements and the Module Purchase Orders. OMERS Administration Corporation (“OMERS”) has committed to provide the equity financing for the Purchase Price, as may be adjusted in accordance with Section 2.5 (the “Equity Financing”) contemplated by the executed letter agreement, dated as of the date hereof (the “Equity Commitment

Letter”), by and between Buyer and OMERS. The Equity Commitment Letter is in full force and effect, and has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect, and no such amendment, supplement or modification is pending or contemplated. The Equity Commitment Letter is a legal, valid and binding obligation of OMERS and Buyer. No event has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach or default on the part of any party thereto under any term of the Equity Commitment Letter; (ii) cause any condition contained in the Equity Commitment Letter not to be satisfied; or (iii) be reasonably be expected to result in any portion of the financing contemplated by the Equity Commitment Letter to be unavailable on the Closing Date. As of the date hereof, there are no conditions precedent or other contingencies related to the Equity Financing other than as expressly set forth in the Equity Commitment Letter. Other than the Equity Commitment Letter, neither Buyer nor any of its Affiliates has entered into any agreement, side letter or other contractual arrangement governing the Equity Financing. As of the date hereof and assuming the accuracy of the representations and warranties of Seller contained in this Agreement, Buyer has no reason to believe (x) that any of the conditions to the Equity Financing contained in the Equity Commitment Letter to be satisfied by it or any of its Affiliates will not be satisfied or (y) that any portion of the Equity Financing will not be available to Buyer at the Closing. Buyer acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder or under the other Ancillary Agreements or the Module Purchase Orders to which it is (or at the Closing, will be) a party. No funds to be paid to Seller have derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity or any activity in breach of applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions, export controls or similar Laws. Buyer has delivered to Seller a true, correct and complete copy of the Equity Commitment Letter. Buyer shall have funds immediately available to pay all of the Earnout Payments if and when required to be paid.
SECTION 4.6    Solvency. Assuming the representations and warranties set forth in Article III are true and correct, immediately after giving effect to the Acquisition (including any financings to be undertaken in connection therewith), Buyer shall be solvent and will (a) be able to pay its debts as they become due, (b) own property that has a fair salable value greater than the amounts required to pay its debts and (c) have adequate capital to carry on its business.
SECTION 4.7    Purchase for Investment. Buyer is acquiring the Company Interests for its own account and not with a view to distribution in violation of any securities Laws. Buyer has been advised and understands and acknowledges that the Company Interests have not been registered in accordance with the Securities Act or the “blue sky” Laws of any jurisdiction and may be resold only if registered in accordance with the provisions of the Securities Act or if an exemption from registration is available, unless neither such registration nor such an exemption is required by applicable Law. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Company Interests.
SECTION 4.8    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission for which Seller or any of its Affiliates would be responsible in connection with the Transactions or the transactions contemplated by the Ancillary Agreements or the Module Purchase Orders based on arrangements made by or on behalf of Buyer.

SECTION 4.9    R&W Insurance Policy. Buyer has provided Seller with a draft R&W Insurance Policy to be bound promptly following the execution of this Agreement in substantially similar form.
ARTICLE V

COVENANTS AND AGREEMENTS
SECTION 5.1    Interim Operations of the FS Development Platform.
(a)Prior to the Closing, except (i) as required, permitted or contemplated hereby (including the consummation of the Reorganization), (ii) as required by applicable Law, (iii) as disclosed in Section 5.1(a) of the Seller Disclosure Schedule, (iv) with respect to payment of amounts contemplated by the Project Expenditures Budget, or (v) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to (A) conduct the FS Development Platform in the ordinary course of business in all material respects (which shall be deemed to include taking or refraining to take actions as and to the extent required by COVID-19 Measures or to comply, on a consistent basis, with Seller Parent’s group-wide policies in response to COVID-19, in each case, after good-faith consultation with Buyer); (B) preserve intact the business organization, goodwill, assets and properties of the FS Development Platform and Acquired Companies; and (C) maintain good relationships of the FS Development Platform and the Acquired Companies with its employees, customers, suppliers and other material business partners; provided, that (1) no action expressly permitted by an exception to a subclause of Section 5.1(b) shall be deemed a failure to perform or comply with this Section 5.1(a); and (2) the failure to take any action prohibited by Section 5.1(b) shall not be deemed a failure to perform or comply with this Section 5.1(a) to the extent Seller requested Buyer’s consent to the taking of such action pursuant to Section 5.1(b), and Buyer did not provide such consent.
(b)Prior to the Closing, except (i) as required, permitted or contemplated hereby (including the consummation of the Reorganization), (ii) as required by applicable Law, (iii) as disclosed in Section 5.1(b) of the Seller Disclosure Schedule, (iv) with respect to payment of amounts contemplated by the Project Expenditures Budget, or (v) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall not permit its Affiliates to (to the extent related to the FS Development Platform):
(i)amend or restate the Organizational Documents of any of the Acquired Companies;
(ii)adjust, split, combine, amend the terms of, authorize for issuance or reclassify any of the Company Interests or any Equity Interests of any of the Acquired Companies;
(iii)declare, set aside, make or pay any dividend or distribution (except for any dividend or distribution payable solely in cash prior to the Closing, or that is payable by any

Acquired Company to the Company or any other Acquired Company) on any of the Company Interests or Equity Interests of any of the Acquired Companies;
(iv)merge or consolidate any Acquired Company with any other Person or restructure, reorganize, recapitalize or completely or partially liquidate (or adopt a plan of liquidation);
(v)acquire (including by merger or consolidation) (A) any Equity Interest in any other Entity or (B) any material asset from any other Person (other than the Acquired Companies), in each case, that will, after giving effect to the Reorganization, be an Equity Interest or asset owned by the Acquired Companies (except, in the case of clause (B), for acquisitions of assets of less than $100,000 in the aggregate);
(vi)sell, transfer, lease, sublease, license, assign or otherwise dispose of (A) any Project or (B) other material assets related to the FS Development Platform (except for non-exclusive licenses, covenants not to sue or permissions granted or entered into in respect of IP Rights in the ordinary course of business);
(vii)issue, deliver, sell, pledge, dispose of or transfer any Company Interests or Equity Interests in, or notes, bonds or other securities or securities rights convertible into any Equity Interests of, any Acquired Company;
(viii)(A) permit any Acquired Company to create, incur or assume any Indebtedness or assume, guarantee, endorse or otherwise become liable or responsible for any material obligations of any Person; or (B) amend, modify or cancel any third-party Indebtedness owed to any Acquired Company;
(ix)except as required by the terms of a Seller Employee Plan, (A) enter into, adopt, amend or terminate any Seller Employee Plan, other than (1) in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs; or (2) the entry into, adoption, amendment or termination of any Seller Employee Plan that is not targeted to FS Development Platform Employees and that do not materially increase benefits for FS Development Platform Employees; (B) increase the cash compensation or fringe benefits of any FS Development Platform Employee (except for annual increases in base pay in the ordinary course of business that are consistent with past practices for employees with an annual base salary of less than $100,000); (C) hire or engage any Person who would become a FS Development Platform Employee other than the hiring of employees to replace employees whose employment with Seller or its Affiliates has ceased prior to the Closing Date with an annual base salary not in excess of $100,000, in each case in the ordinary course of business; (4) terminate or transfer the employment or engagement, other than for cause, death or disability, of any FS Development Platform Employee with annual base salary in excess of $100,000; or (5) amend or terminate the Retention Award Agreements;

(x)enter into, adopt or amend or commit to enter into, adopt or amend any Collective Bargaining Agreement;
(xi)except with respect to any Real Property Document that is not material to the FS Development Platform and does not relate to a modification or amendment in any respect materially adverse to the FS Development Platform or the Acquired Companies, enter into, extend, waive or provide any consent under any material provision of or amend in any respect adverse to the FS Development Platform or the Acquired Companies, cancel or terminate any Contract that would be a Material Contract if entered into prior to the date hereof, or extend, waive or provide any consent under any material provision of, terminate or cancel, or modify or amend in any respect adverse to the FS Development Platform or the Acquired Companies any Material Contract (including, for the avoidance of doubt, agreements referenced in Schedule 2.6);
(xii)make or change any material Tax election (including an election to change the U.S. federal, state or local income tax classification of any of the Acquired Companies) or, except as required or permitted by GAAP, any method, principle or practice of accounting;
(xiii)incur any Lien on any material asset (whether tangible or intangible and including, any real property), right or property that is, or will be held by the Acquired Companies after giving effect to the Reorganization, except for Permitted Liens;
(xiv)abandon, disclaim, dedicate to the public, sell, or assign any Owned IP Right, Owned Company IT Asset or Company IP Agreement, in each case, material to the FS Development Platform;
(xv)disclose or authorize to be disclosed to any third party any material trade secrets or confidential information included in the Owned IP Rights to any Person, other than to Representatives of the Acquired Companies, Buyer (or its Representatives) or otherwise in the ordinary course of business, and in each case, subject to a confidentiality or non-disclosure covenant (or other obligation of confidentiality) protecting against further disclosure thereof;
(xvi)except for non-exclusive licenses, covenants not to sue or permissions granted or entered into in the ordinary course of business, grant to any Person any license, or enter into any covenant not to sue or other similar permission, with respect to any Owned IP Right material to the FS Development Platform;
(xvii)amend the Project Expenditures Budget (except for any amendments that do not exceed (A) $500,000 in the aggregate in any one (1)-month period, (B) $2,000,000 in the aggregate for all periods prior to Closing or (C) $250,000 in the aggregate in any one (1)-month period for Projects other than the Principal Projects; provided, that, in each case, Seller will provide written notice of any amendment promptly thereafter);

(xviii)enter into any Parent Support Obligation (except for Parent Support Obligations (A) that are refundable cash deposits made pursuant to Contracts that have been entered into prior to the date hereof or permitted to be entered into pursuant to this Agreement (provided that this exception shall not apply to the Contract referenced in Item 8 of Section 5.1(b)(xi) of the Seller Disclosure Schedule) or (B) do not exceed $100,000 in the aggregate), other than in accordance with the Project Expenditures Budget;
(xix)enter into any material new line of business; or
(xx)authorize or agree to take any of the actions described in this Section 5.1(b).
(c)With respect to the Barilla Project, Seller or its Affiliates may take an Emergency Situation Response; provided, however, that Seller shall provide Buyer with notice of such Emergency Situation Response as soon as reasonably practicable but in any event within one (1) Business Day of commencing such Emergency Situation Response and must use reasonable best efforts to take any reasonable remediation or recovery actions requested by Buyer (at Buyer’s expense) if Buyer disagrees in good faith with such Emergency Situation Response.
(d)The obligations of Seller set forth in Section 5.1(a) and (b) shall extend to the Outstanding Project Companies after the Closing until the earlier of, with respect to each such Outstanding Project Company (such applicable period, the “Post-Closing OPC Period”): (i) the date such Outstanding Project Company is assigned to Buyer or its designee in accordance with this Agreement and (ii) the first (1st) anniversary of the Closing Date; provided, that (A) references to the Acquired Companies or the FS Development Platform in such sections shall apply to the applicable Outstanding Project Company mutatis mutandis; and (B) for the purposes of this Section 5.1(d), during the Post-Closing OPC Period, in addition to the other restrictions herein, Seller shall not, and shall not permit its Affiliates to make any capital expenditures with respect to any applicable Outstanding Project Company in an amount that exceeds $5,000 in the aggregate in any one (1)-month period for each such Outstanding Project Company without Buyer’s prior written consent; provided, that, notwithstanding the foregoing, during the Post-Closing OPC Period, (x) Seller shall not be obligated to make any expenditures with respect to any Outstanding Project Company and (y) Seller shall make no expenditures with respect to an Outstanding Project Company without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) (other than expenditures for which Seller is responsible pursuant to Section 2.6), and Buyer shall promptly reimburse Seller for any such expenditures to which Buyer consents.
(e)Nothing herein, including Section 5.1(a), Section 5.1(b), and Section 5.1(d) shall give Buyer or any of its Representatives, directly or indirectly, the right to control or direct the operations of the FS Development Platform or any of the Acquired Companies prior to the Closing, and prior to the Closing, Seller and its Affiliates shall exercise complete control and supervision over the FS Development Platform.

SECTION 5.2    Consents, Approvals and Filings; Other Actions.
(a)On the terms and subject to the conditions hereof, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to cause the conditions in Article VI to be satisfied as soon as reasonably practicable after the date hereof and in any event no later than the date that is two (2) Business Days prior to the End Date, including using reasonable best efforts to (i) prepare and make all Filings with Governmental Authorities that are necessary to consummate the Closing; and (ii) obtain all Consents of Governmental Authorities that are necessary to consummate the Closing, including the HSR Clearance, the CFIUS Clearance and the FERC Approval.
(b)In furtherance, and without limiting the generality, of Section 5.2(a), each Party shall, and shall cause its Representatives to, (i) make or cause to be made the initial Filings of such Party or its Representatives required by the HSR Act and the FPA related to the Acquisition within ten (10) Business Days after the date hereof (and shall request early termination of the waiting period under the HSR Act applicable to the Transactions); (ii) make or cause to be made all other Filings with Governmental Authorities required of such Party or its Affiliates that are necessary to consummate the Closing or to obtain all Consents of Governmental Authorities that are necessary to consummate the Closing, in each case, as soon as reasonably practicable after the date hereof; (iii) provide as soon as reasonably practicable all information required by applicable Law to be provided to any Governmental Authority in connection with any such Filings or Consents and comply at the earliest reasonably practicable date with any request from a Governmental Authority for additional information, documents or other materials received by such Party or its Representatives related to such Filings or the Transactions; and (iv) act in good faith and reasonably cooperate with the other Party in connection with any such Filings and in obtaining any Consent of a Governmental Authority that is necessary to consummate the Transactions.
(c)In furtherance, and without limiting the generality, of Section 5.2(a), each Party shall, and shall cause its Representatives to, promptly make any final filing in connection with the CFIUS Clearance and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing made prior to the date hereof, and provide any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Transactions within the timeframes set forth in the DPA.
(d)To the extent not prohibited by applicable Law, each Party shall use reasonable best efforts to furnish to each other all information required for any Filing to be made to a Governmental Authority by applicable Law in connection with the Transactions. Each of Buyer and Seller shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such Filing or Consent and shall not independently participate in any meeting, or engage in any substantive conversation, discussion or negotiation, with any Governmental Authority related to any such Filing or Consent, or related to any Claims by such Governmental Authority related to the Transactions, without giving the other (1) prior written notice of such meeting, conversation, discussion or negotiation; and (2) unless prohibited by such Governmental Authority, the opportunity to attend or participate therein. Each of Buyer and Seller shall consult and cooperate with the other in good faith in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such Party in connection with any Claim by a Governmental Authority related to such Filings or the Transactions; provided, however, that any materials and information provided by and among the Parties pursuant to this Section 5.2(d) may be redacted (I) to remove references concerning valuation, (II) as necessary to comply with contractual arrangements and (III) as necessary to address reasonable privilege concerns. Without limiting the foregoing, each Party shall not, and shall cause their respective Representatives not to, enter into any agreement with any Governmental Authority not to consummate the Transactions without the prior written consent of the other Party. All filing fees payable in connection with any such Filings or Consents shall be borne and payable equally by the Parties; provided, that Buyer shall bear and pay those filing fees incurred in connection with the Filings made related to the CFIUS Clearance.
(e)With respect to obtaining the FERC Approval, Buyer, Seller and each of their Affiliates shall reasonably cooperate and consult with each other in such efforts, including the preparation and filing of a joint application (if Buyer or an Affiliate of Buyer requests to be a co-applicant), requesting expedited consideration of the application by FERC, providing information required to be included in the application filed with the FERC, reviewing drafts of the application, and responding to any inquiries from FERC staff with respect to such application, responding to any protests filed with respect to such application and, if necessary, seeking rehearing of any FERC order. Seller shall prepare and provide to Buyer a draft of the Section 203 application within five (5) Business Days from the date of this Agreement, and after Buyer’s review and comment, including Buyer’s determination as to whether it or an Affiliate of Buyer will be a co-applicant, submit the application to FERC. Each Party shall bear its own legal expenses with respect to the preparation and filing of the Section 203 application.
(f)In furtherance, and without limiting any, of Buyer’s covenants and agreements under Section 5.2(a) and Section 5.2(b), with respect to obtaining Consents of Governmental Authorities, Buyer shall, and shall cause Commodore US Holding Corporation and its Subsidiaries (the “Restricted Group”) to, use reasonable best efforts to take all actions necessary, proper or advisable to (i) avoid or eliminate each and every impediment that may be asserted by a Governmental Authority related to any Filings or Consents with any Governmental Authority contemplated by this Section 5.2 or the Transactions as soon as practicable; and (ii) to enable the Closing to occur as soon as practicable, in each case, which actions shall include (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, settlement or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Acquired Companies; (2) terminating existing relationships, contractual rights or obligations of Buyer or its Subsidiaries (including, after the Closing, the Acquired Companies); (3) agreeing to any limitation on the conduct of Buyer or its Subsidiaries (including, after the Closing, the Acquired Companies); (4) taking any other action in respect of the Acquired Companies as may be required by a Governmental Authority in order to obtain any Consent thereof that is necessary, appropriate or advisable to consummate the Transactions, or avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Legal Restraint, in each case, as soon as possible and in any event prior to the End Date (each of the actions described in the foregoing clauses (1) through (4), a “Regulatory Concession”); (5) not taking any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that would reasonably be expected to materially adversely affect obtaining or making any Consent or Filing with any Governmental Authority contemplated by this Section 5.2 or the timely receipt thereof; and (6) defending through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person, including any Governmental Authority, that seeks to prevent or prohibit or impede, interfere with or delay the consummation of the Transactions by the End Date; provided, however, that the provisions of this Section 5.2 shall not be construed to require (x) the undertaking of any Regulatory Concession, if the taking of such Regulatory Concession, (i) individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the financial condition, businesses or results of operations of (A) the FS Development Platform, (B) any Principal Project, (C) the Acquired Companies (with respect to this clause (C), taken as a whole), or (D) with respect to the actions described in clauses (2) through (4) of the definition of Regulatory Concession, Buyer and any of its Subsidiaries (other than the Acquired Companies) (with respect to this clause (D), taken as a whole), and/or (ii) is not conditioned upon the consummation of the Closing; or (y) with respect to the CFIUS Clearance, the undertaking of (i) any Regulatory Concession set forth in clauses (1) or (2) of the definition thereof, or (ii) any Regulatory Concession set forth in clauses (3) or (4) of the definition thereof or any mitigation or other measure of Buyer or any other member within the Restricted Group, requested by CFIUS or to obtain the CFIUS Clearance, in each case of this clause (ii), other than de minimis limitations, actions, mitigation or measures affecting solely Buyer or any of its Subsidiaries that do not, or would not reasonably be expected to, limit Buyer’s or its Subsidiaries’ (including, after the Closing, the Acquired Companies) ability to govern, retain, control or operate any of its or their respective assets, projects or businesses. Neither Seller nor any of its respective Affiliates shall, without Buyer’s written consent, in Buyer’s sole discretion, commit to any divestiture transaction, or commit to alter their businesses or commercial practices, or otherwise commit to take any action that limits Buyer’s freedom of action with respect to (A) the FS Development Platform, (B) any Principal Project, or (C) itself or any of its Affiliates (including, after the Closing, the Acquired Companies). For the avoidance of doubt, the provisions of this Section 5.2(f) shall not be construed to require Buyer or any of its Affiliates to undertake any Regulatory Concession with respect to (I) clauses (2) through (4) of the definition of Regulatory Concession, in respect of any Affiliates of Buyer other than Buyer and its Subsidiaries (including, after the Closing, the Acquired Companies) or (II) clause (1) of the definition of Regulatory Concession, in respect of Buyer or any Affiliates of Buyer other than, after the Closing, the Acquired Companies.
(g)If, and only if, requested by Buyer, Seller shall make or agree to any Regulatory Concession; provided, that, none of Seller or any of its Representatives shall be required to make or agree to any Regulatory Concession that (i) affects any of its businesses, operations, assets or liabilities other than the FS Development Platform or the Acquired Companies, or (ii) is not conditioned upon the consummation of the Closing.
(h)From and after the date hereof and prior to the Closing, Seller and Buyer shall use their commercially reasonable efforts, and shall reasonably cooperate with each other, to obtain as soon as reasonably practicable following the date hereof, the third-party Consents required in connection with the consummation of the Transactions which are set forth on Schedule 5.2(h) (each, a “Third-Party Consent”). Seller shall (i) keep Buyer reasonably informed of the status and progress thereon and (ii) promptly notify Buyer if Seller or any Acquired Company believes in good faith that a Third-Party Consent may not be obtained. Seller shall bear all costs, fees and expenses (including any license or other fees and expenses) associated with the obtaining of the Third-Party

Consents (other than costs, fees and expenses of Buyer). If a Third-Party Consent is not obtained as of the Closing, (x) the Purchase Price shall be adjusted in accordance with Section 2.5(a) for any Specified Amount in respect of the Outstanding Project Companies and, if the Third-Party Consent in respect of Earnout Project 2 has not been obtained by Closing, the Specified Amount in respect of Earnout Project 2, and (ii) other than with respect to Earnout Project 2, the Project Company to which such Third-Party Consent relates (including the applicable Contract requiring Consent) shall not be assigned to Buyer or an Acquired Company as of the Closing and shall be deemed added to Schedule 1.6 until such time the Project Company is assigned to Buyer or its designee in accordance with this Agreement, and until such time the applicable Third-Party Consent is received, no such failure to assign any such Project Company (including the assets and Liabilities exclusively related to such Project) shall be considered, in and of itself, a breach of this Agreement for any purpose. If the Third-Party Consent in respect of Earnout Project 2 is not obtained prior to the Closing, Buyer shall, effective as of the Closing, replace the Parent Support Obligation in connection with the Third-Party Consent in respect of Earnout Project 2, and for the avoidance of doubt, the Project Company that holds Earnout Project 2 shall be an Acquired Company as of the Closing.
SECTION 5.3    Reorganization.
(a)Subject to obtaining any required Consents, Seller shall cause all of the Reorganization Assets to be contributed, transferred or assigned to the Company pursuant to the restructuring steps described in Schedule 1.2 to be taken no later than as of one (1) Business Day prior to the Closing. Seller shall, and shall cause its Affiliates (including the Acquired Companies) to conduct the Reorganization in compliance with all applicable Laws. Seller shall keep Buyer reasonably informed regarding the process and status of the Reorganization. Prior to the execution of any transaction document related to, or in connection with the Reorganization (such documents, collectively, the “Reorganization Documents”) by Seller or is Affiliates or the amendment of any Contract with a counterparty of Seller, FSD, the Company or one of their respective Affiliates, Seller shall (i) provide a draft of such Reorganization Document or amendment to Buyer and provide Buyer a reasonable opportunity to review, comment on and approve such draft Reorganization Document or amendment and (ii) take into consideration in good faith prior to finalizing the Reorganization any comments made by Buyer or its advisors. For greater clarity, and notwithstanding any other provision of this Section 5.3, Seller shall not (x) make any alteration, update or modification to the Reorganization Steps Plan set forth in Schedule 1.2 unless the underlying action is expressly permitted by this Agreement, or (y) enter into the Reorganization Documents not substantially in the form of a Reorganization Document (A) provided to Buyer prior to the date hereof or (B) for which Buyer previously provided consent pursuant to this Section 5.3(a), in each case without the prior written consent of Buyer (so long as such consent is not to be unreasonably withheld, conditioned or delayed). Seller may, upon written notice to Buyer, supplement (i) Schedule 1.1 with any Entity that is formed by Seller or its Affiliates solely for the purpose of owning the assets related to a Project, and thereafter Schedule 1.1 shall be deemed to be as so supplemented and such Entity shall be deemed to be a “Project Company,” and Seller shall contribute, or shall cause such Project Company to be contributed, to the Company prior to the Closing, and (ii) Schedule 1.3 with any additional asset or liability that is acquired, incurred or assumed by Seller or its Affiliates as the result of a transaction permitted to be taken by Seller or its Affiliates under Section 5.1 and which is related to the FS Development Platform, and thereafter, Schedule 1.3 shall be deemed to be as so supplemented.

(b)As soon as reasonably practicable following the date hereof, Seller shall, and shall cause its Affiliates to, give or make any Filings and use commercially reasonable efforts to obtain as promptly as reasonably practicable any Consents of other Persons that may be required for the assignment, conveyance or transfer of a Contract or other interest or asset contemplated to be assigned, conveyed or transferred by an Acquired Company or a Retained Company, as applicable (such Person, the “Reorganization Assignor”), to a Retained Company or an Acquired Company, as applicable (such Person, the “Reorganization Assignee”), as part of the Reorganization (such Contract or other interest or asset, a “Reorganization Asset”).
(c)If the Parties mutually agree that Consent is required for the assignment, conveyance or transfer of a Reorganization Asset contemplated to be assigned, conveyed or transferred as party of the Reorganization cannot be obtained in accordance with Section 5.3(b), other than a Third-Party Consent, then Buyer and Seller shall cooperate to, subject to Section 5.3(a) or unless otherwise agreed by the Parties, cause the implementation of an alternative agency-type arrangement or another arrangement reasonably acceptable to the Parties pursuant to which, to the fullest extent practicable, the economic and other claims, rights and benefits of such Reorganization Asset are provided to the intended Reorganization Assignee of such Reorganization Asset, and such intended Reorganization Assignee bears all costs and Liabilities contemplated to be borne by such intended Reorganization Assignee with respect to such Reorganization Asset. If a Reorganization Asset cannot be assigned or transferred without a release of the Reorganization Assignor’s Liability related to such Reorganization Asset or if an arrangement of the type contemplated in the preceding sentence is implemented, then the related transaction agreement shall provide that the intended Reorganization Assignee of such Reorganization Asset shall indemnify the Reorganization Assignor for any Liability contemplated (in accordance with the terms of this Agreement) to be borne by the intended Reorganization Assignee of such Reorganization Asset with respect to such Reorganization Asset.
(d)Subject to Section 5.3(a) and other than with respect to a Third-Party Consent, any Reorganization Asset which is a Contract that is only partially intended to be assigned as part of the Reorganization (such Contract, a “Shared Reorganization Contract”) shall be assigned only with respect to (and preserving the meaning of) those parts that are intended to be assigned to the applicable Reorganization Assignee, if so assignable or appropriately amended, so that the intended Reorganization Assignee will be (i) entitled to the rights and benefits of those parts of the Shared Reorganization Contract that are intended to be assigned and (ii) be responsible for the liabilities contemplated to be assumed by such intended Reorganization Assignee with respect to such Reorganization Asset, unless otherwise agreed by the Parties. If any Shared Reorganization Contract cannot be assigned by its terms or otherwise, or cannot be amended, without any approval, authorization or consent, and such approval, authorization or consent cannot be obtained in accordance with Section 5.3(b), or if it is otherwise not practical to assign a Shared Reorganization Contract in part, then, until the earlier of such time as such Consent has been obtained or a renegotiation of such Shared Reorganization Contract and execution of new Contracts with the related counterparties shall have been concluded, Seller shall, and shall cause its Affiliates to, at Buyer’s express request and in a form and substance reasonably acceptable to Buyer and Seller, establish an alternative agency-type arrangement pursuant to which, to the fullest extent practicable, (A) the economic and other claims, rights and benefits of such Shared Reorganization Contract intended to be provided to an intended Reorganization Assignee are provided to such intended Reorganization Assignee, and such intended Reorganization Assignee bears all costs and liabilities contemplated to be borne by such intended Reorganization Assignee with respect to such Shared Reorganization Contract; and (B) all other rights and liabilities under such Shared Reorganization Contract are retained by the applicable Reorganization Assignor.
(e)Notwithstanding anything to the contrary in this Section 5.3, (i) with respect to any Commercially Available Software set forth on Schedule 5.3(e) or any other Commercially Available Software that is not material to the FS Development Platform, within thirty (30) days of the date hereof, the Parties shall identify such Commercially Available Software that the Buyer shall require use of for the FS Development Platform following the Closing; and (ii) Seller’s sole obligation with respect to the licensing, sublicensing, assignment or other transfer of such Commercially Available Software shall be to use commercially reasonable efforts, without the expenditure of additional sums to the extent not reimbursed by Buyer, to obtain consent to assign the license to such Commercially Available Software (or the relevant portion thereof) from the applicable licensor of such Commercially Available Software. If Seller is unable to obtain such consent, then Buyer shall have no right to use, and shall cause the removal of such applicable Commercially Available Software from the Company IT Assets, and obtaining any such consent shall not be a condition precedent to Buyer’s obligations to consummate the Closing.
SECTION 5.4    Wrong Pockets. If, after the Closing Date, Seller or its Affiliates finds that it has retained or received any funds, assets, property or rights that should have been transferred to the Acquired Companies as a result of the Reorganization or otherwise (the “Other Assets”), Seller shall, or shall cause one of its Affiliates to, remit or transfer any such Other Assets promptly to Buyer or its Affiliate. If, after the Closing Date, Buyer or its Affiliates finds that it has been transferred, or has received, any funds, assets, property or rights that should have been retained by the Retained Business (the “Misplaced Assets”), Buyer shall, or shall cause one of its Affiliates to, remit or transfer any such Misplaced Assets promptly to Seller or its Affiliate. Without limiting the generality of the foregoing, with respect to any Misplaced Asset or Other Asset, the Parties shall, and shall cause their respective Affiliates to, (i) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring, assigning and conveying such Misplaced Assets (or part thereof) or Other Assets (or part thereof), as applicable, or the relevant interests in them to the other Party, (ii) obtain all consents from Persons necessary or appropriate for the purposes of transferring, assigning, and conveying such Misplaced Assets (or part thereof) or Other Assets (or part thereof), as applicable or the relevant interests in them to the other Party, (iii) complete all such further acts or things as the other Party may reasonably direct in order to transfer, assign, and convey such Misplaced Assets (or parts thereof) or Other Assets (or part thereof), as applicable, or the relevant interests in them to the other Party, (iv) hold such Misplaced Assets (or part thereof) or Other Assets (or part thereof), as applicable, or relevant interest in such Misplaced Assets or Other Assets, as applicable, in trust for the other Party (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in such Misplaced Asset or Other Asset, as applicable, to the other Party, and (v) until such time as such Misplaced Asset or Other Asset, as applicable, is transferred to the appropriate Party, comply with all applicable covenants and obligations with respect to any such Misplaced Assets or Other Assets, as applicable, held by it, including the payment of any costs and expenses in connection therewith, which shall be performed by such Party or its applicable Affiliate for the other Party’s account, and such other Party shall promptly reimburse such party for any such out-of-pocket costs, expenses or payments.

SECTION 5.5    Access.
(a)Upon reasonable advance notice, Seller shall, and shall cause its Affiliates to, provide Buyer and its Representatives reasonable access, during normal business hours from the date hereof until the Closing, to the properties, books, records and personnel related to the FS Development Platform and the Acquired Companies, and during such period, Seller shall cause to be furnished promptly to Buyer and its Representatives all readily available information concerning the FS Development Platform and the Acquired Companies as Buyer may reasonably request; provided, however, that Seller shall not be required to permit any inspection, or to disclose any information, that in the reasonable, good-faith judgment of Seller would (i) result in the disclosure of any information unrelated to the FS Development Platform; (ii) result in the disclosure of any trade secrets of any Person or violate any confidentiality obligation of Seller or any of its Affiliates; or (iii) jeopardize protections afforded to Seller or any of its Affiliates under the attorney-client privilege or the attorney work product doctrine. All information obtained by Buyer and its Representatives under this Section 5.5 shall be treated as “Confidential Information” (as defined in the Confidentiality Agreement) for purposes of the Confidentiality Agreement and shall be used solely for consummating the Transactions or the transactions contemplated by the Ancillary Agreements or the Module Purchase Orders. Without limiting the foregoing, (1) any such access shall be (A) conducted under the supervision of Seller’s or its Representatives’ personnel, (B) subject to all of the standard protocols and procedures of Seller and its Affiliates, including the requirement that visitors be escorted at all times, (C) subject to any additional procedures required by any landlord or landowner and (D) in such a manner as does not unreasonably interfere with the normal operations of Seller or its Affiliates; (2) neither Buyer nor any of its Representatives shall contact or engage in any communication with (A) any current or former FS Development Platform Employee or any of his or her respective Representatives related to this Agreement, the Transactions or the FS Development Platform, except, in each case under this clause (A), as expressly permitted by this Section 5.5 or (B) any customer, Off-taker, transmission provider, landlord, landowner, contractor, supplier, distributor, vendor, creditor, investor, regulator or other commercial counterparty or material business relation of Seller or its Affiliates, except for contacts with such Persons made in the ordinary course of business that are unrelated to this Agreement, the Transactions or the FS Development Platform; and (3) prior to the Closing, Buyer shall have no right to perform or cause to be performed any invasive or subsurface investigations of any real property, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media. The provision of information under this Section 5.5 shall not expand any remedies available hereunder to Buyer in any manner. Notwithstanding the foregoing, Seller shall, and shall cause its Affiliates to, reasonably promptly after Buyer’s request prior to the Closing provide Buyer and its Representatives the information and requested actions set forth on Schedule 5.5.
(b)Buyer shall indemnify Seller and its Representatives from, and hold Seller and its Representatives harmless against, any and all Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this Section 5.5(b), relating to any physical damage of Buyer or its Representatives directly due to access provided under Section 5.5(a).

SECTION 5.6    Replacement Credit Support.
(a)No later than thirty (30) days after the Closing Date, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to replace all Parent Support Obligations, with all required letters of credit, guarantees, bonds, surety contracts and other credit support arrangements (and any related reimbursement obligation) to support the payment and performance obligations related to the Projects under the applicable Contracts or Permits, in each case in accordance with the terms of such Contracts or Permits and in forms substantially similar to the Parent Support Obligations (or otherwise acceptable to the counterparties thereto), such that Seller or the Affiliate of Seller providing (or causing to be provided) such Parent Support Obligations shall be fully released with respect thereto.
(b)If any Parent Support Obligation remains outstanding and shall not have been returned to Seller or terminated, cancelled, or released by the beneficiary thereof by the Closing Date, (i) Buyer shall not, and shall not permit the Acquired Companies to, amend, modify or waive the underlying contractual terms of the Contract for which such Parent Support Obligation relates in a manner that increases the amount or extends the term of such Parent Support Obligation; and (ii) to the extent Seller or any of its Affiliates (other than the Acquired Companies) have performance obligations under any such Parent Support Obligation, Seller or the relevant Affiliate (other than the Acquired Company) shall be permitted to terminate such Parent Support Obligation; provided, that such termination does not result in termination of or a material change to the Contract to which such Parent Support Obligation applies, except in connection with the end of any primary or renewal term of any such Contract or Parent Support Obligation.
(c)Without limiting Seller’s rights and remedies in respect of a breach of Section 5.6(a), if any Parent Support Obligation remains outstanding and shall not have been returned to Seller or terminated, cancelled, or released by the beneficiary thereof after the thirtieth (30th) day following the Closing Date, Buyer shall pay to Seller, in addition to the indemnification and reimbursement obligations of Buyer under Section 5.6(e), a monthly credit support fee at the rate specified in the footnote on Section 3.10(d) of the Seller Disclosure Schedule, until the date on which each respective Parent Support Obligation is returned to Seller or its Affiliates or terminated, cancelled, or released by the beneficiary thereof and Seller or the Affiliate of Seller providing (or causing to be provided) such Parent Support Obligation is fully released with respect thereto; provided, however, that any such monthly credit support fee related to an Outstanding Project Company shall not begin accruing until the date such Outstanding Project Company is assigned to Buyer or its designee in accordance with this Agreement. The Parties agree that such credit support fees are reasonable compensation for providing credit support services and are not a penalty, and that damages arising from Buyer’s breach of this Section 5.6, if any, shall be deemed to be direct damages.
(d)From and after the date hereof, Seller shall use commercially reasonable efforts to assist, and shall reasonably cooperate with Buyer, with respect to Buyer’s taking of the actions required in Section 5.6(a) and Section 5.6(b), including providing copies of the Parent Support Obligations, coordinating with current beneficiaries of Parent Support Obligations with negotiation of substitute instruments and the return of such Parent Support Obligations promptly after any replacement is issued, and providing reasonable administrative support to Buyer and to Buyer’s financing sources to replace such Parent Support Obligations.

(e)From and after the Closing, with respect to any Parent Support Obligation that remains outstanding and which has not been returned to Seller or terminated, cancelled, or released by the beneficiary thereof by the Closing Date, Buyer shall, or shall cause one of its Affiliates to, promptly indemnify and reimburse Seller and its Affiliates for any claims or amounts drawn from, and shall reimburse Seller for the actual out-of-pocket costs of and fees paid by Seller or its Affiliates in maintaining, such Parent Support Obligations accruing at any time after the Closing (including any incremental increase in the costs to Seller and its Affiliates of maintaining such Parent Support Obligation as a result of such a draw (including any increase in interest expense)).
(f)Promptly after any such Parent Support Obligation is replaced by Buyer and the instrument being replaced is returned to Buyer or (following such Closing) to the Acquired Companies, Buyer shall promptly deliver or cause the Acquired Companies to deliver such replaced Parent Support Obligation to Seller or, at Seller’s request, one of its Affiliates.
SECTION 5.7    Employee Matters
(a)Prior to the date of this Agreement, Buyer or one of its Affiliates has provided a written offer of employment to certain FS Development Platform Employees whom it desires to employ effective as of the Closing (each, together with the Key Employees and any other FS Development Platform Employees Buyer or Affiliates provides a written offer of employment between the date hereof and the Closing, an “Offer Employee”, and such offer of employment, including the Employment Agreements, an “Offer”), which Offer provides that employment with Buyer or one of its Affiliates will commence effective as of the Closing. Each Offer Employee who has accepted or, after the date hereof, accepts an Offer and commences employment with Buyer or one of its Affiliates effective as of the Closing shall be referred to as a “Transferred Employee.” From the date hereof until (and inclusive of) the Closing Date, Seller shall (and shall cause its Affiliates to) (i) use commercially reasonable efforts to make the Offer Employees available to Buyer, (ii) use commercially reasonable efforts to respond to information requests regarding the Offer Employees and (iii) not interfere with the Offer process between the Offer Employees and Buyer and (other than to make the Offer Employees available to Buyer pursuant to clause (i) and to respond to informational requests from Buyer pursuant to clause (ii)). Seller shall terminate the employment of any Offer Employees who are also not Transferred Employees within thirty (30) days following the Closing Date (the “Terminated Employees”) and be solely responsible for all Liabilities arising from, related to, or based upon the applicable Offer Employee’s termination of employment. No individuals shall be employed by the Acquired Companies immediately prior to the Closing. Buyer shall provide prompt written notice to Seller of any Offer Employee to which Buyer makes an Offer and reasonable written notice for any Offer Employee that formally accepts or formally rescinds acceptance of an Offer and shall provide to Seller a list of the Offer Employees that have accepted (and not rescinded) an Offer on the date that is three (3) Business Days prior to Closing. Seller shall provide prompt written notice to Buyer if any Offer Employee’s employment relationship with Seller or its Affiliates terminates (whether by Seller or by such Offer Employee) prior to Closing.
(b)Notwithstanding anything set forth in Section 5.7 to the contrary, a Delayed Transfer Employee shall become an Transferred Employee as of the date on which such Delayed Transfer Employee is able to return to active employment; provided, that, such Delayed Transfer Employee returns to active employment within ninety (90) days following the Closing. All references in this Agreement to events that take place with respect to Transferred Employees as of the Closing shall take place with respect to any Delayed Transfer Employee as of such Delayed Transfer Employee’s commencement of employment with Buyer or one of its Affiliates.
(c)For eligibility and vesting purposes under the employee benefit plans of Buyer and its Affiliates that are offered and provide benefits to Transferred Employees after the Closing Date (the “Buyer Plans”), each Transferred Employee shall be credited with his or her years of service or comparable experience with Seller or its Affiliates prior to the Closing Date to the same extent as such employee was entitled prior to the Closing Date to credit for such service under any similar Seller Employee Plan, except (i) with respect to any defined benefit pension or long-term incentive plans and (ii) to the extent such credit would result in a duplication of benefits.
(d)For purposes of each Buyer Plan providing medical, dental, pharmaceutical or vision benefits to any Transferred Employee, to the extent such Transferred Employee satisfied participation requirements and waiting period requirements under comparable Seller Employee Plans, Buyer shall use commercially reasonable efforts to (i) waive all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan for such Transferred Employee and his or her covered dependents, and (ii) cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents under the comparable Seller Employee Plans during the portion of the plan year ending on the date of such Transferred Employee’s participation in the corresponding Buyer Plan begins to be considered under such Buyer Plan for purposes of determining deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan, subject to all applicable terms and conditions relating to such benefits or amounts.
(e)Effective as of the Closing Date, the Transferred Employees shall no longer actively participate in any tax-qualified defined contribution plan sponsored or maintained by Seller or its Affiliates (the “Seller 401(k) Plan”). Buyer shall designate a tax-qualified defined contribution plan of Buyer (such plan, the “Buyer Savings Plan”) in which the Transferred Employees shall be permitted to participate as soon as reasonably practicable following the Closing Date and that either (i) currently provides for the receipt from the Transferred Employees of “eligible rollover distributions” (as such term is defined in Section 401(a)(31) of the Internal Revenue Code, including notes representing plan loans) or (ii) shall be amended effective as of the Closing Date to provide for the receipt from the Transferred Employees of eligible rollover distributions. Seller, Buyer and their respective Affiliates shall cooperate to take reasonable actions to permit each Transferred Employee with an outstanding loan balance under the Seller 401(k) Plan as of the Closing to continue to make scheduled loan payments to the Seller 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the notes evidencing such loans from the Seller 401(k) Plan to the Buyer Savings Plan so as to prevent a deemed distribution or loan offset with respect to such outstanding loans.
(f)Effective as of the Closing, Buyer shall, or shall cause one of its Affiliates to, assume all unpaid annual cash bonuses in respect of the (i) 2020 performance period to the extent unpaid as of the Closing, and (ii) 2021 performance period, in either case, that accrued on the balance sheet of Seller Parent for and in respect of each Transferred Employee (as may be adjusted by Seller in accordance with its then-current bonus program with respect to such Transferred Employees) as if the employment of such Transferred Employee continued with Seller or one of its Affiliates through the end of the month in which such Closing occurs (respectively, the “Assumed 2020 Incentive Amount” and the “Assumed 2021 Incentive Amount,” and, collectively, the “Assumed Incentive Amount”). Buyer shall, or shall cause one of its Affiliates to, assume as of the Closing the obligation to pay the Assumed Incentive Amount to the Transferred Employees when due, and shall pay the Assumed Incentive Amount to the Transferred Employees, subject to such conditions as otherwise would be applicable to the payment thereof under the applicable Seller Employee Plan and payable at such time as such amounts would be paid to the Transferred Employees under the applicable Buyer Plan; provided, that, (x) to the extent unpaid as of the Closing, the aggregate annual incentive bonus paid to Transferred Employees for the 2020 performance period shall not be less than the Assumed 2020 Incentive Amount, (y) the aggregate annual incentive bonus paid to the Transferred Employees for the 2021 performance period shall not be less than the Assumed Incentive Amount in respect of the 2021 performance period, and (z) if the annual cash bonuses in respect of the 2020 performance period are paid by Seller prior to or as of the Closing, Buyer shall have no Liability with respect to the Assumed 2020 Incentive Amount. No later than two (2) Business Days prior to the Closing Date, Seller shall provide Buyer with (x) the aggregate Assumed 2020 Incentive Amount, if any then remains unpaid, (y) the aggregate Assumed 2021 Incentive Amount and (z) the applicable Assumed Incentive Amount in respect of each Transferred Employee.
(g)Seller shall, or shall cause one of its Affiliates to, vest all unvested equity awards (or the applicable portion thereof) held by Offer Employees under a Seller Employee Plan that would have vested as of or prior to April 1, 2021 at the earlier to occur of (i) April 1, 2021 and (ii) the Closing (if the Closing, only the Transferred Employees) (such date, the “Acceleration Date” and such awards, the “Accelerated Equity Awards”), in either case, subject to the Offer Employee’s continued employment with Seller or one of its Affiliates through the Acceleration Date, and shall retain all Liability in respect of any equity awards under any Seller Employee Plan. To the extent vested, Seller shall, or shall cause one of its Affiliates to, settle each Accelerated Equity Award on or as soon as administratively practicable following the Acceleration Date; provided, that if settlement at such time would result in a tax penalty under Section 409A of the Code, then such awards shall be settled at the earliest time that would not result in such penalty.
(h)On or immediately prior to the Closing, Seller shall, or shall cause one of its Affiliates to, pay to each Transferred Employee all accrued, but unused vacation or paid time off to which any such Transferred Employee is entitled pursuant to and in accordance with the applicable policies or practices of Seller or its Affiliates governing vacation and paid time off and applicable Law. To the extent applicable Law prohibits any Transferred Employee from receiving a payout of accrued, but unused vacation or paid time off at Closing, Buyer shall assume the accrual (at the cost of Seller) (any amount so assumed by Buyer in respect of accrued but unused vacation or paid time off of the Transferred Employees, the “PTO Amount”). No later than two (2) Business Days prior to the Closing Date, Seller shall provide Buyer with a list of all accrued, but unused vacation or paid time off as of the Closing Date for each Offer Employee that will not be paid as of the Closing on account of any legal requirement.
(i)On the Closing Date, Seller shall deliver to Buyer a true and complete list of each current or former FS Development Platform Employee who experienced an “employment loss” (as defined by the WARN

Act) during the ninety (90) days prior to the Closing Date. For a period of ninety (90) days after the Closing Date, Buyer shall not, and shall cause its Affiliates to not, engage in any conduct that would result in an “employment loss” or “layoff” (in each case, as defined in the WARN Act) for any Transferred Employee.
(j)On or prior to the date of this Agreement, Seller has entered into Retention Award Agreements with each individual listed on Schedule 5.7(j) to reflect the grant to each such individual of a retention bonus in the amount set forth therein (collectively, the “Retention Bonuses”). Effective as of the Closing Date, Buyer shall expressly assume, by operation of this Section 5.7(j), the Retention Award Agreements and, from and after the Closing Date, Buyer shall, or shall cause one of its Affiliates, to honor the terms and conditions of the Retention Award Agreements and perform all obligations thereunder. Buyer or one of its Affiliates shall reimburse Seller for any Forfeited Retention Bonus Amount within thirty (30) days following the last date a payment of a Retention Bonus is due.
(k)Nothing in this Section 5.7 shall be treated as an amendment of, an undertaking to amend or terminate, or a limitation on the ability of Buyer or its Affiliates to amend or terminate any Employee Plans. Nothing herein shall require Buyer to continue to employ the services of any particular individual after the Closing Date. No provision hereof shall create any third-party beneficiary rights in any current or former employee or any other natural person service provider of any of the Acquired Companies or any beneficiary, dependents, or other individual associated therewith for the compensation, terms and conditions of employment and benefits that may be provided.
(l)On the Closing Date, Seller will initiate a payroll run for all of the Transferred Employees covering the period between the end of the prior payroll period for the Transferred Employees and 11:59 p.m., New York City time on the day immediately prior to the Closing Date. The special payroll run contemplated by this Section 5.7(l) shall include all payments that Seller or any of its Affiliates is required to make on or prior to the Closing pursuant to this Section 5.7.
SECTION 5.8    Non-Competition; Non-Solicitation.
(a)Subject to Section 5.8(e) and Section 5.8(f), Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, for a period of two (2) years commencing on the Closing Date, (i) engage in any Development Business, (ii) own or acquire a Significant Interest in any Person engaged in a Development Business, or (iii) sell, transfer, lease, sublease, license, assign or otherwise dispose of any Outstanding Project Company other than to Buyer or its designee in accordance with this Agreement.
(b)Subject to Section 5.8(e) and Section 5.8(f), and except as may be released in writing by Buyer with respect to any Transferred Employee, for a period of two (2) years commencing on the Closing Date, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, solicit, hire, induce or otherwise encourage any Transferred Employee to terminate his or her employment with Buyer or its Affiliates (other than making general solicitations not targeted at Transferred Employees (including by a search firm or pursuant to a general advertisement) and hiring such employee as a result thereof); provided, however, that the foregoing shall not restrict Seller or its Affiliates from soliciting, hiring, inducing or otherwise encouraging any Transferred Employee whose employment has been terminated by Buyer or its Affiliates at least six (6) months prior to the date of solicitation or hire.
(c)Subject to Section 5.8(e) and Section 5.8(f), and except as may be released in writing by Buyer with respect to any Terminated Employee, for a period of two (2) years commencing on the Closing Date, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, hire (whether as an employee or a service provider) any Terminated Employees.
(d)Except as may be released in writing by Seller with respect to any employee or former employee that is the subject of this Section 5.8(d), for a period commencing on the date of this Agreement until the date that is two (2) years after the Closing Date, Buyer shall not, and shall cause the Restricted Group not to, directly or indirectly, solicit, hire, induce or otherwise encourage any current or former employee of Seller or its Affiliates with whom Buyer or any of its Representatives came into contact with or otherwise became aware of in connection with the Transactions or the transactions contemplated by the Ancillary Agreements or the Module Purchase Orders, to terminate his or her employment with Seller or its Affiliates (other than making general solicitations not targeted at such employees (including by a search firm or pursuant to a general advertisement) and hiring such employee as a result thereof); provided, however, that the foregoing shall not restrict Buyer or its Affiliates from soliciting, hiring, inducing or otherwise encouraging any such employee whose employment has been terminated by Seller or its Affiliates at least six (6) months prior to the date of solicitation or hire.
(e)Notwithstanding the foregoing, nothing in this Section 5.8 shall restrict Seller or its Affiliates from:
(i)owning any interest in, managing or controlling, or otherwise operating or engaging in, any operation or activity other than a Development Business;
(ii)taking any action that is required or contemplated by this Agreement;
(iii)owning, directly or indirectly, any Equity Interest in any Person that is not a Significant Interest;
(iv)acquiring, directly or indirectly (whether by purchase, merger, consolidation or otherwise), ownership of Equity Interests of any Person engaged in the Development Business if (A) such Person owns one or more businesses or interests in addition to its Development Business; provided, that such Development Business does not contribute more than [***] of the [***] of such Person for its most recent fiscal year, or (B) as a result of a foreclosure (or negotiated settlement in lieu of a foreclosure) related to a financing provided by Seller or its Affiliates as part of the Retained Business; or
(v)any activity set forth on Schedule 5.8.
(f)Notwithstanding anything to the contrary in this Section 5.8,

(i)the restrictions in Section 5.8(a), Section 5.8(b) and Section 5.8(c) shall not apply to any Person or its Affiliates that acquires Seller or any of its Affiliates or any Equity Interests therein; provided, that such restrictions shall continue to apply to the Entities or assets of the Seller or any of its Affiliates acquired by such Person or its Affiliates in such transaction that were subject to the terms of Section 5.8(a), Section 5.8(b) and Section 5.8(c) as such restrictions applied to Seller or its Affiliates prior to such transaction; and
(ii)the restrictions in Section 5.8(a), Section 5.8(b) and Section 5.8(c) shall terminate and cease to be in effect upon the consummation of any transaction or series of related transactions the result of which are (A) the sale or transfer of all or substantially all of the properties and assets of Seller Parent, or (B) that any Person becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 of the Exchange Act) of more than 50% of the voting securities of Seller Parent.
(g)Each Party acknowledges that a breach or threatened breach of this Section 5.8 would give rise to irreparable harm to the other Party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Party of any of its obligations in this Section 5.8, the non-breaching Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(h)Each Party acknowledges that the restrictions contained in this Section 5.8 are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement of each Party to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 5.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
SECTION 5.9    Confidentiality.
(a)The terms of the Confidentiality Agreement are hereby incorporated by reference, and notwithstanding Section 2 (Term) of the Confidentiality Agreement, shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the obligations of Buyer under this Section 5.9 shall nonetheless continue in full force and effect in accordance with Section 2 (Term) of the Confidentiality Agreement.

(b)From and after the Closing, and except as otherwise expressly permitted by this Agreement, Seller shall, and shall cause its Affiliates to, hold and keep, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold and keep, in confidence any and all non-public or otherwise confidential or proprietary information, whether written or oral, in the possession of Seller, its Affiliates or their respective Representatives concerning the FS Development Platform, the Acquired Companies or this Agreement, except to the extent that such information (i) is generally available to and known by the public other than as a result of a breach of this Section 5.9(b); (ii) is lawfully acquired by Seller, its Affiliates or their respective Representatives from and after the Closing from sources reasonably believed by Seller not to be prohibited or restricted from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) is required to be disclosed pursuant to Law (including any securities Laws or the rules and regulations of any stock exchange) or any judicial or administrative process; provided, that, in the case of clause (iii), Seller shall promptly notify Buyer in writing of such requirement to disclosure confidential information and shall disclose only that portion of such information which Seller is advised by its counsel is legally required to be disclosed; provided further, that, Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The provisions of this Section 5.9(b) shall not restrict Seller’s rights to enforce this Agreement.
(c)From and after the Closing, and except as otherwise expressly permitted by this Agreement, Buyer shall, and shall cause its Affiliates to, hold and keep, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold and keep, in confidence any and all non-public or otherwise confidential or proprietary information, whether written or oral, in the possession of Buyer, its Affiliates or their respective Representatives concerning the businesses of Seller and its Affiliates (other than the FS Development Platform and the Acquired Companies) or this Agreement, except to the extent that such information (i) is generally available to and known by the public other than as a result of a breach of this Section 5.9(c); (ii) is lawfully acquired by Buyer, its Affiliates or their respective Representatives from and after the Closing from sources reasonably believed by Buyer not to be prohibited or restricted from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) is required to be disclosed pursuant to Law or any judicial or administrative process; provided, that, in the case of clause (iii), Buyer shall promptly notify Seller in writing of such requirement to disclose confidentiality information and shall disclose only that portion of such information which Buyer is advised by its counsel is legally required to be disclosed, provided, further, that, Buyer shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The provisions of this Section 5.9(c) shall not restrict Buyer’s rights to enforce this Agreement.
SECTION 5.10    Names and Marks. From and after the Closing, Buyer and its Affiliates shall have no right, title or interest in or to, and Buyer shall not use, shall not permit any of its Affiliates or any third party to use, and shall cause the Acquired Companies to cease to use, “First Solar,” “First Solar Development,” “FS,” or any confusingly similar derivative or variant thereof or any name or trademark confusingly similar to or dilutive of any of the foregoing, alone or as part of a combination (collectively, the “Seller Names”), in whole or in part, as the name of or otherwise in connection with the FS Development Platform, or any of the Acquired Companies. As soon as reasonably practicable, and in any event within ninety (90) days after the Closing Date, Buyer shall (i) remove, strike over or otherwise obliterate all Seller Names from all existing physical items, content and materials (tangible or intangible), including signage, vehicles, facilities, business cards, schedules, stationery, packaging materials, displays, promotional materials, manuals, forms, Software, email, social media, online identifiers and properties, and other items, content and materials, and (ii) change the name of the Company and each Project Company and Other Subsidiary (and any other entity, if applicable) to remove any Seller Name, including causing its Organizational Documents to be amended to remove any references thereto. Seller hereby grants the Acquired Companies a limited, non-exclusive license to continue to use the Seller Names solely on a wind-down and transitional basis (and in accordance with the terms and conditions of this Section 5.10) for the period specified in the preceding sentence. For the avoidance of doubt, Buyer shall have no rights during such time to make any new use of any Seller Name. All goodwill associated with the Seller Names generated by the Acquired Companies or their use of the Seller Names pursuant to the foregoing license in this Section 5.10 shall inure to the benefit of Seller and its Affiliates (excluding the Acquired Companies). Any continued use by any Acquired Company or any other Affiliate of Buyer engaged in the FS Development Platform of any of the Seller Names during such ninety (90)-day period as permitted in this Section 5.10 must be in a form and manner, and with standards of quality, of that in effect for the Seller Names as of the Closing Date, and shall not be in a manner that would be reasonably expected to damage, impair or tarnish the reputation of Seller or its Affiliates or the goodwill associated with the Seller Names.
SECTION 5.11    D&O Indemnification.
(a)For a period of six (6) years after the Closing, Buyer shall not, and shall not permit any Acquired Company to, amend, repeal or otherwise modify any provision in such Acquired Company’s Organizational Documents relating to the indemnification or exculpation of any Pre-Closing Indemnified Person from the form of such provision as of immediately prior to Closing (unless any such amendment, repeal or modification is required by applicable Law) for any period prior to the consummation of the Closing, it being the intent of the Parties that the Pre-Closing Indemnified Persons shall continue to be entitled to such indemnification and exculpation to the fullest extent permitted by Law for any period prior to the consummation of the Closing.
(b)From and after the Closing, Buyer shall cause the Acquired Companies to fulfill and honor the obligations of the Acquired Companies under any indemnification provision and any exculpation provision in the Organizational Documents of the Acquired Companies as in effect as of the Closing.
(c)If Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other Entity and is not the continuing or surviving Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then Buyer or its applicable successor or assign shall cause its applicable successors or assigns to assume all of the obligations thereof in this Section 5.11.
(d)The Pre-Closing Indemnified Persons are intended third-party beneficiaries of this Section 5.11, with full rights of enforcement of this Section 5.11 as if a party hereto.

(e)As used herein, “Pre-Closing Indemnified Person” means any Person who is or was an officer, manager or director of the Acquired Companies at or at any time prior to the Closing.
SECTION 5.12    Termination of Affiliate Contracts. Except for the Affiliate Contracts (i) that are contribution agreements, assignment agreements or similar Contracts, in each case, related to the Reorganization and made available to Buyer prior to the date hereof or expressly set forth on Schedule 1.2 or entered into in accordance with Section 5.1(b) or Section 5.3 or (ii) set forth on Section 5.12 of the Seller Disclosure Schedule (each such Affiliate Contract in clause (i) and (ii), a “Surviving Affiliate Contract”), as of 11:59 p.m. New York time on the date immediately preceding the Closing Date, Seller shall cause all Affiliate Contracts to be terminated, repaid, capitalized or cancelled, in each case, resulting in no continuing liability for the Acquired Companies or their Affiliates. For the avoidance of doubt, intercompany agreements or accounts solely between and among any of the Acquired Companies as of immediately prior to the Closing shall not be affected by this Section 5.12.
SECTION 5.13    Retention and Access to Records. From and after the Closing, Buyer shall, and shall cause the Acquired Companies to, provide Seller and its Representatives with reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of the FS Development Platform and the Acquired Companies that relate to periods or occurrences prior to the Closing Date for any reasonable business purpose. Buyer shall, and shall cause the Acquired Companies to, preserve, keep and maintain such books and records for a period of seven (7) years after the Closing Date.
SECTION 5.14    Insurance. From and after the Closing, the Acquired Companies shall cease to be insured by, and none of Buyer, the Company, the Project Companies, the Other Subsidiaries or any of their respective Affiliates will have access or availability to, or be entitled to make claims on, claim benefits on, claim benefits from or seek coverage under, any insurance policy maintained by Seller or its Affiliates, including any such insurance policy under which any of the Acquired Companies are beneficiaries, and from and after the Closing, Buyer shall be responsible for obtaining any replacement insurance policies with respect to the Acquired Companies and the FS Development Platform.
SECTION 5.15    R&W Insurance Policy.
(a)Buyer shall obtain and bind a buyer-side representations and warranties policy with respect to this Agreement promptly after the execution hereof, insuring against breaches of the representations and warranties set forth in Article III and liability for Excluded Taxes for the benefit of Buyer and any additional insureds named by Buyer (the “R&W Insurance Policy”); provided, that, solely for the purposes of this Agreement, such R&W Insurance Policy does not include any additional fundamental representations and warranties insurance policy (an “Additional RWI Policy”), which such additional policy shall be at the cost of Buyer. Any costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for Buyer’s broker, Taxes related to such policy and other fees and expenses that such policy requires Buyer to bear shall be borne by Buyer (subject to 50% of such amounts being included in Transaction Expenses).

(b)Buyer shall not (i) amend or waive any provision of the R&W Insurance Policy in a manner adverse to Seller, or (ii) cause the termination of the R&W Insurance Policy, in both cases, without Seller’s prior written consent.
SECTION 5.16    Further Action.
(a)From and after the Closing, Seller shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Transactions or the transactions contemplated by the Ancillary Agreements.
(b)From and after the Closing, Buyer shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Transactions or the transactions contemplated by the Ancillary Agreements.
SECTION 5.17    Seller Parent Guarantee. Seller Parent hereby unconditionally and irrevocably guarantees to Buyer the due and punctual payment and performance by Seller of Seller’s obligations and liabilities under this Agreement (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guarantee of the full and punctual discharge and performance of the Guaranteed Obligations. If Seller defaults in the discharge and performance of all or any portion of the Guaranteed Obligations, the obligations of Seller Parent hereunder shall become immediately due and payable. Seller Parent represents and warrants to the Company as follows: (a) Seller Parent is duly organized and validly existing and in good standing in accordance with the Laws of the jurisdiction of its formation and has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) the execution and delivery of this Agreement by Seller Parent and the performance by Seller Parent of its covenants and agreement under this Section 5.17 have been duly and validly authorized by all necessary action on the part of Seller Parent; (c) this Agreement is a legal, valid and binding obligation of Seller Parent enforceable against Seller Parent in accordance with its terms, subject to Bankruptcy and Equity Exceptions; and (d) none of the execution, delivery and performance of this Agreement by Seller Parent will (i) violate, conflict with or result in a breach of the Organizational Documents of Seller Parent, (ii) violate, conflict with or result in the breach of any Law or Order applicable to Seller Parent, or (iii) (A) require any Consent of, or any Filing to or with, any Person that is not a Governmental Authority, or (B) violate, result in any breach of or, with or without notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation, suspension, revocation, amendment or acceleration of, or result in the creation of a Lien on any asset, property or business of Seller Parent under, any Contract, Permit or other instrument or arrangement to which Seller Parent is a party or by which Seller Parent or its properties or assets are bound, except, in the case of the foregoing clauses (ii) and (iii), as would not prevent or materially impair Seller Parent’s obligation to perform its obligations under this Section 5.17.

SECTION 5.18    O&M Option Agreement. If the O&M Closing occurs prior to the Closing, Seller or its Affiliates shall be permitted to assign the O&M Option Agreement to the Company or an Other Subsidiary prior to the Closing, and Schedule 1.3 shall be updated to include the O&M Option Agreement. If the O&M Closing occurs after the Closing, upon three (3) Business Days’ notice from Seller to Buyer prior to the O&M Closing, Buyer will, or will cause one of its Subsidiaries to, execute and deliver the O&M Option Agreement prior to the date of the O&M Closing.
ARTICLE VI

CONDITIONS TO CLOSING
SECTION 6.1    Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligations of Buyer and Seller to consummate the Acquisition shall be subject to the satisfaction (or waiver by Buyer or Seller, as applicable) of the following conditions prior to the Closing:
(a)HSR Clearance. The waiting period (and any extension of such period) under the HSR Act applicable to the Transactions shall have expired or otherwise been terminated (the “HSR Clearance”).
(b)FERC Approval. A final order from FERC approving the Acquisition, including the disposition of jurisdictional facilities and, if required, the acquisition of securities (as described on Schedule 6.1(b)), as requested in the application filed under Section 203 of the FPA, shall have been obtained, without modification or condition (other than standard conditions), and shall be in full force and effect (the “FERC Approval”), and FERC’s order granting the FERC Approval shall no longer be subject to rehearing or judicial review, except where either (i) no third party has filed a motion to intervene in the proceeding and a protest or comments adverse to the application prior to the issuance of FERC’s order granting the FERC Approval, or (ii) where FERC’s order granting the FERC Approval grants the motion to intervene of a third party that has filed a motion to intervene in the proceeding and a protest or comments adverse to the application, the Parties shall have conferred and determined to consent to Closing based on their good faith, reasonable determination that FERC’s granting such third party’s motion to intervene would not be reasonably expected to have a material adverse effect on their ability to achieve such Closing.
(c)CFIUS Clearance. The CFIUS Clearance shall have been obtained.
(d)Legal Restraints. No Law or Order issued after the date hereof, whether preliminary, temporary or permanent, shall be in effect that prevents, retrains, makes illegal or otherwise prohibits, enjoins or restrains the consummation of the Acquisition (any such Order, a “Legal Restraint”).
SECTION 6.2    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Acquisition is further subject to the satisfaction (or waiver by Buyer) of the following conditions prior to the Closing:

(a)Representations and Warranties.
(i)Each Seller Fundamental Representation qualified by Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date, and each other Seller Fundamental Representation (other than Section 3.2(a)) (read without giving effect to any qualifier as to materiality, “in all material respects,” “material” or Material Adverse Effect) shall be true and correct in all material respects, in each case as of date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of a specific date, in which case such representation or warranty shall have been true and correct in all material respects, as of such specified date).
(ii)With respect to Section 3.2(a), such Seller Fundamental Representation shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date (except for those representations and warranties that are made as of a specific date, which shall have been true and correct in all respects (other than de minimis inaccuracies) as of such specified date).
(iii)Each representation and warranty in Article III (except for the Seller Fundamental Representations) (read without giving effect to any qualifier as to materiality, “in all material respects,” “material,” or Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of a specific date, in which case such representation or warranty shall have been true and correct in all respects as of such specified date), except, with respect to this Section 6.2(a)(iii), where the failure of such representations or warranties to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)Performance of Covenants and Agreements. Seller shall have performed or complied with in all material respects, and shall not be in material breach of, any covenant or agreement herein that is required to be performed or complied with by Seller prior to the Closing.
(c)Bring-Down Certificate. Buyer shall have received a certificate, dated as of the Closing Date and duly executed on behalf of Seller, confirming the satisfaction of all unwaived conditions in Section 6.2(a) and Section 6.2(b).
(d)No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.
(e)Reorganization. The Reorganization shall have been completed.
SECTION 6.3    Conditions to Obligations of Seller. The obligation of Seller to consummate the Acquisition is further subject to the satisfaction (or waiver by Seller) of the following conditions prior to the Closing:

(a)Representations and Warranties.
(i)Each Buyer Fundamental Representation (read without giving effect to any qualifier as to materiality, “in all material respects,” “material” or Buyer Material Adverse Effect) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of a specific date, in which case such representation or warranty shall have been true and correct in all respects, as of such specified date).
(ii)Each representation and warranty in Article IV (except for Buyer Fundamental Representations) shall be true and correct in all respects (read without giving effect to any qualifier as to materiality, “in all material respects,” “material,” or Buyer Material Adverse Effect) as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of a specific date, in which case such representation or warranty shall have been true and correct in all respects as of such specified date), except, with respect to this Section 6.3(a)(ii), where the failure of such representations or warranties to be so true and correct in all respects would not result in a Buyer Material Adverse Effect.
(b)Performance of Covenants and Agreements. Buyer shall have performed or complied with in all material respects, and shall not be in material breach of, any covenant or agreement herein that is required to be performed or complied with by Buyer prior to the Closing.
(c)Bring-Down Certificate. Seller shall have received a certificate dated as of the Closing Date and duly executed on behalf of Buyer, confirming the satisfaction of all unwaived conditions in Section 6.3(a) and Section 6.3(b).
SECTION 6.4    Effect of the Closing. If the Closing occurs, all conditions in Section 6.1, Section 6.2 and Section 6.3 shall be deemed to have been satisfied for all purposes hereunder.
ARTICLE VII

SURVIVAL, R&W INSURANCE AND INDEMNIFICATION
SECTION 7.1    Survival of Representations and Warranties and Covenants.
(a)The representations and warranties set forth in Article III and Article IV shall terminate effective as of the Closing and shall not survive the Closing, and thereafter there shall be no liability on the part of, nor shall any claim be made by, either Party or its Affiliates with respect to the representations and warranties set forth in Article III and Article IV; provided, however, that the representations and warranties set forth in Section 3.13(d) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statutory period of limitation.
(b)(i) None of the covenants and agreements of the Parties herein, to the extent such covenant or agreement contemplates or requires performance prior to the Closing, shall survive, and all such covenants and agreements, including any Claim related thereto, shall terminate automatically upon, the Closing; (ii)

each covenant and agreement of the Parties herein, to the extent such covenant or agreement requires performance at or after the Closing, shall, in each case, expressly survive the Closing until performed in full in accordance with its terms; and (iii) each covenant and agreement in Article IX (other than Section 9.2) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statutory period of limitation.
(c)Notwithstanding the foregoing, the limitations set forth in this Section 7.1 shall not apply in the case of Fraud.
SECTION 7.2    Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, agents and Representatives and, in each case, successors and assigns (each, a “Buyer Indemnified Party”) for and against all losses, damages, liabilities, deficiencies, Claims, judgments, interest, awards, penalties, fines, costs, expenses, Taxes, reasonable attorneys’ fees and other costs of defense, prosecution, investigation or collection (collectively, “Losses”) (including, for the avoidance of doubt, all Losses incurred defending any third-party claims that could give rise to an actually incurred indemnifiable Loss to such third party), to the extent arising out of, relating to or resulting from:
(a)subject to Section 7.1(b), any breach by Seller of, or failure by Seller to comply with or perform, any covenant or agreement of Seller contained in this Agreement;
(b)any Indebtedness of the Acquired Companies outstanding as of immediately prior to the Closing or Transaction Expenses that, in either case, are not satisfied or paid before or at the Closing, other than, in each case, to the extent included as a reduction to the Purchase Price in the Final Adjustment Statement; or
(c)any [***].
SECTION 7.3    Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents and Representatives, and in each case, successors and assigns (each, a “Seller Indemnified Party”) for and against all Losses (including, for the avoidance of doubt, all Losses incurred defending any third-party claims that could give rise to an actually incurred indemnifiable Loss to such third party), to the extent arising out of, relating to or resulting from:
(a)subject to Section 7.1(b), any breach by Buyer of, or failure by Buyer to comply with or perform, any covenant or agreement of Buyer contained in this Agreement;
(b)any [***]; or
(c)the conduct or operation of the FS Development Platform by Buyer or its Affiliates after the Closing.

SECTION 7.4    Indemnification Generally.
(a)Notwithstanding anything to the contrary contained in this Agreement, with respect to any claim for indemnification pursuant to this Article VII or Section 9.2, in no event shall either the Buyer Indemnified Parties, on the one hand, or the Seller Indemnified Parties, on the other hand, be entitled in the aggregate to recover Losses in excess of the Final Purchase Price, except in the event of Fraud or the Liabilities set forth in Schedule 1.9(a).
(b)All Losses shall be determined without duplication of recovery under other provisions of this Agreement or the Ancillary Agreements or the Module Purchase Orders and Losses shall not include any amounts that were included in the calculation of the Final Purchase Price. Notwithstanding anything to the contrary contained herein, nothing shall limit any remedy available to any Party in the event of Fraud.
(c)Each of Buyer and Seller, as applicable, shall, and shall cause the Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable, to use commercially reasonable efforts to take all reasonable steps to mitigate or otherwise reduce the amount of any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
(d)Notwithstanding anything contrary contained in this Agreement, Seller shall, and cause its Affiliates to, use commercially reasonable efforts with respect to obtaining the release referenced in Schedule 1.9(b) to the extent, and for any period during which, Seller is seeking such release for itself or its Affiliates.
SECTION 7.5    Notice of Loss; Third-Party Claims.
(a)An Indemnified Party shall give the Indemnifying Party written notice in reasonable detail of any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, including all facts and circumstances that give rise to such right of indemnification, the amount of the Losses, if known, and the method of computation thereof (if reasonably practicable), and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure; provided, further, that notwithstanding anything contrary contained in this Agreement, the Seller Indemnified Parties shall be released from its obligations under this Article VII solely with respect to the Liabilities set forth in Schedule 1.9(a) after the third (3rd) anniversary of the Closing Date, other than with respect such Liabilities which a Buyer Indemnified Party provided written notice pursuant to this Section 7.5 prior to the third (3rd) anniversary of the Closing Date.
(b)If an Indemnified Party shall receive notice of any Claim (each, a “Third-Party Claim”) against which it may give rise to a claim for Loss under this Article VII within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII, except to the extent that the Indemnifying Party is materially prejudiced by such failure. The

Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it, as a condition to the assumption, gives notice of its intention to do so to the Indemnified Party as promptly as possible but in any event within fifteen (15) days of the receipt of such notice from the Indemnified Party which acknowledges its obligation to indemnify the Indemnified Party under this Article VII. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense; provided, that if the Indemnified Party has been advised in writing by counsel that there exists or there is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party and its independent counsel for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel (and one local counsel in each applicable jurisdiction) at the expense of the Indemnifying Party; provided, further, that the Indemnified Party shall have the exclusive right to assume the defense and control of and consent to the entry of judgment on or enter into any settlement with respect to any Third-Party Claim (i) that seeks as the sole remedy an injunction or other equitable relief against any Indemnified Party, (ii) if the Third-Party Claim relates to or arises in connection with any criminal proceeding, indictment, allegation or investigation or (iii) if the Indemnified Party has been advised by counsel that there are one or more legal or equitable defenses available to it with a reasonable prospect of success which are not available to the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information to the extent practicable and in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Unless (i) the Indemnified Party is provided written notice of the Indemnifying Parties’ intention to settle the Third-Party Claim at least ten (10) calendar days prior to such settlement and (ii) (A) the Indemnified Party is given an unconditional, full and complete written release from any and all liability by all relevant parties in respect of such Third-Party Claim; (B) the Losses payable under the settlement are limited solely to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party; and (C) there is no requirement of any admission of wrongdoing by the Indemnified Party or any of its Affiliates, the Indemnifying Party shall not settle or compromise any Third-Party Claim or consent to the entry of any judgments without the prior written consent of the Indemnified Party. No Third-Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).
SECTION 7.6    Exclusive Remedy. From and after the Closing, (i) this Article VII and Section 9.2 shall be the sole and exclusive remedy of the Indemnified Parties (including Buyer and Seller) in connection with this Agreement and the Transactions, and (ii) each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein against the other Party and its Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article VII; provided, however, that nothing in this Section 7.6 shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.5, Section 2.6, Section 5.5(b), Article IX or Section 11.5; provided, further, that nothing herein shall prevent any

Buyer Indemnified Party from seeking recovery, or recovering, under the R&W Insurance Policy or any Additional RWI Policy in accordance with its terms, whether for breaches under this Agreement or any other claim that may be permitted or made under the R&W Insurance Policy or any Additional RWI Policy. Notwithstanding anything to the contrary contained herein, nothing, including any of the limitations set forth in this Article VII, shall limit any remedy available to any Party in the event of Fraud.
ARTICLE VIII

TERMINATION
SECTION 8.1    Termination Rights.
(a)Termination by Mutual Consent. Seller and Buyer shall have the right to terminate this Agreement at any time prior to the Closing by mutual written consent.
(b)Termination by Either Seller or Buyer. Each of Seller and Buyer shall have the right to terminate this Agreement at any time prior to the Closing, if:
(i)the Closing shall not have been consummated prior to 5:00 p.m., New York City time on April 30, 2021 (such date, as it may be extended in accordance with Section 11.5(b), the “End Date”); provided, that, if, prior to the End Date, all of the conditions to the Closing set forth in Article VI have been satisfied or waived, as applicable, or shall then be capable of being satisfied except for any conditions set forth in Section 6.1(a), Section 6.1(b) or Section 6.1(c) and those conditions that by their nature are to be satisfied at the Closing, either Seller or Buyer may, prior to 5:00 p.m., New York City time on the End Date, extend the End Date to June 30, 2021 (and if so extended, such later date being the End Date); provided, however, that in no case shall the right to terminate this Agreement under this Section 8.1(b)(i) be available to Seller or Buyer, as applicable, if such Party has failed to fulfill any obligation in any material respect, which failure constitutes a breach hereunder, and such breach shall have been the proximate cause of the conditions set forth in Article VI to occur by the End Date; or
(ii)any Law or Order issued after the date hereof that has become final and nonappealable shall be in effect that permanently prevents, restrains, makes illegal or otherwise prohibits the consummation of the Acquisition.
(c)Termination by Buyer. Buyer shall have the right to terminate this Agreement if Seller shall have failed to perform or comply with any of its covenants or agreements hereunder in any material respect, or if any of the representations or warranties of Seller herein shall have failed to be true and correct, which failure (i) would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable, and (ii) is not reasonably capable of being cured by Seller within the earlier of (i) thirty (30) days after Seller’s receipt of written notice from Buyer of such failure or (ii) one (1) day prior to the End Date, or, if reasonably capable of being cured during such period, is not cured by Seller within such period; provided, that, Buyer shall not be entitled to terminate this Agreement under this Section 8.1(c) if Buyer has failed to perform or comply with any of its covenants or agreements hereunder in any material respect, or if any of the representations or warranties of Buyer herein has failed to be true and correct, which failure (1) would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b) and (2) has not been cured as of the date such written notice is received by Seller.
(d)Termination by Seller. Seller shall have the right to terminate this Agreement if (i) Buyer fails to perform or comply with any of its covenants or agreements hereunder in any material respect, or if any of the representations or warranties of Buyer herein fail to be true and correct, which failure (A) would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable, and (B) is not reasonably capable of being cured by Buyer within the earlier of (1) thirty (30) days after receiving written notice from Seller of such failure or (2) one (1) day prior to the End Date, or, if reasonably capable of being cured during such period, is not cured by Buyer within such period; provided, that, Seller shall not be entitled to terminate this Agreement under this Section 8.1(d) if Seller has failed to perform or comply with any of its covenants or agreements hereunder in any material respect, or if any of the representations or warranties of Seller herein has failed to be true and correct, which failure (x) would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b) and (y) has not been cured as of the date such written notice is received by Buyer, or (ii) (A) all of the conditions in Section 6.1 and Section 6.2 have been satisfied (except for any condition that by its terms is to be satisfied at the Closing, but subject to the satisfaction and waiver of such condition by Buyer and any such condition the failure of which to be satisfied has been caused by or results from a failure by Buyer to perform or comply with its covenants or agreements hereunder); (B) Buyer shall have failed to consummate the Closing on the date that is three (3) Business Days following the day on which the Closing is required to have occurred under Section 2.2; and (C) Seller stood ready, willing and able to consummate the Acquisition during the entirety of such three (3)-Business-Day period and irrevocably confirmed such fact in writing to Buyer on or prior to the end of such three (3)-Business-Day period (the occurrence of the foregoing clauses (A), (B) and (C), a “Buyer Closing Failure”).
SECTION 8.2    Effect of Termination; Procedure for Termination.
(a)If this Agreement is terminated under Section 8.1, this Agreement shall become void and be of no force or effect, without any liability or obligation on the part of any Party, whether arising prior to or after such termination, based on or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that (i) that this Section 8.2, Section 5.5, Article X and Article XI shall survive any such termination and shall remain in full force and effect and (ii) no such termination or this Section 8.2(a) shall relieve any Party of any liability for any willful and material breach hereof occurring prior to such termination; provided, that, a Buyer Closing Failure shall, in all circumstances, be deemed a willful and material breach hereof.
(b)This Agreement may be terminated only under Section 8.1. In order to terminate this Agreement under Section 8.1, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Party under Section 11.9, specifying the provision hereof under which such termination is effected.

ARTICLE IX

TAX MATTERS
SECTION 9.1    Purchase Price Allocation. The Parties agree that the sale of the Company Interests pursuant to this Agreement shall be treated as a sale of the assets of the Company for U.S. federal income tax purposes. Not later than thirty (30) Business Days after the Closing Date, Buyer shall prepare and deliver to Seller an allocation of the Purchase Price, as adjusted, and the assumed liabilities of the Company (and other relevant items) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation Statement”). Not later than thirty (30) Business Days after receipt of the draft Allocation Statement, Seller shall provide any comments to the draft Allocation Statement to Buyer, and Buyer shall consider such comments in good faith and incorporate such comments in the Allocation Statement, after which the Allocation Statement shall be deemed final. The Parties shall timely file all Tax Returns as applicable, including IRS Form 8594 (or any successor form), in a manner consistent with such values and the tax treatment in this Section 9.1, and no Party shall take any position in any Tax Return that is inconsistent with the Allocation Statement, as adjusted, unless required to do so by a change in applicable Law or by a final determination as defined in Section 1313 of the Code. In the event of any adjustments to the Purchase Price after the Closing Date, Buyer and Seller shall amend the Allocation Statement as necessary to reflect such adjustments to the Purchase Price in accordance with the terms and provisions of this Section 9.1. Notwithstanding anything to the contrary herein, if any disputes between Seller and Buyer with respect to the Allocation Statement are not mutually agreed, any disagreements shall be submitted for final and binding resolution to a tax partner at an independent accounting firm of nationally recognized standing that is not at the date of engagement rendering services to Buyer, Seller, or any of their respective Affiliates, and has not done so within twelve (12) months prior to the date of engagement or in connection with the Transactions (the “Neutral Accounting Firm”) to resolve such disagreements (the “Tax Arbitrator”). The Tax Arbitrator shall be a tax partner at a Neutral Accounting Firm selected by mutual agreement of Buyer, on the one hand, and Seller, on the other hand; provided, that, if the Parties are unable to agree on a tax partner at a Neutral Accounting Firm to act as the Tax Arbitrator, each Party shall select a Neutral Accounting Firm and such firms together shall select a tax partner at another Neutral Accounting Firm to act as the Tax Arbitrator. The Tax Arbitrator shall only consider those items as to which Buyer and Seller have disagreed and must resolve the matter in accordance with the terms and provisions of this Section 9.1. Buyer, on the one hand, and Seller, on the other hand, each shall submit to the Tax Arbitrator its proposed determination of fair market value or other item in dispute, together with such appraisals or other information relevant to fair market value and such other evidence relevant to the resolution of other items as it desires to support its proposal. The determination of the Tax Arbitrator shall be final and binding upon Buyer and Seller. The fees, expenses and costs of the Tax Arbitrator shall be borne equally by the Parties. Other than such fees and expenses of the Tax Arbitrator, Buyer and Seller shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to this Section 9.1.

SECTION 9.2    Tax Indemnity.
(a)Notwithstanding anything to the contrary stated elsewhere in this Agreement and subject to the terms and limitations of this Article IX, Seller shall be liable for, and shall pay, and agree to indemnify and hold each Buyer Indemnified Party harmless from and against all Excluded Taxes; provided, that any such payment to a Buyer Indemnified Party shall be calculated net of the amount of any recoveries received by the Buyer Indemnified Party in respect of such Excluded Taxes under any existing insurance policies (including, for the avoidance of doubt, the R&W Insurance Policy or any Additional RWI Policy). Except for Section 7.4, Section 7.5 and Section 7.6, Seller’s indemnification obligations under this Section 9.2 shall not be subject to any of the limits on indemnification set forth in any other provision of this Agreement.
(b)No Excluded Taxes shall be recoverable under this Agreement for which coverage under the R&W Insurance Policy was denied or otherwise unavailable as a result of the fraud, willful misconduct or gross negligence of a Buyer Indemnified Party.
(c)No Buyer Indemnified Party shall be entitled to recover Excluded Taxes from Seller under this Section 9.2 if such Excluded Taxes would have been covered under the R&W Insurance Policy, and coverage for such Excluded Taxes was denied under the R&W Insurance Policy because such Buyer Indemnified Party or Buyer failed to properly make a claim thereunder or to otherwise comply with the terms thereof.
(d)With respect to any Excluded Taxes, the Buyer Indemnified Party must first use reasonable best efforts to obtain recovery under the R&W Insurance Policy, and thereafter, solely to the extent there exist any Excluded Taxes not covered by the R&W Insurance Policy (“Excess Excluded Taxes”) as a result of the R&W Insurance Policy being fully exhausted or otherwise unavailable to compensate for the Excess Excluded Taxes, the Buyer Indemnified Party may seek indemnification from Seller pursuant to this Section 9.2 for such Excess Excluded Taxes (subject to the applicable limitations contained in this Section 9.2).
SECTION 9.3    Straddle Period. In the case of any Straddle Period, the amount of Taxes (other than Transfer Taxes) allocable to the portion of the Straddle Period that ends on, and includes, the Closing Date, which will be the responsibility of Seller under Section 9.2, will be deemed to be: (a) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date, and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (b) in the case of Taxes not described in clause (a) above (such as Taxes that are based upon, arise out of or related to income or receipts, specific transactions, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes will be deemed equal to the amount which would be payable if such Tax period ended as of the Closing Date. Exemptions, allowances, deductions or credits that are calculated on an annual basis will be allocated between the portion of the Straddle Period ending at the Closing Date and the remaining portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such portion.

SECTION 9.4    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Seller shall economically bear, and be responsible for, all applicable Transfer Taxes. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Returns to the other Party. Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
SECTION 9.5    Cooperation. Each Party will cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return or claim for refund and any audit, litigation or other proceeding with respect to any Tax Return of the Acquired Companies or with respect to any assets of the Acquired Companies. Such assistance will include the retention (and upon a Party’s request) the provision of records and information which are reasonably relevant to any such tax proceeding and making employees available on a reasonable and mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything contained in this Agreement to the contrary, none of (a) Buyer, any Affiliate of Buyer or any Representative of Buyer or any Affiliate thereof will be entitled to review the Tax Returns of Seller or any of its Affiliates (other than the Acquired Companies) or (b) Seller, any Affiliate of Seller or any Representative of Seller or any Affiliate thereof will be entitled to review the Tax Returns of Buyer or any of its Affiliates (other than the Acquired Companies), in each case, for any purpose, including in connection with any Tax proceeding or other dispute (whether among the Parties or involving third Persons) or otherwise.
SECTION 9.6    Tax Claims. Buyer shall promptly, and in any event no more than thirty (30) calendar days following receipt of such notice, notify Seller in writing upon receipt by any Acquired Company of any notice of deficiency, proposed adjustment, action, arbitration, assessment, audit or proposed audit, claim, controversy, dispute, examination, hearing, inquiry, or administrative or judicial proceeding, or other legal proceeding relating to Taxes or Tax Returns of or with respect to Taxes payable by any Acquired Company (each, a “Tax Claim”), which could reasonably be expected to give rise to indemnification by Seller under Section 9.2; provided, however, that the failure to provide such notice shall not release Seller from any of its obligations under Section 9.2 except to the extent that Seller is materially prejudiced by such failure. Seller shall be entitled, upon written notification to Seller Parent within thirty (30) calendar days following receipt of notice from Buyer of any Tax Claim, to control the conduct and defense of all Tax Claims at its own expense; provided, that (i) Seller shall keep Buyer informed regarding the progress and substantive aspects of any Tax Claim; (ii) Buyer shall be entitled at its own expense to participate in any Tax Claim; and (iii) Seller shall not compromise or settle any Tax Claim without obtaining Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If Seller does not timely elect to control the conduct and defense of any such Tax Claim, then Buyer shall have the right to control the conduct and defense thereof; provided, that, (i) Buyer shall keep Seller informed regarding the progress and substantive aspects of such Tax Claim; (ii) Seller shall be entitled at its own expense to participate in such Tax Claim; and (iii) Buyer shall not compromise or settle any such Tax Claim without obtaining Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 9.7    Tax Returns. Buyer shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or on behalf of or with respect to the Acquired Companies that are due after the Closing Date for any Pre-Closing Tax Period and for any Straddle Period and shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns; provided, that to the extent such Tax Returns relate to a Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period, such Tax Returns shall be prepared in a manner consistent with past practice except as otherwise contemplated by this Agreement or as required by applicable Law, and Buyer shall provide such Tax Returns to Seller for review and approval no less than thirty (30) days prior to the due date for timely filing of such Tax Returns, or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date, such approval not to be unreasonably withheld, conditioned or delayed. Five (5) days following written notice delivered by Buyer to Seller confirming the filing of any such Tax Return and providing a copy of such filed Tax Return to Seller, Seller shall pay to Buyer (i) with respect to any Tax Return for a Pre-Closing Tax Period, all amounts shown as due on the Tax Return and (ii) with respect to any Tax Return for a Straddle Period, all amounts shown as due on the Tax Return allocable to Seller under Section 9.3.
SECTION 9.8    Post-Closing Tax Actions. Except as may be required by applicable Law or with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit any Acquired Company to) (i) file any Tax Return with respect to an Acquired Company in a jurisdiction in which the Acquired Company does not presently file Tax Returns with respect to a Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period; (ii) amend, refile, self-report, or otherwise modify (including by way of carry back of any Tax attributes) any Tax Return, or agree to any waiver or extension of the statute of limitations or any period during which a Tax may be assessed, with respect to a Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period; (iii) make or change any Tax election with respect to a Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period; or (iv) initiate any voluntary disclosure or similar process, relating in whole or in part to any Acquired Company, with respect to a Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period.
SECTION 9.9    Coordination. Notwithstanding anything to the contrary in this Agreement, in the event of any conflict between this Article IX and Article VII, the provisions of this Article IX (and not those of Article VII), shall govern matters relating to Taxes.
ARTICLE X

OTHER COVENANTS, AGREEMENTS AND ACKNOWLEDGMENTS
SECTION 10.1    No Other Representations and Warranties; Nonreliance.
(a)Except for the representations and warranties expressly in Article IV, Seller acknowledges and agrees that none of Buyer or any of its Representatives or direct or indirect equity holders make, or have made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for Seller’s representations and warranties expressly in Article III (the “Seller Representations”), Seller disclaims any other express or implied representation or warranty whatsoever

(whether at law (including at common law or by statute) or in equity), including related to (1) the FS Development Platform, the Acquired Companies or any of their respective assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise); or (2) any opinion, projection, forecast, statement (including any forward-looking statement), budget, estimate, advice or other similar information (including information related to the future revenues, earnings, results or operations (or any component thereof)), cash flows, financial condition (or any component thereof) or the future operations of the FS Development Platform, the Company, the Project Companies, the Other Subsidiaries or any of their respective assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise), as well as any other business plan or cost-related plan information of or related to the foregoing (collectively, “Projections”), in each case, made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Buyer or any of its Representatives, in each case, whether made by Seller or any of its Representatives or any other Person.
(b)Except for the Seller Representations, Buyer (i) acknowledges and agrees that none of Seller or any of its Representatives or any other Person make, or have made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including related to the FS Development Platform, the Acquired Companies or their respective assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Projection; and (ii) waives any and all rights, Claims and causes of action that Buyer may have against Seller with respect to any inaccuracy of any Projection. Buyer acknowledges and agrees that (x) it has conducted to its satisfaction its own independent investigation of the Transactions (including related to the FS Development Platform, the Acquired Companies and their respective assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) and any Projection) and, in making its determination to enter into this Agreement and proceed with the Transactions, has relied solely on the results of such independent investigation and the Seller Representations; and (y) except for the Seller Representations, Buyer has not relied on, or been induced by, any other representation, warranty or other statement of or by Seller or any of its Representatives or any other Person, including any Projection, in making its determination to enter into this Agreement and proceed with the Transactions.
(c)Notwithstanding anything herein to the contrary, nothing in this Section 10.1 shall preclude any Party from making a Claim for Fraud against any Person or relieve any Person for liability for Fraud.
SECTION 10.2    Mutual Release.
(a)Effective as of the Closing, except for any rights or remedies arising under the covenants and agreements (i) under this Agreement that survive the Closing under Section 7.1 (including, for the avoidance of doubt, any rights of indemnification under Article VII) or (ii) under any Ancillary Agreement, Module Purchase Order or Surviving Affiliate Contract, and except in the case of Fraud, Buyer, on behalf of itself and its Subsidiaries (including the Acquired Companies) and its and their respective past, present and future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, direct or indirect equityholders, controlling Persons, other Representatives or controlled Affiliates and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and its Affiliates, and Seller’s and such Affiliates’ respective past, present and future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, direct or indirect equity holders, controlling Persons, other representatives or Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Released Parties”) of and from, and irrevocably and unconditionally waives and relinquishes any rights, claims or remedies arising from or related to, any and all Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants whatsoever (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) that any Buyer Releasing Party may have against any of the Seller Released Parties, now or in the future, in each case related to (a) the Company Interests, (b) the FS Development Platform or the operation thereof, (c) the Acquired Companies, (d) this Agreement, (e) any actions taken or failed to be taken by any Seller Released Party in any capacity related to or affecting the FS Development Platform or any Acquired Company occurring or arising on or prior to, or related to any period prior to, the Closing Date or (f) any other cause, matter or thing relating to the FS Development Platform or the Acquired Companies or the Transactions, including any claim for breach of contract, breach of representation or warranty or negligent misrepresentation. Buyer, on behalf of the Buyer Releasing Parties, understands that the Buyer Releasing Parties currently have sustained, or currently have or are subject to, or may in the future sustain or have or be subject to, as applicable, Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants for which they might otherwise have made a claim, or sought a right or remedy, that are presently unknown or unsuspected; provided, that nothing contained in this Section 10.2 shall limited in any manner (x) any rights of Buyer Releasing Party pursuant to this Agreement or any other agreement and instruments contemplated hereby (including the Reorganization) or (y) any Claims for Fraud. Buyer, on behalf of the Buyer Releasing Parties, acknowledges that the releases and waivers in this Section 10.2 have been agreed upon and given in light of such facts and that the releases and waivers are intended to apply to all Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants. BUYER, ON BEHALF OF THE BUYER RELEASING PARTIES, HEREBY EXPRESSLY WAIVES THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE (“SECTION 1542”) AND ANY OTHER STATE, FEDERAL, PROVINCIAL OR FOREIGN STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT. SECTION 1542 READS AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(b)Effective as of the Closing, except for any rights or remedies arising under the covenants and agreements (i) under this Agreement that survive the Closing under Section 7.1 (including, for the avoidance of doubt, the Reorganization Documents and any rights of indemnification under Article VII); or (ii) under any

Ancillary Agreement, Module Purchase Order or Surviving Affiliate Contract, and except in the case of Fraud, Seller, on behalf of itself and its Subsidiaries and its and their respective past, present and future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, direct or indirect equityholders, controlling Persons, other Representatives or controlled Affiliates and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer and its Affiliates (including the Acquired Companies), and Buyer’s and such Affiliates’ respective past, present and future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, direct or indirect equity holders, controlling Persons, other representatives or Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Released Parties”) of and from, and irrevocably and unconditionally waives and relinquishes any rights, claims or remedies arising from or related to, any and all Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants whatsoever (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) that any Seller Releasing Party may have against any of the Buyer Released Parties, now or in the future, in each case related to (a) the Company Interests, (b) the FS Development Platform or the operation thereof, (c) the Acquired Companies, (d) this Agreement, (e) any actions taken or failed to be taken by any Buyer Released Party in any capacity related to or affecting the FS Development Platform or any Acquired Company occurring or arising on or prior to, or related to any period prior to, the Closing Date or (f) any other cause, matter or thing relating to the FS Development Platform or the Acquired Companies or the Transactions, including any claim for breach of contract, breach of representation or warranty or negligent misrepresentation; provided, that nothing contained in this Section 10.2 shall limited in any manner (x) any rights of indemnification or to advancement or reimbursement of expenses to which the current or former directors and officers of the Acquired Companies may be entitled hereunder or pursuant to the Acquired Companies’ Organizational Documents, (y) any rights of Seller Releasing Party pursuant to this Agreement or any other agreement and instruments contemplated hereby (including the Reorganization) or (z) any Claims for Fraud. Seller, on behalf of the Seller Releasing Parties, understands that the Seller Releasing Parties currently have sustained, or currently have or are subject to, or may in the future sustain or have or be subject to, as applicable, Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants for which they might otherwise have made a claim, or sought a right or remedy, that are presently unknown or unsuspected. Seller, on behalf of the Seller Releasing Parties, acknowledges that the releases and waivers in this Section 10.2 have been agreed upon and given in light of such facts and that the releases and waivers are intended to apply to all Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants. SELLER, ON BEHALF OF THE SELLER RELEASING PARTIES HEREBY EXPRESSLY WAIVES THE PROVISIONS OF SECTION 1542 AND ANY OTHER STATE, FEDERAL, PROVINCIAL OR FOREIGN STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT. SECTION 1542 READS AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN TO HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(c)The Buyer Released Parties and the Seller Released Parties are intended third-party beneficiaries of this Section 10.2, with full rights of enforcement of this Section 10.2 as if a party hereto.
SECTION 10.3    Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement after the Closing, (a) Seller shall have the right, at its election, to retain Skadden, Arps, Slate, Meagher & Flom LLP or Winston & Strawn LLP to represent it in such matter, even if such representation shall be adverse to Buyer, the Acquired Companies; (b) Buyer for itself and for its Representatives (including the Acquired Companies after the Closing), successors and assigns, hereby irrevocably consent to any such representation in any such matter; and (c) Buyer for itself and for its Representatives (including the Acquired Companies after the Closing), successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such representation in the event of (i) any adversity between the interests of Seller or its Affiliates, on the one hand, and Buyer, the Acquired Companies, on the other hand, in any such matter or (ii) any Protected Communication.
SECTION 10.4    Protected Communications. The Parties agree that, effective as of Closing, without the need for any further action, (a) all right, title and interest of any of the Acquired Companies in and to all Protected Communications shall thereupon transfer to and be vested solely in Seller, and (b) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by any Acquired Company shall thereupon be vested exclusively in Seller and shall be exercised or waived solely as directed by Seller. Notwithstanding the foregoing, if a dispute arises between Buyer, any Acquired Company, on the one hand, and any other Person (except for Seller or any of its Representatives), on the other hand, Buyer or the Acquired Companies may exercise any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications; provided, that, none of Buyer, the Acquired Companies, or any Person acting on any of their behalf, shall, without the prior written consent of Seller, waive or attempt to waive, or take any action that could result in a waiver of, any such protection against disclosure, including the attorney-client privileges or work product protection of, or provide to such Person or its Representatives, any Protected Communication.
SECTION 10.5    No Waiver of Privilege, Protection From Disclosure or Use. The Parties understand and agree that nothing herein, including Section 10.3 and Section 10.4, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use related to any Protected Communication. Each Party understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and agree that the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements or the Module

Purchase Orders could result in the inadvertent disclosure of Protected Communications. The Parties further understand and agree that any disclosure of any Protected Communications shall not waive or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure.
ARTICLE XI

MISCELLANEOUS PROVISIONS
SECTION 11.1    Amendment. This Agreement may be amended, supplemented or changed only by a written instrument signed by Buyer and Seller.
SECTION 11.2    Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy hereunder, and no delay on the part of any Party in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any Claim arising out of this Agreement, or any power, right, privilege or remedy hereunder, unless the waiver of such Claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Buyer or Seller, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
SECTION 11.3    Entire Agreement; Counterparts. This Agreement and the Confidentiality Agreement are the entire agreement, and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties related to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one and the same instrument. Delivery of an executed counterpart hereof by facsimile or other electronic transmission shall be effective as delivery of an original counterpart hereof.
SECTION 11.4    Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law that would direct the application of the laws of another jurisdiction. Except as provided in Section 2.5 and Section 9.1, for any Claim or cause of action that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have jurisdiction, the Superior Court of the State of Delaware or, to the extent such court does not have jurisdiction, any other federal or state court of competent jurisdiction in the United States, (b) agrees that all Claims and causes of action shall be heard and determined exclusively in the courts identified in clause (a) of this Section 11.4, (c) waives any objection to laying venue in any such Claim or cause of action in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (e) agrees that service of process upon such Party in any such Claim or cause of action shall be effective if such process is given as a notice under Section 11.9. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION that may be based on, arise out of or relate HERETO or the negotiation, execution, performance or subject matter hereof.
SECTION 11.5    Remedies; Specific Performance.
(a)Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.
(b)The Parties acknowledge and agree that irreparable damage would occur if any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the valid termination hereof under Article VIII, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically the performance of terms and provisions hereof, including the right of a Party to cause the other Party to consummate the Acquisition and the other Transactions and the transactions contemplated by the Ancillary Agreements, in any court referred to in Section 11.4, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Claim to enforce specifically the performance of the terms and provisions hereof, then, notwithstanding anything herein to the contrary, the End Date shall automatically be extended by the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved, plus any additional period determined by a court of competent jurisdiction.
(c)Without in any way limiting a Party’s rights under Section 11.5(b), if an award of damages is sought against a Party for any breach hereof occurring prior to the Closing, such damages shall not be limited to reimbursement of expenses or out-of-pocket costs but shall also include the right to seek damages based on loss of the economic benefits of the Transactions and the transactions contemplated by the Ancillary Agreements and the Module Purchase Orders to such Party or loss of opportunity to such Party.
(d)Notwithstanding Section 11.5(b), the Parties explicitly agree that the right of Seller to specific performance or other equitable remedies to cause the Equity Financing under the Equity Commitment Letter to be funded to fund the Purchase Price shall be subject to the requirements that (i) all of the conditions to Closing set forth in Section 6.1 and Section 6.2 were satisfied (other than the conditions to be satisfied at the Closing) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded;

(ii) Buyer fails to consummate the Closing in accordance with Section 2.2; and (iii) Seller has confirmed by irrevocable written notice to Buyer that Seller is ready, willing and able to consummate the Closing if specific performance is granted and the Equity Financing is funded.
SECTION 11.6    Payment of Expenses. Except as provided herein, whether or not the Closing occurs, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement, the Transactions and the transactions contemplated by the Ancillary Agreements and the Module Purchase Orders.
SECTION 11.7    Publicity. No Party shall issue any press release or make any other public announcement relating hereto or the Transactions without the prior written consent of the other Party, except to the extent required by applicable Law or the rules of any national securities exchange on which such Party’s or such Party’s Affiliates’ securities are listed; provided, that, in each case, the disclosing Party provides the other Party with a reasonable opportunity to review and comment on such disclosure. Notwithstanding any of the foregoing, (i) Buyer may provide ordinary course communications regarding this Agreement and the Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of Buyer and its Affiliates (provided, that Buyer informs each of the foregoing Persons that such communications may contain non-public and confidential and proprietary information, and that the confidentiality terms of this Agreement apply to them); and (ii) the prior written consent of the other Party shall not be required hereunder with respect to any press release or public announcement that is substantially similar to a press release or public announcement previously issued with the prior written consent of such other Party.
SECTION 11.8    Assignability; Third-Party Rights. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided, that Buyer may, without obtaining the consent of Seller, assign this Agreement or any rights or duties under this Agreement to any Affiliate of Buyer; provided, further, that Buyer shall remain liable for all obligations of Buyer set forth herein. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and permitted assigns. Except as provided in Section 5.11 or Section 10.2, nothing herein is intended to or shall confer upon any Person (except for the Parties) any right, benefit or remedy of any nature whatsoever.
SECTION 11.9    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by email (with written confirmation of receipt by nonautomatic means, whether electronic or otherwise) or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this Section 11.9):

if to Seller:
First Solar Electric, LLC
c/o First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, AZ 85281
Attention:    generalcounsel@firstsolar.com
Email:        General Counsel
with copies (which shall not constitute notice) to:
First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, AZ 85281
Attention:    Richard Romero
Email:        [***]
and with copies (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Attention:     Lance Brasher
        Pankaj Sinha
Richard Oliver
Email:        lance.brasher@skadden.com
        pankaj.sinha@skadden.com
        richard.oliver@skadden.com
and, if to Buyer:
Leeward Renewable Energy Development, LLC
6688 North Central Expressway, Suite 500
Dallas, Texas 75206
Attention:    Theodore D. Matula
Email:         [***]
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention:     Robert N. Freedman
Scott Petepiece
Email:         Robert.Freedman@Shearman.com
SPetepiece@Shearman.com

SECTION 11.10    Severability. Any term or provision hereof that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
SECTION 11.11    Construction.
(a)No Strict Construction. The Parties agree that they have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions hereof.
(b)Time Periods. When calculating the period of time prior to which, within which or after which any act is to be done or step taken pursuant hereto, the date that is the reference date in calculating such period shall be excluded.
(c)Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.
(d)Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.
(f)Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”
(g)Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.
(h)Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(i)Contracts; Laws. (i) Any Contract referred to herein or in the Seller Disclosure Schedule means such Contract as from time to time amended, modified or supplemented prior to the Closing Date and (ii) any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented prior to the date hereof, and includes all rules and regulations promulgated under such Law.

(j)Persons. References to a Person are also to its successors and permitted assigns.
(k)Exhibits and Disclosure Schedule. The Exhibits hereto and the Seller Disclosure Schedule are incorporated and made a part hereof and are an integral part hereof. The Seller Disclosure Schedule shall be organized into sections that correspond to the Sections hereof. Any item specifically set forth in a particular section of the Seller Disclosure Schedule that corresponds to a Section hereof to which the item relates shall apply to and be deemed disclosed with respect to such Section hereof and each other Section hereof to the extent that the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure. Each capitalized term used in any Exhibit or in the Seller Disclosure Schedule but not otherwise defined therein has the meaning given to such term herein. The Seller Disclosure Schedule may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Seller Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise.
(l)Made Available. A document or information shall be deemed to have been “made available” or otherwise delivered to Buyer if such document or information has been posted to the “Saguaro” electronic data room maintained by Seller Parent in connection with the Transactions or otherwise delivered, which may be by email, to Buyer or its Representatives, in each case, no later than 9:00 p.m., New York City time on January 22, 2021.
SECTION 11.12    R&W Insurance Policy. Nothing in this Agreement shall in any way limit Buyer or any of their respective Affiliates from making any claims or receiving any recovery under the R&W Insurance Policy or any Additional RWI Policy, whether for breaches under this Agreement or any other claim that may be permitted or made under the R&W Insurance Policy or any Additional RWI Policy.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered as of the date first written above.

LEEWARD RENEWABLE ENERGY DEVELOPMENT, LLC

By:
Name:
Title:
    [SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered as of the date first written above.

FIRST SOLAR ELECTRIC, LLC

By:
Name:
Title:

FIRST SOLAR, INC.
(solely with respect to Section 5.17)

By:
Name:
Title:

By:
Name:
Title:
    [SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]